    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 4, 1999



                                                      REGISTRATION NO. 333-70553

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1


                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                              -------------------

                             HEALTHEON CORPORATION
             (Exact name of Registrant as specified in its charter)

                DELAWARE                                    7374                                   94-3236644
    (State or other jurisdiction of             (Primary Standard Industrial                    (I.R.S. Employer
     incorporation or organization)             Classification Code Number)                  Identification Number)

                            4600 PATRICK HENRY DRIVE
                             SANTA CLARA, CA 95054
                                 (408) 876-5000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                            ------------------------

                                W. MICHAEL LONG
                            CHIEF EXECUTIVE OFFICER
                             HEALTHEON CORPORATION
                            4600 PATRICK HENRY DRIVE
                             SANTA CLARA, CA 95054
                                 (408) 876-5000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------

                                   COPIES TO:

            LARRY W. SONSINI                           JACK DENNISON                           GORDON K. DAVIDSON
           STEVEN E. BOCHNER                         VICE PRESIDENT AND                       LAIRD H. SIMONS III
            MARK L. REINSTRA                          GENERAL COUNSEL                          JEFFREY R. VETTER
    Wilson Sonsini Goodrich & Rosati               HEALTHEON CORPORATION                        CRAIG A. MENDEN
        Professional Corporation                  4600 Patrick Henry Drive                     Fenwick & West LLP
           650 Page Mill Road                      Santa Clara, CA 95054                      Two Palo Alto Square
        Palo Alto, CA 94304-1050                       (408) 876-5000                         Palo Alto, CA 94306
             (650) 493-9300                                                                      (650) 494-0600

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                            ------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /
------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /
------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /
------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /

                            ------------------------


                        CALCULATION OF REGISTRATION FEE



                                                                  PROPOSED MAXIMUM    PROPOSED MAXIMUM       AMOUNT OF
            TITLE OF SECURITIES                  AMOUNT TO         OFFERING PRICE        AGGREGATE          REGISTRATION
             TO BE REGISTERED                 BE REGISTERED(1)       PER SHARE       OFFERING PRICE(2)         FEE(3)
Common Stock, $.0001 par value.............      5,750,000             $7.00            $40,250,000           $11,190



(1) Includes 750,000 shares of common stock issuable upon exercise of the underwriters' over-allotment option.



(2) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) of the Securities Act of 1933.



(3) $9,730 of the Registration Fee was previously paid.



    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE


    This Registration Statement contains two forms of prospectus: (1) one to be used in connection with an offering in the United States and Canada (the "U.S. Prospectus") and (2) the other to be used in connection with a concurrent offering outside of the United States and Canada (the "International Prospectus" and, together with the U.S. Prospectus, the "Prospectuses"). The U.S. Prospectus and the International Prospectus are identical in all respects except for the front cover page. The front cover page of the International Prospectus is included herein after the final page of the U.S. Prospectus and is labeled "Alternate Page for International Prospectus." Final forms of each of the Prospectuses will be filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS (SUBJECT TO COMPLETION)

ISSUED FEBRUARY 4, 1999



                                5,000,000 SHARES


                                     [LOGO]

                                  COMMON STOCK

                               -----------------


   HEALTHEON CORPORATION IS OFFERING SHARES OF ITS COMMON STOCK. THIS IS OUR INITIAL PUBLIC OFFERING AND NO PUBLIC MARKET CURRENTLY EXISTS FOR OUR
         SHARES. WE ANTICIPATE THAT THE INITIAL PUBLIC OFFERING
                   PRICE WILL BE BETWEEN $6 AND $7 PER SHARE.


                              -------------------

WE HAVE APPLIED TO LIST OUR COMMON STOCK ON THE NASDAQ NATIONAL MARKET UNDER THE
                                 SYMBOL "HLTH."

                              -------------------


                 INVESTING IN THE COMMON STOCK INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 5.


                               -----------------

                              PRICE $      A SHARE
                               -----------------

                                                                   UNDERWRITING
                                                        PRICE TO   DISCOUNTS AND  PROCEEDS TO
                                                         PUBLIC     COMMISSIONS     COMPANY
                                                        ---------  -------------  -----------
PER SHARE.............................................      $            $            $
TOTAL.................................................  $          $              $

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


HEALTHEON HAS GRANTED THE UNDERWRITERS THE RIGHT TO PURCHASE UP TO AN ADDITIONAL 750,000 SHARES OF COMMON STOCK TO COVER OVER-ALLOTMENTS. MORGAN STANLEY & CO.
INCORPORATED EXPECTS TO DELIVER THE SHARES TO PURCHASERS ON             , 1999.


                              -------------------

MORGAN STANLEY DEAN WITTER                                  GOLDMAN, SACHS & CO.

HAMBRECHT & QUIST                                   VOLPE BROWN WHELAN & COMPANY

           , 1999

    You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of the prospectus or of any sale of the common stock. In this prospectus, unless the context indicates otherwise, the "Company," "Healtheon," "we," "us" and "our" refer to Healtheon Corporation and its consolidated subsidiaries.

                               TABLE OF CONTENTS

                                                    PAGE
                                                 -----------
Prospectus Summary.............................           3
Risk Factors...................................           5
Use of Proceeds................................          15
Dividend Policy................................          15
Capitalization.................................          16
Dilution.......................................          17
Selected Consolidated Financial Data...........          18
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................          20
Business.......................................          31
Management.....................................          46

                                                    PAGE
                                                 -----------
Certain Transactions...........................          59
Principal Stockholders.........................          64
Description of Capital Stock...................          66
Shares Eligible for Future Sale................          69
Certain United States Tax Consequences to
  Non-U.S. Holders of Common Stock.............          71
Underwriters...................................          74
Legal Matters..................................          77
Experts........................................          77
Where You Can Find More Information............          78
Index to Consolidated Financial Statements.....         F-1



    Until            , 1999, all dealers that buy, sell or trade our common
stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


                              -------------------

    For investors outside the United States: Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

                              -------------------


    Healtheon, Healtheon's logo, Virtual Healthcare Network, VHN, Healtheon ProviderWorks and ProviderLink are some of our trademarks. SBCL SCAN is a trademark of SmithKline Beecham Clinical Laboratories, Inc. Each other trademark, trade name or service mark of any other company appearing in this prospectus is the property of its holder.

                             DESCRIPTION OF ARTWORK

    At the top of the page there is a colored band with the Healtheon name and logo on the left and the text "Pioneering the use of the Internet to simplify workflows, decrease costs, and improve the quality of patient care throughout the healthcare industry."

    On the middle left is the heading "Healtheon's Virtual Healthcare Networks" over a cloud labeled "Internet" with the Healtheon logo superimposed. The cloud has pictures of a telephone, a handheld computing device, a television with internet access, and a computer monitor. The cloud is connected to four photographs by lightning bolts. The upper left picture shows images from a laboratory and has the heading "Suppliers" with the subheadings "Laboratories, Pharmacies, Mail Order Drug and Pharmacy Benefit Managers." The upper right picture is of doctors and has the heading "Providers" with the subheadings "Physicians, Hospitals, Integrated Delivery Networks, Independent Practice Associations and Practice Management Companies." The lower left picture shows patients and has the heading "Consumers" with the subheadings "Employers", "Government Agencies, Individuals and Benefit Brokers." The lower right picture shows business people and has the heading "payers" with the subheadings "Government Agencies, Insurance Companies, Managed Care Companies, and Preferred Provider Organizations."

    On the middle right are two layers of plugs which connect the Healtheon logo identified as the "Healtheon Platform." This section has the heading "The Healtheon Platform" and is connected by a colored band to the cloud on the left. The upper level of plugs is identified as applications and has plugs for "Claims, Transcription, Authorizing, Workflow Engine, M.D. Search, Referrals, Reporting, Rules Engine, Registration, Eligibility, Person Index, Enrollment, Lab Orders and Prescriptions." There is a plug called "New Applications" over an arrow coming from three sources--"Healtheon Applications, 3rd Party Applications and Legacy Applications." The lower level of plugs is identified as "Data Objects." One plug, labeled "Data", is over an arrow coming from two sources--"Legacy Databases" and "Private Networks." The large Healtheon logo is surrounded by an inner band labeled "Security" and an outer band labeled "Flexibility," "Usability," "Scalability," "Availability," "Extensibility," "Manageability," "Performance" and "Fault Tolerance."

    The bottom of the page has a large arrow going from left to right with the heading "Enabling a New Model for Managing Healthcare Information and Transactions." To the left of the arrow is the term "Fragmented Legacy Software", and to the right is the term "Network Services Model." Inside the arrow is the following text: "HEALTHEON'S VIRTUAL HEALTHCARE NETWORKS connect providers, payers, consumers and suppliers over the public Internet or private intranets, and provide services and applications that enable the secure exchange of information, transactions and simplified workflows across the healthcare industry. At the center of these networks is THE HEALTHEON PLATFORM, an open framework for providing mission-critical applications and supporting complex healthcare transactions, while at the same time ensuring scalability, availability and security."

                               PROSPECTUS SUMMARY


    YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION REGARDING OUR COMPANY AND THE COMMON STOCK BEING SOLD IN THIS OFFERING AND OUR CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS.



    Healtheon is pioneering the use of the Internet to simplify workflows, decrease costs and improve the quality of patient care throughout the healthcare industry. We designed and developed the Healtheon Platform, an Internet-based information and transaction platform that allows us to create Virtual Healthcare Networks, or "VHNs," that facilitate and streamline interactions among the myriad participants in the healthcare industry. The Healtheon VHN solution includes a suite of services delivered through applications operating on our Internet-based platform. Our solution enables the secure exchange of information among disparate healthcare information systems and supports a broad range of healthcare transactions, including enrollment, eligibility determination, referrals and authorizations, laboratory and diagnostic test ordering, clinical data retrieval and claims processing. We provide our own applications on the Healtheon Platform and also enable third-party applications to operate on the platform. In addition to VHNs, we provide comprehensive consulting, development, implementation and network management services to enable our customers to take full advantage of the capabilities of the Healtheon Platform. To date, our revenue has been derived primarily from non-Internet network services, development and consulting services and from management and operation of customers' information technology infrastructure. We have established strategic relationships with leading healthcare companies, including United HealthCare Group, SmithKline Beecham Clinical Laboratories, Inc., Brown & Toland Physician Services Organization and Beech Street Corporation. We believe that these relationships will enhance our application portfolio, provide us with important specialized industry expertise, increase our market penetration and generate revenue. An investment in our common stock involves risks and uncertainties, including the risks that the healthcare industry may be resistant to the adoption of new information technology due to concerns about government regulation, patient confidentiality and security. See "Risk Factors."



    The Internet's open architecture, universal accessibility and growing acceptance make it an increasingly important environment for business-to-business and business-to-consumer interaction. Use of the Internet is rapidly expanding from simple information publishing, messaging, and data gathering to critical business transactions and confidential communications. For many industries, the Internet is connecting previously disconnected business processes and allowing companies to automate workflows, lower distribution costs and extend their market reach. We believe the healthcare industry, because of its size, fragmentation and extreme dependence on information exchange, is particularly well suited to benefit from greater use of the Internet.



    The Healtheon Platform is designed to ensure security, scalability, reliability, availability and flexibility. The platform includes a CORBA-based distributed application framework that allows reliable, simultaneous access by large numbers of users. Open architecture and object-oriented design permit standards-based integration with legacy systems and third-party applications. A combination of advanced technologies, including digital encryption, digital certificates and audit trail tracking, ensures security. The platform is deployed on redundant, fault tolerant servers with associated software to create 24-hour availability.



    Our objective is to become the leading provider of Internet-based transaction and information services to the healthcare industry. Our strategy includes:



    - leveraging Internet technology to provide secure transactions and communications among a broad range of healthcare participants, regardless of their computing platforms;



    - expanding the functionality and transaction capability of our platform through the development, acquisition or enabling of Internet-based applications;



    - forming additional strategic relationships to increase our portfolio of applications and services, to increase the number of connected healthcare participants and to provide specialized industry expertise for our new applications;



    - targeting regional markets where we can gain critical mass, thereby expanding nationally region by region; and



    - employing our usage-based business model to reduce the initial investment required by customers to obtain the benefits of high-end information technology systems and enable physicians, small organizations and individuals to gain access to advanced information systems for the first time.



    We were incorporated in Delaware in December 1995 and commenced operations in January 1996. In May 1998, we acquired ActaMed, a leading provider of network services to the healthcare industry. In August 1998, we acquired Metis, LLC, a leading consulting, design and development firm focused on Internet and intranet-based solutions for medical centers and integrated delivery networks. Our executive offices are located at 4600 Patrick Henry Drive, Santa Clara, California 95054. Our telephone number is (408) 876-5000. Information contained on our website is not part of this prospectus.

                                  THE OFFERING


Common stock offered:
  U.S. offering...................  4,000,000 shares
  International offering..........  1,000,000 shares
    Total.........................  5,000,000 shares
Common stock to be outstanding
  after the offering..............  59,422,868 shares(1)
Use of proceeds...................  For general corporate purposes, including working capital and capital expenditures. See "Use of Proceeds."
Dividend policy...................  We do not anticipate paying any cash dividends in the foreseeable future.
Proposed Nasdaq National Market
  symbol..........................  "HLTH"


                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


    The consolidated financial data in this prospectus reflect our acquisition of ActaMed Corporation, or "ActaMed," on May 19, 1998, which was accounted for as a pooling of interests. This means that for accounting and financial reporting purposes, we treat the two companies as if they had always been combined. The consolidated statement of operations and statement of cash flows data for the year ended December 31, 1995 are derived solely from the ActaMed statement of operations for such period because Healtheon did not commence operations until January 1996. See Notes 1 and 2 of Notes to Consolidated Financial Statements for a discussion of how we accounted for the acquisition of ActaMed.



                                                                                                    NINE MONTHS ENDED
                                                                   YEARS ENDED DECEMBER 31,           SEPTEMBER 30,
                                                               ---------------------------------  ----------------------
                                                                 1995        1996        1997        1997        1998
                                                               ---------  ----------  ----------  ----------  ----------
                                                                                                       (UNAUDITED)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenue......................................................  $   2,175  $   11,013  $   13,390  $    7,000  $   33,231
Loss from operations.........................................     (3,936)    (16,541)    (25,423)    (19,073)    (35,443)
Net loss applicable to common stockholders...................  $  (4,458) $  (18,606) $  (28,005) $  (21,273) $  (35,860)
Basic and diluted net loss per common share(2)...............  $    (.85) $    (2.83) $    (3.88) $    (3.03) $    (1.24)
Weighted-average shares outstanding used in computing basic
 and diluted net loss per common share(2)....................      5,246       6,583       7,223       7,019      28,934
Pro forma basic and diluted net loss per common share
 (unaudited)(2)..............................................                         $     (.56)             $     (.74)
Shares used in computing pro forma basic and diluted net loss
 per common share (unaudited)(2).............................                             44,715                  47,263



                                                                                                  SEPTEMBER 30, 1998
                                                                                               -------------------------
                                                                                                ACTUAL    AS ADJUSTED(3)
                                                                                               ---------  --------------
                                                                                                      (UNAUDITED)
BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments............................................  $   5,392    $   33,317
Working capital (deficit)....................................................................     (6,055)       21,870
Total assets.................................................................................     50,271        78,196
Long-term obligations, net of current portion................................................      1,714         1,714
Stockholders' equity.........................................................................     30,226        58,151


---------

(1) Based on the number of shares outstanding at September 30, 1998. Excludes the following:


    - 15,979,566 shares subject to options and warrants outstanding or reserved for issuance under our stock plans at September 30, 1998 and an additional 3,107,321 shares reserved for issuance under our 1996 Stock Plan as a result of the annual increase in January 1999;


    - 7,683,341 shares of Series A convertible preferred stock issued in November 1998;

    - a warrant to purchase 500,000 shares issued in December 1998; and


    - 1,833,333 shares issued in connection with an asset purchase agreement with SmithKline Beecham Clinical Laboratories, Inc., or "SmithKline Labs."


(2) See Note 1 of Notes to Consolidated Financial Statements for an explanation of shares used in computing basic and diluted net loss per common share.


(3) As adjusted to give effect to the sale of the shares at an assumed initial public offering price of $6.50 per share, after deducting estimated underwriting discounts and commissions and our estimated offering expenses. See "Use of Proceeds" and "Capitalization."

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING AN INVESTMENT DECISION. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES FACING OUR COMPANY. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS OPERATIONS OR FINANCIAL CONDITION.


    IF ANY OF THE FOLLOWING RISKS OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY HARMED. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.


    THIS PROSPECTUS ALSO CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THE RISKS FACED BY US DESCRIBED BELOW AND ELSEWHERE IN THIS PROSPECTUS.


OUR BUSINESS IS DIFFICULT TO EVALUATE BECAUSE OUR OPERATING HISTORY IS LIMITED
  AND OUR BUSINESS MODEL IS UNPROVEN



    Because we have recently begun operations, it is difficult to evaluate our business and our prospects. Our revenue and income potential is unproven and our business model is still emerging. Our historical financial information is of limited value in projecting our future operating results because of our limited operating history as a combined organization and the emerging nature of our markets. We began operations in January 1996 and until recently had not earned significant revenue. We have lost money since we began operations and, as of September 30, 1998, we had an accumulated deficit of $85.2 million. In May 1998, we acquired ActaMed and in August 1998, we acquired Metis, LLC. We currently derive our revenue primarily from proprietary non-Internet network services offered by ActaMed, from development and consulting services and from managing and operating our customers' information technology infrastructures. We plan to invest heavily in acquisitions, infrastructure development, applications development and sales and marketing. As a result, we expect that we will continue to lose money through 1999 and we may never achieve or sustain profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



THE HEALTHCARE INDUSTRY MAY NOT ACCEPT OUR SOLUTIONS


    To be successful, we must attract a significant number of customers throughout the healthcare industry. To date, the healthcare industry has been resistant to adopting new information technology solutions. Electronic information exchange and transaction processing by the healthcare industry is still developing. We believe that complexities in the nature of the healthcare transactions that must be processed have hindered the development and acceptance of information technology solutions by the industry. Conversion from traditional methods to electronic information exchange may not occur as rapidly as we expect it will. Even if the conversion does occur as rapidly as we expect, healthcare industry participants may use applications and services offered by others.

    We believe that we must gain significant market share with our applications and services before our competitors introduce alternative products, applications or services with features similar to our current or proposed offerings. Our business plan is based on our belief that the value and market appeal of our solution will grow as the number of participants and the scope of the transaction services available on our platform increase. We may not achieve the critical mass of users we believe is necessary to become successful. In addition, we expect to generate a significant portion of our revenue from subscription and transaction-based fees. Consequently, any significant shortfall in the number of users or transactions occurring over our platform would adversely affect our financial results. See "Business -- Industry Background."

WE RELY ON STRATEGIC RELATIONSHIPS


    To be successful, we must establish and maintain strategic relationships with leaders in a number of healthcare industry segments. This is critical to our success because we believe that these relationships will enable us to:

    - extend the reach of our applications and services to the various participants in the healthcare industry;

    - obtain specialized healthcare expertise;

    - develop and deploy new applications;

    - further enhance the Healtheon brand; and

    - generate revenue.

    Entering into strategic relationships is complicated because some of our current and future partners may decide to compete with us. In addition, we may not be able to establish relationships with key participants in the healthcare industry if we have established relationships with competitors of these key participants. Consequently, it is important that we are perceived as independent of any particular customer or partner. Moreover, many potential partners may resist working with us until our applications and services have been successfully introduced and have achieved market acceptance.


    Once we have established strategic relationships, we will depend on our partners' ability to generate increased acceptance and use of our platform, applications and services. To date, we have established only a limited number of strategic relationships and these relationships are in the early stages of development. We have limited experience in establishing and maintaining strategic relationships with healthcare industry participants. If we lose any of these strategic relationships or fail to establish additional relationships, or if our strategic partners fail to actively pursue additional business relationships and partnerships, we would not be able to execute our business plans and our business would suffer significantly. We may not experience increased use of our platform, applications and services even if we establish and maintain these strategic relationships. For additional information regarding our strategic relationships, see "Business -- Strategy" and "-- Strategic Relationships."



WE NEED TO EXPAND OUR SUITE OF APPLICATIONS



    Our business will suffer if we do not expand the breadth of our applications quickly. We currently offer a limited number of applications on our platform and our future success depends on quickly introducing new applications in several healthcare segments. We do not have the internal resources and specialized healthcare expertise to develop all these applications independently. Consequently, we must rely on a combination of internal development, strategic relationships, licensing and acquisitions to develop these applications. Each of our applications, regardless of how it was developed, must be integrated and customized to operate with existing customer legacy computer systems and our platform. Developing, integrating and customizing these applications will be expensive and time consuming. Even if we are successful, these applications may never achieve market acceptance, which could also cause our business to suffer.



WE FACE RISKS WITH OUR ACQUISITION STRATEGY


    We expect to continue to acquire technologies and other healthcare technology companies to increase the number and variety of applications on our platform and to increase our customer base. For example, in May 1998 we acquired ActaMed, and in August 1998 we acquired substantially all the assets of Metis, LLC. To be successful, we will need to identify applications, technologies and businesses that are complementary to ours, integrate disparate technologies and corporate cultures and manage a geographically dispersed company. Acquisitions could divert our attention from other business concerns and expose us to unforeseen liabilities or risks associated with entering new markets. Finally, we may lose key employees while integrating these new companies.

    Integrating newly acquired organizations and technologies into our company could be expensive, time consuming and may strain our resources. In addition, we may lose our current customers if any acquired companies have relationships with competitors of our customers. Consequently, we may not be successful in integrating any acquired businesses or technologies and may not achieve anticipated revenue and cost benefits. The healthcare industry is consolidating and we expect that we will face intensified competition for acquisitions, especially from larger, better-funded organizations. If we fail to execute our acquisition strategy successfully for any reason, our business will suffer significantly.

    We intend to pay for some of our acquisitions by issuing additional common stock and this could dilute our stockholders. We may also use cash to buy companies or technologies in the future. If we do use cash, we may need to incur debt to pay for these acquisitions. Acquisition financing may not be available on favorable terms or at all. In addition, we may be required to amortize significant amounts of goodwill and other intangible assets in connection with future acquisitions, which would materially harm our results of operations.


WE MUST MANAGE OUR GROWTH


    We have rapidly and significantly expanded our operations and expect to continue to do so. This growth has placed, and is expected to continue to place, a significant strain on our managerial, operational, financial and other resources. As of September 30, 1998, we have grown to 613 employees and independent contractors, from 176 employees and independent contractors on December 31, 1997. A large portion of this increase resulted from our acquisitions of ActaMed in May 1998 and Metis, LLC in August 1998, which increased our payroll by 230 employees. We expect to hire a significant number of new employees to support our business.

    Our current information systems, procedures and controls may not continue to support our operations and may hinder our ability to exploit the market for healthcare applications and services. We are in the process of evaluating our accounting and management information systems and anticipate that we may implement new systems within the next twelve months. We could experience interruptions to our business while we transition to new systems.


WE DEPEND ON THE ADOPTION OF INTERNET SOLUTIONS



    Our business model depends on the adoption of Internet solutions by commercial users. Our business could suffer dramatically if Internet solutions are not accepted or not perceived to be effective. The Internet may not prove to be a viable commercial marketplace for a number of reasons, including:


    - inadequate development of the necessary infrastructure for communication speed, access and server reliability;

    - security and confidentiality concerns;

    - lack of development of complementary products, such as high-speed modems and high-speed communication lines;

    - implementation of competing technologies;

    - delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity; and

    - governmental regulation.

    We expect Internet use to grow in number of users and volume of traffic. The Internet infrastructure may be unable to support the demands placed on it by this continued growth.


    Growth in the demand for our applications and services depends on the adoption of Internet solutions by healthcare participants, which requires the acceptance of a new way of conducting business and exchanging information. The healthcare industry, in particular, relies on legacy systems that may be unable to benefit from our Internet-based platform. To maximize the benefits of our platform, healthcare participants must be willing to allow sensitive information to be stored in our databases. We can process transactions for healthcare participants that maintain information on their own proprietary databases. However, the benefits of our connectivity and sophisticated information management solution are limited under these circumstances. Customers using legacy and client-server systems may refuse to adopt new systems when they have made extensive investment in hardware, software and training for older systems.


WE RELY ON THE CONTINUED PERFORMANCE AND SECURITY OF OUR SYSTEMS



    Our customer satisfaction and our business could be harmed if we or our customers experience any system delays, failures or loss of data. We currently process substantially all our customer transactions and data at our facilities in Santa Clara, California and Atlanta, Georgia. Although we have safeguards for emergencies, we do not have backup facilities to process information if either of these facilities is not functioning. The occurrence of a major catastrophic event or other system failure at either the Santa Clara or the Atlanta facility could interrupt data processing or result in the loss of stored data. In addition, we depend on the efficient operation of Internet connections from customers to our systems. These connections, in turn, depend on the efficient operation of Web browsers, Internet service providers and Internet backbone service providers, all of which have had periodic operational problems or experienced outages.



    A material security breach could damage our reputation or result in liability to us. We retain confidential customer and patient information in our processing centers. Therefore, it is critical that our facilities and infrastructure remain secure and that our facilities and infrastructure are perceived by the marketplace to be secure. Despite the implementation of security measures, our infrastructure may be vulnerable to physical break-ins, computer viruses, programming errors, attacks by third parties or similar disruptive problems.



OUR BUSINESS IS AFFECTED BY RAPIDLY CHANGING TECHNOLOGY


    Healthcare information exchange and transaction processing is a relatively new and evolving market. The pace of change in our markets is rapid and there are frequent new product introductions and evolving industry standards. We may be unsuccessful in responding to technological developments and changing customer needs. In addition, our applications and services offerings may become obsolete due to the adoption of new technologies or standards. See "Business -- Development and Engineering."


OUR PLATFORM INFRASTRUCTURE AND ITS SCALABILITY ARE NOT PROVEN



    So far, we have processed a limited number and variety of transactions over our platform. Similarly, a limited number of healthcare participants use our platform. Our systems may not accommodate increased use while maintaining acceptable overall performance. We must continue to expand and adapt our network infrastructure to accommodate additional users, increased transaction volumes and changing customer requirements. This expansion and adaptation will be expensive and will divert our attention from other activities.


    Many of our service agreements contain performance standards. If we fail to meet these standards, our customers could terminate their agreements with us. The loss of any of our service agreements would directly and significantly impact our business. We may be unable to expand or adapt our network infrastructure to meet additional demand or our customers' changing needs on a timely basis and at a commercially reasonable cost, or at all.

OUR REVENUES ARE CONCENTRATED IN A FEW CUSTOMERS



    We expect that we will generate a significant portion of our revenue from a small number of customers for the next few years. If we do not generate as much revenue from these customers as we expect, or if we lose any of these customers, our revenue will be significantly reduced which would harm our business. For example, we receive a substantial majority of our revenue from four customers. United HealthCare Group, SmithKline Beecham Clinical Laboratories, Inc., Brown & Toland Physician Services Organization and Beech Street Corporation each accounted for over 10% and together accounted for approximately 90% of our total revenue for the nine months ended September 30, 1998. In addition, United HealthCare and Brown & Toland each accounted for over 10% and together accounted for approximately 70% of our total revenue for the year ended December 31, 1997. Customers who also own shares of our stock, including United HealthCare and SmithKline Labs, accounted for 55% of our total revenue in the year ended December 31, 1997 and 43% of our total revenue for the nine months ended September 30, 1998. United HealthCare will own approximately 13.3% of our stock after this offering. Similarly, SmithKline Labs will own approximately 9.1% of our stock after this offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Strategic Relationships."



WE FACE SIGNIFICANT COMPETITION



    The market for healthcare information services is intensely competitive, rapidly evolving and subject to rapid technological change. Many of our competitors have greater financial, technical, product development, marketing and other resources than we have. These organizations may be better known and have more customers than us. We may be unable to compete successfully against these organizations.


    Many of our competitors have announced or introduced Internet strategies that will compete with our applications and services. We have many competitors, including:

    - healthcare information software vendors, including HBO & Company and Shared Medical Systems Corporation;

    - healthcare electronic data interchange companies, including ENVOY Corporation and National Data Corporation;

    - large information technology consulting service providers, including Andersen Consulting, International Business Machines Corporation and Electronic Data Systems Corporation; and

    - small regional organizations.


In addition, we expect that major software information systems companies and others specializing in the healthcare industry will offer competitive applications or services. Some of our large customers may also compete with us. See "Business -- Competition."



CHANGES IN THE HEALTHCARE INDUSTRY COULD AFFECT OUR BUSINESS


    The healthcare industry is highly regulated and is subject to changing political, economic and regulatory influences. These factors affect the purchasing practices and operation of healthcare organizations. Changes in current healthcare financing and reimbursement systems could cause us to make unplanned enhancements of applications or services, or result in delays or cancellations of orders or in the revocation of endorsement of our applications and services by healthcare participants. Federal and state legislatures have periodically considered programs to reform or amend the U.S. healthcare system at both the federal and state level. These programs may contain proposals to increase governmental involvement in healthcare, lower reimbursement rates or otherwise change the environment in which healthcare industry participants operate. Healthcare industry participants may respond by reducing their investments or postponing investment decisions, including investments in our applications and services. We do not know what effect any proposals would have on our business.

    Many healthcare providers are consolidating to create integrated healthcare delivery systems with greater market power. These providers may try to use their market power to negotiate price reductions for our applications and services. If we were forced to reduce our prices, our operating results would suffer. As the healthcare industry consolidates, competition for customers will become more intense and the importance of acquiring each customer will become greater.


GOVERNMENT REGULATION COULD ADVERSELY AFFECT OUR BUSINESS



    Our business is subject to government regulation. Existing as well as new laws and regulations could adversely affect our business. Laws and regulations may be adopted with respect to the Internet or other on-line services covering issues such as:


    - user privacy;

    - pricing;

    - content;

    - copyrights;

    - distribution; and

    - characteristics and quality of products and services.

    Moreover, the applicability to the Internet of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve. Demand for our applications and services may be affected by additional regulation of the Internet. For example, until recently current Health Care Financing Administration guidelines prohibited transmission of Medicare eligibility information over the Internet.

    We are subject to extensive regulation relating to the confidentiality and release of patient records. Additional legislation governing the distribution of medical records has been proposed at both the state and federal level. It may be expensive to implement security or other measures designed to comply with any new legislation. Moreover, we may be restricted or prevented from delivering patient records electronically.

    Legislation currently being considered at the federal level could affect our business. For example, the Health Insurance Portability and Accountability Act of 1996 mandates the use of standard transactions, standard identifiers, security and other provisions by the year 2000. We are designing our platform and applications to comply with these proposed regulations; however, until these regulations become final, they could change, which could cause us to use additional resources and lead to delays in order to revise our platform and applications. In addition, our success depends on other healthcare participants complying with these regulations.

    Some computer applications and software are considered medical devices and are subject to regulation by the United States Food and Drug Administration, or the "FDA." We do not believe that our current applications or services are subject to FDA regulation. We may expand our application and service offerings into areas that subject us to FDA regulation. We have no experience in complying with FDA regulations. We believe that complying with FDA regulations would be time consuming, burdensome and expensive and could delay our introduction of new applications or services. See "Business -- Governmental Regulations."


OUR QUARTERLY OPERATING RESULTS MAY VARY



    Fluctuations in our quarterly results could affect the market price of our common stock in a manner unrelated to our long-term operating performance. We expect that our quarterly revenue and operating results may fluctuate as a result of a number of factors, including:


    - changes in our strategic relationships;

    - future acquisitions;

    - our entry into new healthcare markets;

    - new customers;

    - new application and service offerings;

    - software defects, delays in development and other quality factors;

    - customer demand for our applications and services;

    - our ability to meet project milestones or customer expectations;

    - our mix of consulting and transaction fee revenue;

    - variability in demand for Internet-based healthcare solutions;

    - changes within the healthcare industry; and

    - seasonality of demand.


    We expect to increase activities and spending in substantially all of our operational areas. We base our expense levels in part upon our expectations concerning future revenue and these expense levels are relatively fixed in the short-term. If we have lower revenue, we may not be able to reduce our spending in the short-term in response. Any shortfall in revenue would have a direct impact on our results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." For these and other reasons, we may not meet the earnings estimates of securities analysts or investors and our stock price could suffer.



WE MAY FACE PRODUCT-RELATED LIABILITIES


    While we and our customers test our applications, they may contain defects or result in system failures. In addition, our platform may experience problems in security, availability, scalability or other critical features. These defects or problems could result in the loss of or delay in generating revenue, loss of market share, failure to achieve market acceptance, diversion of development resources, injury to our reputation or increased insurance costs.

    Many of our strategic relationships and services agreements involve providing critical information technology services to our clients' businesses. Providing these services is complex because our clients have complex computing system environments. If we fail to meet our clients' expectations, our reputation could suffer and we could be liable for damages. In addition, patient care could suffer and we could be liable if our systems fail to deliver correct information in a timely manner. Our insurance may not protect us from this risk. Finally, we could become liable if confidential information is disclosed inappropriately.

    Our contracts limit our liability arising from our errors; however, these provisions may not be enforceable and may not protect us from liability. While we have general liability insurance that we believe is adequate, including coverage for errors and omissions, we may not be able to maintain this insurance on reasonable terms in the future. In addition, our insurance may not be sufficient to cover large claims and our insurer could disclaim coverage on claims. If we are liable for an uninsured or underinsured claim or if our premiums increase significantly, our financial condition could be materially harmed.


WE DEPEND ON OUR PROPRIETARY TECHNOLOGY


    Our intellectual property is important to our business. We expect that we could be subject to intellectual property infringement claims as the number of our competitors grows and the functionality of our applications overlaps with competitive offerings. These claims, even if not meritorious, could be expensive and divert our attention from operating our company. If we become liable to third parties for infringing their intellectual property rights, we would be required to pay a substantial damage award and to develop noninfringing technology, obtain a license or cease selling the applications that contain the infringing intellectual property. We may be unable to develop noninfringing technology or obtain a license on commercially reasonable terms, or at all. In addition, we may not be able to protect against misappropriation of our intellectual property. Third parties may infringe upon our intellectual property rights, we may not detect this unauthorized use and we may be unable to enforce our rights. See "Business -- Intellectual Property."

THE SALES AND IMPLEMENTATION CYCLES FOR OUR SOLUTIONS CAN BE LENGTHY



    A key element of our strategy is to market our solutions directly to large healthcare organizations. We are unable to control many of the factors that will influence our customers' buying decisions. We expect that the sales and implementation process will be lengthy and will involve a significant technical evaluation and commitment of capital and other resources by our customers. The sale and implementation of our solutions are subject to delays due to our customers' internal budgets and procedures for approving large capital expenditures and deploying new technologies within their networks.


    We will need to expend substantial resources to integrate our applications with the existing legacy and client-server architectures of large healthcare organizations. We have limited experience in integrating our applications with large, complex architectures, and we may experience delays in the integration process. These delays would, in turn, delay our ability to generate revenue from these applications and could adversely affect our results of operations.


WE FACE RISKS RELATED TO THE YEAR 2000



    Issues with respect to the Year 2000 could affect the performance of our or our customers' computer systems. Two of our systems, SBCL SCAN, or "SCAN," and ProviderLink, are not Year 2000 compliant. Our revenue from these systems accounted for approximately 43% of our total revenue in the first nine months of 1998. We plan to release Year 2000 upgrades to these systems in early 1999. We estimate the cost of these Year 2000 upgrades to SCAN and ProviderLink to be less than $1.0 million. In addition, our SCAN product is installed on approximately 4,650 workstations located in physician offices. Many of these workstations are not Year 2000 compliant and we must upgrade or replace them. We could experience delays and cost overruns in developing these upgrades. In addition, it may be difficult to convince physicians to implement these upgrades. Our revenue from SCAN and ProviderLink could decrease if we experience delays in upgrading these applications and workstations. In addition, we may not identify all of our applications and systems that must be modified to be Year 2000 compliant and may need to spend additional amounts to repair or modify our applications and systems. In certain of our agreements, we warrant that our applications and services are Year 2000 compliant. If they are not compliant, our customers could terminate the agreements and we could be liable for damages.


    We also depend on other healthcare participants to be Year 2000 compliant. Many of these organizations are not Year 2000 compliant, and we do not know what affect this would have on our systems. We could be liable for the failure of our platform even if the failure was caused by someone else. Furthermore, the costs to our customers of becoming Year 2000 compliant may result in reduced funds being available to purchase and implement our applications and services. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Compliance."


WE MAY NEED TO OBTAIN FUTURE CAPITAL



    We expect that the money generated from this offering, combined with our current cash resources and credit facilities, will be sufficient to meet our requirements for at least the next 12 months. However, we may need to raise additional financing to support expansion, develop new or enhanced applications and services, respond to competitive pressures, acquire complementary businesses or technologies or take advantage of unanticipated opportunities. We may need to raise additional funds by selling debt or equity securities, by entering into strategic relationships or through other arrangements. We may be unable to raise any additional amounts on reasonable terms when they are needed.

OUR COMMON STOCK PRICE MAY BE VOLATILE


    You may not be able to resell your shares at or above the initial public offering price due to a number of factors, including:

    - actual or anticipated quarterly variations in our operating results;

    - changes in expectations of future financial performance or changes in estimates of securities analysts;

    - announcements of technological innovations;

    - announcements relating to strategic relationships;

    - customer relationship developments; and

    - conditions affecting the Internet or healthcare industries, in general.

    The trading price of our common stock may be volatile. The stock market in general, and the market for technology and Internet-related companies in particular, has experienced extreme volatility that often has been unrelated to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the trading price of our common stock, regardless of our actual operating performance.

    In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted. If this were to happen to Healtheon, litigation would be expensive and would divert management's attention.

    The initial public offering price will be established by negotiation between the U.S. underwriters and Healtheon. You should read the "Underwriters" section for a more complete discussion of the factors determining the initial public offering price.


WE DEPEND ON OUR KEY PERSONNEL


    Our success will depend significantly on our senior management team and other key employees. We need to attract, integrate, motivate and retain additional highly skilled technical people. In particular, we need to attract experienced professionals capable of developing, selling and installing complex healthcare information systems. We face intense competition for these people. Our executive management team, including W. Michael Long, our Chief Executive Officer, and Pavan Nigam, our Vice President, Engineering, is critical to our success. We do not maintain key person life insurance for anyone.


WE HAVE CERTAIN ANTI-TAKEOVER DEFENSES


    Certain provisions of our certificate of incorporation and bylaws and the provisions of Delaware law could have the effect of delaying, deferring or preventing an acquisition of Healtheon. For example, our board of directors is divided into three classes to serve staggered three-year terms, our stockholders may not take actions by written consent and our stockholders are limited in their ability to make proposals at stockholder meetings. See "Description of Capital Stock" for a further discussion of these provisions.


FUTURE SALES OF SHARES COULD AFFECT OUR STOCK PRICE


    The market price for our common stock could fall dramatically if our stockholders sell large amounts of our common stock in the public market following this offering. These sales, or the possibility that these sales may occur, could make it more difficult for us to sell equity or equity-related securities in the future. The number of shares of common stock available for sale in the public market is limited by restrictions under federal securities law and by certain "lock-up" agreements that our stockholders have entered into with the underwriters. The lock-up agreements restrict our stockholders from selling or otherwise disposing of any of their shares for a period of 180 days after the date of this prospectus without the prior written consent of Morgan Stanley & Co. Incorporated. Morgan Stanley & Co. Incorporated may, however, in its sole discretion and without notice, release all or any portion of the shares from the restrictions in the lock-up agreements.

    After this offering, we will have outstanding 67,195,893 shares of common stock, based upon shares outstanding as of November 30, 1998 and assuming no exercise of the Underwriters' overallotment option and no exercise of outstanding options or warrants. These shares will become eligible for sale in the public market as follows:



NUMBER OF SHARES         DATE ELIGIBLE FOR PUBLIC RESALE
-----------------------  ---------------------------------------------------------------------
 5,658,184.............  Date of this prospectus (includes the 5,000,000 shares sold in this offering)
52,254,368.............  180 days after the date of this prospectus
 9,283,341.............  At various times thereafter through November 6, 1999



    Any shares that may be purchased in this offering by our "affiliates," as defined in Rule 144 of the Securities Act, will be subject to the volume and other selling limitations under Rule 144 of the Securities Act. All but 10,437,264 of the shares eligible for sale at the 180th day after the date of this prospectus or afterward will be subject initially to certain volume and other limitations under Rule 144 of the Securities Act.



    On or prior to the 180th day following the date of this prospectus, we intend to register for resale an additional 13,811,659 shares of common stock reserved for issuance under our employee stock plans based upon the number of shares reserved for issuance as of November 30, 1998. In addition, the holders of approximately 50,007,164 shares of our common stock have the right to require us to register their shares for sale to the public. If these holders cause a large number of shares to be registered and sold in the public market, our stock price could fall materially. See "Shares Eligible for Future Sale."



OUR OFFICERS, DIRECTORS AND AFFILIATED ENTITIES WILL HAVE SIGNIFICANT CONTROL OF
  HEALTHEON



    After this offering, our directors and management will own or control approximately 68.1% of our common stock. If these people act together, they will be able to significantly influence the management and affairs of Healtheon and will have the ability to control all matters requiring stockholder approval. This concentration of ownership may have the effect of delaying, deferring or preventing an acquisition of Healtheon and may adversely affect the market price of our common stock.



OUR CURRENT STOCKHOLDERS WILL BENEFIT FROM THIS OFFERING



    Based on the number of shares of common stock outstanding as of September 30, 1998, existing stockholders have paid an average of $2.06 per share for their common stock, which is considerably less than the amount to be paid by investors who purchase in this offering. New investors in this offering will experience an immediate dilution of $5.92 per share, also based on the number of outstanding shares as of September 30, 1998. This offering will also create a public market for the resale of shares held by existing investors, and substantially increase the market value of those shares. See "Dilution" and "Principal Stockholders."

                                USE OF PROCEEDS



    The net proceeds from the sale of the 5,000,000 shares of common stock in this offering are estimated to be approximately $27.9 million, at an assumed initial public offering price of $6.50 per share and after deducting estimated underwriting discounts and commissions and our estimated offering expenses. If the U.S. underwriters' over-allotment option is exercised in full, the net proceeds would be approximately $32.5 million. The principal purposes of this offering are to obtain additional capital, to create a public market for Healtheon's common stock, to enhance the ability of Healtheon to acquire other businesses, products or technologies, and to facilitate future access by Healtheon to public equity markets.



    Healtheon currently expects to use the net proceeds of this offering for general corporate purposes, including working capital and capital expenditures. Healtheon may also use a portion of the net proceeds of this offering to acquire or invest in complementary businesses or technologies, although Healtheon has no present commitments or agreements with respect to any acquisition or investment. However, Healtheon from time to time enters into nondisclosure agreements with third parties for the purpose of evaluating strategic transactions involving complementary businesses or technologies. Healtheon intends to invest the proceeds of this offering in short-term, interest-bearing, investment grade securities pending use of the proceeds.


                                DIVIDEND POLICY


    Healtheon has never declared or paid any cash dividends on its common stock or other securities and does not intend to pay any cash dividends with respect to its common stock in the foreseeable future. Healtheon intends to retain any earnings for use in the operation of its business and to fund future growth. In addition, the terms of Healtheon's credit agreement prohibit the payment of cash dividends on its capital stock.

                                 CAPITALIZATION


    The following table sets forth the total capitalization of Healtheon as of September 30, 1998 on an actual basis and on an as adjusted basis to reflect the receipt by Healtheon of the estimated net proceeds from the sale of the 5,000,000 shares of common stock in this offering at an assumed initial public offering price of $6.50 per share after deducting estimated underwriting discounts and commissions and our estimated offering expenses.



                                                                                                   SEPTEMBER 30, 1998
                                                                                                 ----------------------
                                                                                                  ACTUAL    AS ADJUSTED
                                                                                                 ---------  -----------
                                                                                                      (UNAUDITED)
                                                                                                     (IN THOUSANDS)
Capital lease obligations, net of current portion..............................................  $   1,714   $   1,714
                                                                                                 ---------  -----------
Stockholders' equity:
  Convertible preferred stock, $.0001 par value; no shares authorized, no shares issued or outstanding, actual; 5,000,000 shares authorized, no shares issued or outstanding, as
   adjusted....................................................................................     --          --
  Common stock, $.0001 par value; 75,000,000 shares authorized, 54,422,868 shares issued and outstanding, actual; 150,000,000 shares authorized, 59,422,868 shares issued and
   outstanding, as adjusted....................................................................          5           6
Additional paid-in capital.....................................................................    119,645     147,569
Deferred stock compensation....................................................................     (4,184)     (4,184)
Accumulated deficit............................................................................    (85,240)    (85,240)
                                                                                                 ---------  -----------
    Total stockholders' equity.................................................................     30,226      58,151
                                                                                                 ---------  -----------
      Total capitalization.....................................................................  $  31,940   $  59,865
                                                                                                 ---------  -----------
                                                                                                 ---------  -----------



    The share numbers above exclude:



    - 11,186,473 shares of common stock issuable upon the exercise of options outstanding at September 30, 1998, with a weighted average exercise price of $2.33 per share;



    - 2,715,853 shares reserved for issuance under our 1996 Stock Plan and our 1998 Purchase Plan at September 30, 1998 and an additional 3,107,321 shares reserved for issuance under our 1996 Stock Plan as a result of the annual increase in January 1999;



    - 2,077,240 shares of common stock issuable upon the exercise of warrants outstanding at September 30, 1998, with a weighted average exercise price of $2.81 per share;



    - 500,000 shares of common stock subject to a warrant with an exercise price of $10.40 per share issued to a customer in December 1998;



    - 7,683,341 shares of Series A convertible preferred stock issued in November 1998 for $46.1 million in cash proceeds;



    - options to purchase common stock granted and shares of common stock issued under restricted stock purchase agreements equal to a total of 1,518,257 shares from October to December 1998 with a weighted-average exercise or purchase price of $3.55 per share; and



    - 1,833,333 shares of common stock issued in connection with a December 1998 Asset Purchase Agreement with SmithKline Beecham Clinical Laboratories, Inc.



    On October 20, 1998, Healtheon offered to reprice options granted from July 1998 through October 1998. Under this repricing, option holders could surrender their original option in exchange for a new option with a new vesting start date and an exercise price of $3.55 per share. Options for a total of 2,057,950 shares were canceled and reissued. On December 14, 1998, 455,000 shares of common stock issued in July 1998 pursuant to restricted stock purchase agreements were repurchased.


    See "Management--Employee Benefit Plans," "Description of Capital Stock" and Notes 10, 11 and 14 of Notes to Consolidated Financial Statements.

                                    DILUTION


    The net tangible book value of Healtheon as of September 30, 1998 was approximately $6.5 million, or $0.12 per share. Net tangible book value per share is determined by dividing our total net tangible book value, which is total tangible assets less total liabilities, by the number of shares of common stock at that date. Dilution per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of common stock immediately after completion of this offering. After giving effect to the sale of 5,000,000 shares of common stock offered by Healtheon, at an assumed initial public offering price of $6.50 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by Healtheon, and the application of the estimated net proceeds, our net tangible book value at September 30, 1998 would have been $34.4 million, or $0.58 per share. This represents an immediate increase in pro forma net tangible book value to existing stockholders of $0.46 per share and an immediate dilution to new investors of $5.92 per share. The following table illustrates the per share dilution:



Assumed initial public offering price per share..................................                $    6.50
  Net tangible book value per share as of September 30, 1998.....................         .12
  Increase per share attributable to new investors...............................         .46
                                                                                        -----
Net tangible book value per share after this offering............................                $     .58
                                                                                                     -----
Dilution per share to new public investors.......................................                $    5.92
                                                                                                     -----
                                                                                                     -----



    The following table sets forth, on a pro forma basis, as of September 30, 1998, the difference between the number of shares of common stock purchased from Healtheon, the total consideration paid and the average price per share paid by existing stockholders and by the new investors. Amounts in the table are calculated at an assumed initial public offering price of $6.50 per share and before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by Healtheon:



                                          SHARES PURCHASED           TOTAL CONSIDERATION
                                      -------------------------  ---------------------------   AVERAGE PRICE
                                         NUMBER       PERCENT        AMOUNT        PERCENT       PER SHARE
                                      ------------  -----------  --------------  -----------  ---------------
Existing stockholders...............    54,422,868        91.6%  $  112,287,000        77.6%     $    2.06
New public investors................     5,000,000         8.4       32,500,000        22.4           6.50
                                      ------------       -----   --------------       -----
    Total...........................    59,422,868       100.0%  $  144,787,000       100.0%          2.44
                                      ------------       -----   --------------       -----
                                      ------------       -----   --------------       -----



    As of September 30, 1998, there were options outstanding to purchase a total of 11,186,473 shares of common stock, with a weighted average exercise price of $2.33 per share, and warrants to purchase a total of 2,077,240 shares of common stock, with a weighted average exercise price of $2.81 per share. From October through December 1998, Healtheon granted options to purchase common stock and issued shares of common stock under restricted stock purchase agreements equal to a total of 1,518,257 shares, with a weighted average exercise or purchase price of $3.55 per share. To the extent that any of the outstanding options or warrants are exercised, there will be further dilution to new public investors. If all outstanding options and warrants, through December 31, 1998, were exercised, the dilution per share to new public investors would be $5.47.



    In November 1998, Healtheon issued 7,683,341 shares of Series A convertible preferred stock for $46.1 million in cash proceeds at a purchase price of $6.00 per share. In December 1998, Healtheon issued to a customer a warrant to purchase 500,000 shares of common stock with an exercise price of $10.40 per share. In January 1999, Healtheon issued 1,833,333 shares of common stock to SmithKline Labs in connection with a December 1998 asset purchase agreement.



    On October 20, 1998, Healtheon offered to reprice options granted from July 1998 through October 1998. Under this repricing, option holders could surrender their original option in exchange for a new option with a new vesting start date and an exercise price of $3.55 per share. Options for a total of 2,057,950 shares were canceled and reissued. On December 14, 1998, 455,000 shares of common stock issued in July 1998 pursuant to restricted stock purchase agreements were repurchased.

                      SELECTED CONSOLIDATED FINANCIAL DATA


    The following selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with the Consolidated Financial Statements and Notes thereto, which are included elsewhere in this prospectus. In May 1998, Healtheon acquired ActaMed in a transaction accounted for as a pooling of interests. All financial information has been restated to reflect the combined operations of Healtheon and ActaMed. The consolidated statements of operations data for the three-year period ended December 31, 1997 and the consolidated balance sheet data at December 31, 1996 and 1997 are derived from, and are qualified by reference to, the audited Consolidated Financial Statements included elsewhere in this prospectus. The consolidated statements of operations data for the two-year period ended December 31, 1994 and the consolidated balance sheet data at December 31, 1993, 1994 and 1995 are derived from, and are qualified by reference to, audited Consolidated Financial Statements that are not included in this prospectus. The consolidated statements of operations and balance sheet data as of and for the years ended December 31, 1993, 1994 and 1995 are derived solely from the ActaMed statements of operations and balance sheets for such periods because Healtheon did not commence operations until January 1996. See Notes 1 and 2 of Notes to Consolidated Financial Statements for a discussion of the accounting for the acquisition of ActaMed. The statements of operations data for the nine-month period ended September 30, 1997 and 1998 and the balance sheet data as of September 30, 1998 are derived from unaudited financial statements included elsewhere in this prospectus and, in the opinion of Healtheon's management, include all adjustments, consisting only of normal recurring adjustments, which are necessary for a fair presentation of the results of operations for this period. Historical operating results are not necessarily indicative of results in the future, and the results for interim periods are not necessarily indicative of the results that may be expected for the entire year.



                                                                                                        NINE MONTHS ENDED
                                                              YEARS ENDED DECEMBER 31,                    SEPTEMBER 30,
                                                -----------------------------------------------------  --------------------
                                                  1993       1994       1995       1996       1997       1997       1998
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)   (UNAUDITED)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Revenue:
  Services....................................  $      --  $     190  $     458  $   1,795  $   4,301  $   1,216  $  18,326
  Services to related parties(1)..............         --         --         --      4,237      7,309      5,199     14,320
  Software licenses...........................         --         --      1,717      4,981      1,780        585        585
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Total revenue...............................         --        190      2,175     11,013     13,390      7,000     33,231
Operating costs and expenses:
  Cost of revenue:
    Cost of services..........................         --        507      1,573      1,648      4,011      1,080     18,688
    Cost of services to related parties.......         --         --         --      4,919      6,536      4,648     13,206
    Cost of software licenses.................         --         --        343        160         --         --         --
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Total cost of revenue.......................         --        507      1,916      6,727     10,547      5,728     31,894
  Development and engineering expense.........      1,002      1,863      2,446      8,596     12,986      9,681     13,036
  Sales, general and administrative expense...        769        938      1,749      9,042     11,031      7,477     17,041
  Amortization of intangible assets...........         --         --         --      3,189      4,249      3,187      6,703
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Total operating costs and expenses..........      1,771      3,308      6,111     27,554     38,813     26,073     68,674
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
Loss from operations..........................     (1,771)    (3,118)    (3,936)   (16,541)   (25,423)   (19,073)   (35,443)
Interest income...............................          5        172        208        539        611        359        834
Interest expense..............................       (117)       (57)        (6)       (56)      (323)      (177)      (361)
Dividends on ActaMed's convertible redeemable
  preferred stock.............................         --         --         --     (2,548)    (2,870)    (2,382)      (890)
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net loss......................................     (1,883)    (3,003)    (3,734)   (18,606)   (28,005)   (21,273)   (35,860)
Dividends on ActaMed's convertible redeemable
  preferred stock.............................         --       (423)      (724)        --         --         --         --
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net loss applicable to common stockholders....  $  (1,883) $  (3,426) $  (4,458) $ (18,606) $ (28,005) $ (21,273) $ (35,860)
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
Basic and diluted net loss per common share...                        $    (.85) $   (2.83) $   (3.88) $   (3.03) $   (1.24)
Weighted-average shares outstanding used in
  computing basic and diluted net loss per
  common share(2).............................                            5,246      6,583      7,223      7,019     28,934
Pro forma basic and diluted net loss per
  common share (unaudited)....................                                              $    (.56)            $    (.74)
  Shares used in computing pro forma basic and
   diluted net loss per common share
   (unaudited)(2).............................                                                 44,715                47,263

                                                                                        DECEMBER 31,
                                                                        --------------------------------------------
                                                                         1993     1994     1995      1996     1997
                                                                        -------  -------  -------  --------  -------
                                                                                                                      SEPTEMBER 30,
                                                                                                                          1998
                                                                                                                      -------------
                                                                                              (IN THOUSANDS)           (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments.....................  $    74  $ 4,186  $ 9,386  $  7,539  $21,804     $ 5,392
Working capital (deficit).............................................   (1,737)   4,226    7,244     2,505   14,790      (6,055)
Total assets..........................................................      899    5,379   10,801    34,407   53,747      50,271
Long-term obligations, net of current portion.........................      159       63       --     1,210      932       1,714
Convertible redeemable preferred stock................................       --    7,919   16,029    39,578   50,948          --
Stockholders' equity (net capital deficiency).........................   (1,335)  (2,838)  (7,697)  (14,553)  (9,930)     30,226


------------


(1) Revenue from services to related parties consists of revenue from United HealthCare and SmithKline Labs, customers that are also significant stockholders of Healtheon.



(2) See Note 1 of Notes to Consolidated Financial Statements for an explanation of the determination of the shares used in computing basic and diluted net loss per common share.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


    THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS. THE FOLLOWING DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. HEALTHEON'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE RESULTS CONTEMPLATED BY THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE DISCUSSED BELOW AND ELSEWHERE IN THIS PROSPECTUS.


OVERVIEW

    Healtheon is pioneering the use of the Internet to simplify workflows, decrease costs and improve the quality of patient care throughout the healthcare industry. Healtheon's VHN Solution enables the secure exchange of information among a wide array of disparate healthcare information systems and provides a framework for a broad range of healthcare transactions.


    Healtheon was incorporated in December 1995, commenced operations in January 1996 and until late 1997 had not recognized substantial revenue and was considered to be in the development stage. In May 1998, Healtheon acquired ActaMed, which was incorporated in 1992. The acquisition of ActaMed was accounted for as a pooling of interests. The financial information presented reflects the combined financial position and operations of Healtheon and ActaMed for all dates and periods presented. Healtheon's limited revenue to date has been derived primarily from proprietary non-Internet network services offered by ActaMed and from management and operation of customers' information technology, or "IT," infrastructure. In March 1996, ActaMed acquired EDI Services, Inc., or "EDI," a wholly-owned subsidiary of United HealthCare, in a transaction accounted for as a purchase. Accordingly, the operations of EDI are included in Healtheon's consolidated statements of operations beginning in March 1996. In August 1998, Healtheon acquired substantially all of the assets of Metis, LLC, a leading consulting, design and development firm focused on Internet and intranet-based solutions for medical centers and integrated delivery networks. In connection with this acquisition, Healtheon issued 1,600,000 shares of its common stock, of which 476,548 shares will be issued to certain employees under restricted stock purchase agreements subject to a lapsing right of repurchase, at Healtheon's option, over the agreements' respective vesting periods. Of these shares, 200,000 shares are held in escrow to secure certain indemnification obligations. The Metis acquisition was treated as a tax-free reorganization and accounted for as a purchase.



    Healtheon earns revenue from services and services to related parties, which include providing access to its network-based services, including fixed fee and transaction-based services, and performing development and consulting services, and from licensing software. Revenue from services to related parties consists of services provided to United HealthCare under a Services and License Agreement between ActaMed and United HealthCare dated April 4, 1996, or the "United HealthCare Agreement," and services provided to SmithKline Labs under a Services Agreement between ActaMed and SmithKline Labs dated December 31, 1997, or the "Services Agreement." Customers may purchase some or all of the Healtheon's applications and services and the customer relationship may evolve from utilizing development and consulting services to utilizing transaction and subscription-based services. Healtheon earns network-based services revenue from fixed fee subscription arrangements, which revenue is recognized ratably over the term of the applicable agreement, or revenue from arrangements that are priced on a per-transaction or per-user basis, which revenue is recognized as the services are performed. Revenue from development projects is recognized on a percentage-of-completion basis or as services are performed, depending on the terms of the contract. Revenue from consulting services is recognized as the services are performed. Cash received in excess of revenue recognized relating to these services has been recorded as deferred revenue. As of September 30, 1998, Healtheon had deferred revenue of approximately $4.4 million.


    The United HealthCare Agreement has a five year term; however, the agreement provides that two years after the date of the agreement, April 4, 1998, the parties will agree on new prices that they agree are competitive with the marketplace. Healtheon and United HealthCare are negotiating such new prices, and Healtheon anticipates that the new prices will reduce the rates paid by United HealthCare. The Services Agreement with SmithKline Labs also has a five year term, but provides that the parties will negotiate new rates as of January 1, 2001 and each two year period after that date. Under the Services Agreement, the renegotiated rates must be competitive with the marketplace and must be no higher than the lowest fees charged by Healtheon to similarly situated customers.



    In January 1999, Healtheon purchased certain assets used by SmithKline Labs to provide laboratory results delivery services in exchange for $2.0 million in cash and 1,833,333 shares of Healtheon's common stock. Healtheon and SmithKline Labs entered into a related services agreement under which Healtheon will provide certain electronic laboratory results delivery services to approximately 20,000 provider sites, in addition to the sites currently served through the SCAN service. The services agreement has a five year term.



    Healtheon recognizes software license revenue in accordance with the American Institute of Certified Public Accountants' Statement of Position 97-2. ActaMed entered into a national marketing and licensing agreement with International Business Machines Corporation, "IBM," in 1995 that granted IBM a nonexclusive, nontransferable right to market ActaMed's software and services for a total of $6.3 million. For the years ended December 31, 1995, 1996 and 1997, approximately $1.7 million, $3.4 million and $1.2 million of this amount was recognized as software license revenue upon delivery of the software. No software license revenue was recognized under this agreement for the nine months ended September 30, 1997 or 1998.



    In December 1996, ActaMed entered into a new agreement, or the "License," to license its newly granted patent to IBM. As part of the License, IBM agreed to pay ActaMed $4.8 million over a four-year period, $1.0 million in December 1996 and the remaining balance in 48 equal monthly installments commencing in January 1997. Additionally, in conjunction with the License, IBM received a five-year warrant to purchase 282,522 shares of Healtheon's common stock at a price of $7.97 per share. Because of the extended payment terms and ActaMed's contentious relationship with IBM, ActaMed concluded that the license fee was not assured of collection and, accordingly, is recognizing this revenue as the proceeds are collected. For the years ended December 31, 1996 and 1997 and the nine months ended September 30, 1997 and 1998, Healtheon recognized revenue from the License of $1.0 million, $.8 million, $.6 million and $.6 million. At December 31, 1997, amounts due from IBM of $.7 million and $1.7 million were included in accounts receivable and other assets. At September 30, 1998, amounts due from IBM of $.8 million and $1.1 million were included in accounts receivable and other assets. Deferred revenue at December 31, 1996 and 1997 and September 30, 1998 included $3.1 million, $2.3 million and $1.8 million related to the License.



    Healtheon does not expect that it will earn a material amount of revenue from software licenses in the foreseeable future.



    Healtheon has developed strategic relationships with healthcare industry leaders, including United HealthCare, SmithKline Labs, Brown & Toland and Beech Street. These four companies each accounted for over 10%, and together accounted for approximately 90%, of Healtheon's total revenue for the nine months ended September 30, 1998 and United HealthCare and SmithKline Labs accounted for all of Healtheon's revenue from services to related parties. Healtheon expects that a small number of customers will continue to account for a substantial portion of Healtheon's revenue for the foreseeable future. The loss of one or more of Healtheon's significant customers, or a decline in volume of business generated by such customers, could have a material adverse effect on Healtheon's business, financial condition and results of operations.



    Cost of services and cost of services to related parties consist of costs related to services Healtheon provides to customers and costs associated with the operation and maintenance of Healtheon's networks. These costs include salaries and related expenses for consulting and development personnel, network operations personnel, customer support personnel, telecommunication costs, depreciation and maintenance of network equipment, amortization of certain intangible assets, a portion of facilities expenses and leased personnel and facilities costs. Cost of software licenses consists primarily of expenses related to royalties and sublicensing fees. Given Healtheon's limited operating history, changes in revenue mix, limited history of Internet-based network services, recent investments in personnel, amortization of infrastructure investments and evolving business model, Healtheon believes that analysis of historical cost of revenue as a percentage of revenue is not meaningful. Healtheon anticipates that its total cost of revenue will increase in absolute dollars in the future.



    Development and engineering expense, which excludes development expenses that are included in cost of revenue, consists primarily of salaries and related expenses associated with the development of applications and services and includes compensation paid to engineering personnel, fees to outside contractors and consultants, a portion of facilities expenses and the depreciation and amortization of capital equipment used in the development process. Healtheon believes its success is partially dependent upon its ability to introduce new applications in several healthcare markets in a relatively short period of time. Accordingly, Healtheon intends to continue recruiting and hiring experienced engineering personnel and to continue making other investments in development and engineering. Healtheon expects that development and engineering expenses will continue to increase in absolute dollars. Currently, all development and engineering costs are expensed as incurred.



    Sales, general and administrative expense consists primarily of salaries and related expenses for sales, account management, marketing, administrative, finance, legal, human resources and executive personnel, commissions, costs and expenses for marketing programs and trade shows, fees for professional services and costs of accounting and internal control systems to support Healtheon's operations. Healtheon anticipates that sales, general and administrative expense will continue to increase in absolute dollars as it adds sales, marketing and administrative personnel, increases its marketing and promotional activities and incurs costs related to being a public company, such as directors' and officers' liability insurance premiums and professional fees.



    Healtheon's business model is still in an emerging stage, and revenue and income potential from Healtheon's business is unproven. Moreover, Healtheon's limited operating history under its current business model makes an evaluation of Healtheon and its prospects difficult; investors should not use Healtheon's past results as a basis to predict future performance. Healtheon has incurred net losses since inception and, as of September 30, 1998, had an accumulated deficit of $85.2 million. Healtheon intends to continue investing heavily in acquisitions, infrastructure development, application development and sales and marketing. As a result, Healtheon expects to incur substantial operating losses at least through 1999. There can be no assurance that Healtheon will achieve significant revenue or profitability or, if significant revenue or profitability are achieved, that they can be sustained.

RESULTS OF OPERATIONS

    The following table sets forth certain data expressed as a percentage of total revenue for the periods indicated.


                                                                                                                 NINE MONTHS ENDED
                                                                                  YEAR ENDED DECEMBER 31,          SEPTEMBER 30,
                                                                               ------------------------------   -------------------
                                                                                 1995       1996       1997       1997       1998
                                                                               --------   --------   --------   --------   --------
                                                                                                                    (UNAUDITED)
Revenue:
  Services...................................................................     21.1%      16.3%      32.1%      17.4%      55.1%
  Services to related parties(1).............................................       --       38.5       54.6       74.3       43.1
  Software licenses..........................................................     78.9       45.2       13.3        8.3        1.8
                                                                               --------   --------   --------   --------   --------
  Total revenue..............................................................    100.0      100.0      100.0      100.0      100.0

Operating costs and expenses:
  Cost of revenue:
    Cost of services.........................................................     72.3       15.0       30.0       15.4       56.2
    Cost of services to related parties......................................       --       44.7       48.8       66.4       39.8
    Cost of software licenses................................................     15.8        1.5         --         --         --
                                                                               --------   --------   --------   --------   --------
    Total cost of revenue....................................................     88.1       61.2       78.8       81.8       96.0
  Development and engineering................................................    112.5       78.0       97.0      138.4       39.2
  Sales, general and administrative..........................................     80.4       82.1       82.4      106.8       51.3
  Amortization of intangible assets..........................................       --       29.0       31.7       45.5       20.2
                                                                               --------   --------   --------   --------   --------
  Total operating costs and expenses.........................................    281.0      250.3      289.9      372.5      206.7
                                                                               --------   --------   --------   --------   --------
Loss from operations.........................................................   (181.0)    (150.3)    (189.9)    (272.5)    (106.7)
Interest income..............................................................      9.6        4.9        4.6        5.1        2.5
Interest expense.............................................................     (0.3)      (0.5)      (2.4)      (2.5)      (1.1)
Dividends on ActaMed's convertible redeemable preferred stock................       --      (23.1)     (21.4)     (34.0)      (2.7)
                                                                               --------   --------   --------   --------   --------
Net loss.....................................................................   (171.7)    (169.0)    (209.1)    (303.9)    (108.0)
Dividends on ActaMed's convertible redeemable preferred stock................    (33.3)        --         --         --         --
                                                                               --------   --------   --------   --------   --------
Net loss applicable to common stockholders...................................   (205.0)%   (169.0)%   (209.1)%   (303.9)%   (108.0)%
                                                                               --------   --------   --------   --------   --------
                                                                               --------   --------   --------   --------   --------


---------


(1) Revenue from services to related parties consists of revenue from United HealthCare and SmithKline Labs, customers that are also significant stockholders of Healtheon.


    NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997


    REVENUE. Total revenue increased to $33.2 million in the first nine months of 1998 from $7.0 million in the same period of 1997. Revenue from services increased to $18.3 million in the first nine months of 1998 from $1.2 million in the same period in 1997. The significant increase in revenue was due principally to new contracts with Brown & Toland and Beech Street for the management and operation of their IT infrastructure beginning in late 1997. To provide these services, Healtheon utilizes its own personnel, certain outside contractors and certain personnel and facilities of the customers that are leased to Healtheon. The cost of these leased customer personnel and facilities are included as part of the total costs of the IT and development services that Healtheon billed to the customers. In the first nine months of 1998, Healtheon recognized revenue for IT services of $10.9 million, which included Healtheon's costs of leased personnel and facilities of $8.8 million. In addition, Healtheon recognized revenue of approximately $4.8 million for development services in the same period.

    Revenue from services to related parties increased to $14.3 million in the first nine months of 1998 from $5.2 million in the same period of 1997 primarily due to a new contract with SmithKline Labs in December 1997 to service its SCAN laboratory test order and results service. Revenue from software licenses was unchanged in the first nine months of 1998 from the same period in 1997. Healtheon expects that revenue from software licenses will continue to decline in future periods as a percentage of total revenue.



    COST OF REVENUE. Total cost of revenue increased to $31.9 million in the first nine months of 1998 from $5.7 million in the same period of 1997. Cost of services increased to $18.7 million in the first nine months of 1998 from $1.1 million in the same period in 1997. This increase includes $8.8 million related to costs of leased personnel and facilities utilized to provide IT services and $4.8 million related to development services to support the Brown & Toland and Beech Street contracts. The remaining increase resulted from increased personnel and expansion of our network infrastructure to support current customers and future business activities. Healtheon believes its margin on services revenue will continue to be negative until its revenue from other than IT and development services increases. Healtheon had no cost of software licenses revenue in the first nine months of 1998 or in the comparable period of 1997.



    Cost of services to related parties increased to $13.2 million in the first nine months of 1998 from $4.6 million in the same period of 1997. This increase resulted from higher personnel and network operations costs necessary to support increased transactions from Healtheon's SCAN services.



    DEVELOPMENT AND ENGINEERING. Development and engineering expense, which excludes development expenses that are included in cost of revenue, increased to $13.0 million in the first nine months of 1998 from $9.7 million in the same period of 1997. The increase in development and engineering expenses was caused by a significant increase in the number of engineers engaged in the development of Healtheon's applications and services.



    SALES, GENERAL AND ADMINISTRATIVE. Sales, general and administrative expense increased to $17.0 million in the first nine months of 1998 from $7.5 million in the same period of 1997. The increase resulted primarily from approximately $6.7 million in salaries and related support costs for added sales personnel and executive management, approximately $.8 million of costs related to the merger with ActaMed and from the amortization of deferred compensation. Healtheon recorded deferred compensation of $4.1 million during the first nine months of 1998, and recorded $2.1 million of amortization of deferred compensation in this period. Deferred compensation represents the difference between the purchase or exercise price of certain restricted stock and stock option grants and the deemed fair value of Healtheon's common stock at the time of those grants. The deferred compensation balance of $4.2 million at September 30, 1998 will be amortized over the vesting period, generally four years, of the option or restricted stock grants. Amortization is estimated to total $0.8 million for the last three months of 1998, $2.1 million for 1999, $.9 million for 2000, and $0.3 million for 2001. From October through December 1998, Healtheon repriced certain stock options and restricted stock purchases and granted additional stock options. Healtheon estimates that it will record approximately $4.1 million of additional deferred compensation as a result of the repricing and additional grants.



    AMORTIZATION OF INTANGIBLE ASSETS. Amortization of intangible assets was $6.7 million in the first nine months of 1998 and $3.2 million in the same period of 1997. This amortization relates to the acquisition of EDI in March 1996 from United HealthCare and certain intangible assets related to SCAN acquired from SmithKline Labs in December 1997 and acquisition of Metis, LLC in August 1998. Although the Services and License Agreement entered into with United HealthCare in connection with the acquisition of EDI has a five year term, Healtheon determined that a three year amortization period was appropriate for the EDI-related assets due to the price renegotiation required by such agreement, the probability that the purchased technology and software would be replaced within three years and the uncertain profitability of the agreement after the price renegotiation. Similarly, although the Services Agreement entered into with SmithKline Labs in connection with the acquisition of the SCAN-related assets has a five year term,

Healtheon determined that a three year amortization period was appropriate for the SCAN related assets due to the price renegotiation required by such agreement, the probability that the purchased technology and software would be replaced within three years and the uncertain profitability of the agreement after the price renegotiation. There can be no assurance that Healtheon's services to United HealthCare and SmithKline Labs will be profitable after the price renegotiations required by the agreements, particularly given the uncertainty of future rates and volumes under those agreements. Healtheon determined that the acquisition of Metis, LLC included the value of an assembled workforce, which will be amortized over two years. The other intangible assets related to the acquisition of Metis, LLC were determined to have a three-year life. At September 30, 1998, a total of $23.7 million remained to be amortized, and the amortization charges for the three months ending December 31, 1998 and for the years ending 1999 and 2000 are estimated to be $3.9 million, $10.1 million and $8.2 million, respectively, assuming no impairment of the remaining unamortized intangible asset balances. See Notes 2 and 3 of Notes to Consolidated Financial Statements.



    INTEREST INCOME AND EXPENSE. Interest income has been derived primarily from cash investments, and increased to $.8 million in the first nine months of 1998 compared to $.4 million in the same period of 1997. The increase resulted from Healtheon's $25.0 million preferred stock financing in October 1997. Interest expense results from Healtheon's borrowings and from capitalized lease obligations for equipment purchases.



    DIVIDENDS ON ACTAMED'S CONVERTIBLE REDEEMABLE PREFERRED STOCK. As dividends on ActaMed's convertible redeemable preferred stock were cumulative whether declared or not, ActaMed accrued such dividends on a quarterly basis. Dividends of $2.4 million and $.9 million are shown as a charge against income in the consolidated statement of operations for the first nine months of 1997 and 1998, respectively. None of the dividends were paid, and, in conjunction with approving the acquisition of ActaMed by Healtheon, the preferred stockholders waived their right to receive such dividends, which totaled $7.5 million at the time of the acquisition, and received an aggregate of 17,252,408 shares of Healtheon common stock in exchange for their ActaMed preferred stock.


    YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


    REVENUE. Total revenue increased to $13.4 million in 1997 from $11.0 million in 1996 and $2.2 million in 1995. Revenue from services increased to $4.3 million in 1997 from $1.8 million in 1996 and $.5 million in 1995. The increase is due primarily to the contract with Brown & Toland, which began in October 1997. In 1997, Healtheon recognized $2.1 million of revenue for IT services under this contract, which included costs of leased personnel and facilities of $1.9 million.



    Revenue from services to related parties increased to $7.3 million in 1997 from $4.2 million in 1996. There was no revenue from services to related parties in 1995. Healtheon's acquisition of ProviderLink in March 1996 from United HealthCare accounts for substantially all of the related party revenue in 1996 and the 1997 increase is substantially due to recording a full year of revenue in 1997 compared to nine months in 1996.



    Revenue from software licenses was $1.8 million, $5.0 million and $1.7 million in 1997, 1996 and 1995. Substantially all of this revenue was derived from licensing agreements with IBM. The full amount of revenue to be derived from one of these agreements had been recognized by the end of 1997. Revenue will continue to be recognized under a second agreement through December 2000.



    COST OF REVENUE. Cost of services was $4.0 million, $1.6 million and $1.6 million in 1997, 1996 and 1995. The increase from 1996 to 1997 was primarily due to the $1.9 million cost related to the leased personnel and facilities under the Brown & Toland contract. Cost of services to related parties increased to $6.5 million in

1997 from $4.9 million in 1996. This increase was primarily due to recording a full year of costs related to ProviderLink in 1997 compared to only nine months in 1996. Cost of software licenses in 1996 and 1995 related principally to royalties and sublicense fees paid by Healtheon.



    DEVELOPMENT AND ENGINEERING. Development and engineering expense, which excludes development expenses that are included in cost of revenue, was $13.0 million in 1997 compared to $8.6 million in 1996 and $2.4 million in 1995. The increase in development and engineering expense was caused by a significant increase in the number of engineers engaged in the development of Healtheon's applications and services.



    SALES, GENERAL AND ADMINISTRATIVE. Sales, general and administrative expense was $11.0 million in 1997, compared to $9.0 million in 1996 and $1.7 million in 1995. The increase resulted primarily from the addition of sales personnel and executive management, which caused related salaries to increase by approximately $1.4 million in 1997 from 1996, and from the amortization of deferred compensation. Healtheon recorded deferred compensation of $2.7 million during 1997 and recorded $.6 million of amortization of deferred compensation in 1997.


    AMORTIZATION OF INTANGIBLE ASSETS. Amortization of acquisition-related costs including intangible assets was $4.2 million in 1997 and $3.2 million in 1996. This amortization relates to the acquisition of EDI in March 1996.


    INTEREST INCOME AND EXPENSE. Interest income was derived from cash investments following Healtheon's issuance of preferred stock and imputed interest on payments due from IBM beginning in early 1997. Interest expense increased in 1997 as a result of bridge financing and bank borrowings of Healtheon and from capitalized lease obligations for equipment purchases.



    INCOME TAXES. At December 31, 1997, Healtheon had net operating loss carryforwards for federal income tax purposes of $37.6 million and federal tax credits of $.8 million, both expiring from 2009 through 2012. Of these net operating losses, $16.7 million relates to a consolidated subsidiary. This loss carryforward is available only to offset future taxable income of that subsidiary. Because of the "change of ownership" provisions of the Internal Revenue Code, a portion of Healtheon's net operating loss carryforwards and tax credit carryforwards may be subject to an annual limitation regarding their utilization against taxable income in future periods. Thus, a portion of these carryforwards may expire before becoming available to reduce future income tax liabilities.


QUARTERLY FINANCIAL RESULTS


    The following table presents Healtheon's operating results for each of the seven quarters in the period ended September 30, 1998, as well as such data expressed as a percentage of Healtheon's total revenue for the periods indicated. The information for each of these quarters is unaudited and has been prepared on the same basis as the audited consolidated financial statements appearing elsewhere in this prospectus. In the opinion of management, all necessary adjustments, consisting only of normal recurring adjustments, have been included to present fairly the unaudited quarterly results. This data should be read in conjunction with the Consolidated Financial Statements and the Notes thereto appearing elsewhere in this prospectus. These operating results are not indicative of the results of any future period.

                                                                  THREE MONTHS ENDED
                            -----------------------------------------------------------------------------------------------
                             MARCH 31,     JUNE 30,      SEPT. 30,     DEC. 31,      MAR. 31,      JUNE 30,      SEPT. 30,
                               1997          1997          1997          1997          1998          1998          1998
                            -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                                     (UNAUDITED, IN THOUSANDS EXCEPT PERCENTAGES)
CONSOLIDATED STATEMENTS OF
  OPERATIONS DATA:
Revenue:
  Services................    $   239       $   417       $   560       $ 3,085       $ 4,903      $  5,990      $  7,433
  Services to related
   parties................      1,488         1,752         1,959         2,110         4,656         4,714         4,950
  Software licenses.......        195           195           195         1,195           195           195           195
                            -----------   -----------   -----------   -----------   -----------   -----------   -----------
      Total revenue.......      1,922         2,364         2,714         6,390         9,754        10,899        12,578
Operating costs and
  expenses:
  Cost of revenue:
    Cost of services......        213           385           482         2,931         5,088         5,682         7,918
    Cost of services to
     related parties......      1,633         1,496         1,519         1,888         2,860         4,457         5,889
    Cost of software
     licenses.............         --            --            --            --            --            --            --
                            -----------   -----------   -----------   -----------   -----------   -----------   -----------
      Total cost of
       revenue............      1,846         1,881         2,001         4,819         7,948        10,139        13,807
  Development and
   engineering............      3,247         3,162         3,272         3,305         3,919         4,413         4,704
  Sales, general and
   administrative.........      2,501         2,222         2,754         3,554         4,966         7,157         4,918
  Amortization of
   intangible assets......      1,062         1,062         1,063         1,062         1,949         1,989         2,765
                            -----------   -----------   -----------   -----------   -----------   -----------   -----------
      Total operating
       costs and
       expenses...........      8,656         8,327         9,090        12,740        18,782        23,698        26,194
                            -----------   -----------   -----------   -----------   -----------   -----------   -----------
Loss from operations......     (6,734)       (5,963)       (6,376)       (6,350)       (9,028)      (12,799)      (13,616)
Interest income...........        146           108           105           252           358           279           197
Interest expense..........        (50)          (78)          (49)         (146)         (116)         (135)         (110)
Dividends on ActaMed's
  convertible redeemable
  preferred stock.........       (783)         (823)         (776)         (488)         (890)           --            --
                            -----------   -----------   -----------   -----------   -----------   -----------   -----------
Net loss..................    $(7,421)      $(6,756)      $(7,096)      $(6,732)      $(9,676)     $(12,655)     $(13,529)
                            -----------   -----------   -----------   -----------   -----------   -----------   -----------
                            -----------   -----------   -----------   -----------   -----------   -----------   -----------

AS A PERCENTAGE OF
  REVENUE:
Revenue:
  Services................       12.4%         17.6%         20.6%         48.3%         50.3%         55.0%         59.1%
  Services to related
   parties................       77.4          74.1          72.2          33.0          47.7          43.3          39.4
  Software licenses.......       10.2           8.3           7.2          18.7           2.0           1.7           1.5
                            -----------   -----------   -----------   -----------   -----------   -----------   -----------
      Total revenue.......      100.0         100.0         100.0         100.0         100.0         100.0         100.0
Operating costs and
  expenses:
  Cost of revenue:
    Cost of services......       11.1          16.3          17.8          45.9          52.2          52.1          63.0
    Cost of services to
     related parties......       85.0          63.3          56.0          29.5          29.3          40.9          46.8
    Cost of software
     licenses.............         --            --            --            --            --            --            --
                            -----------   -----------   -----------   -----------   -----------   -----------   -----------
      Total cost of
       revenue............       96.1          79.6          73.8          75.4          81.5          93.0         109.8
  Development and
   engineering............      168.9         133.7         120.6          51.7          40.2          40.5          37.4
  Sales, general and
   administrative.........      130.1          94.0         101.5          55.6          50.9          65.7          39.1
  Amortization of
   intangible assets......       55.3          44.9          39.2          16.6          20.0          18.2          22.0
                            -----------   -----------   -----------   -----------   -----------   -----------   -----------
      Total operating
       costs and
       expenses...........      450.4         352.2         335.1         199.3         192.6         217.4         208.3
                            -----------   -----------   -----------   -----------   -----------   -----------   -----------
Loss from operations......     (350.4)       (252.2)       (235.1)        (99.3)        (92.6)       (117.4)       (108.3)
Interest income...........        7.6           4.6           3.9           3.9           3.7           2.6           1.6
Interest expense..........       (2.6)         (3.3)         (1.8)         (2.3)         (1.2)         (1.2)         (0.9)
Dividends on ActaMed's
  convertible redeemable
  preferred stock.........      (40.7)        (34.8)        (28.6)         (7.6)         (9.1)           --            --
                            -----------   -----------   -----------   -----------   -----------   -----------   -----------
Net loss..................     (386.1)%      (285.7)%      (261.6)%      (105.3)%       (99.2)%      (116.0)%      (107.6)%
                            -----------   -----------   -----------   -----------   -----------   -----------   -----------
                            -----------   -----------   -----------   -----------   -----------   -----------   -----------



    Revenue has grown each quarter as demand for Healtheon's services has increased. Cost of revenue increased in the quarter ended December 31, 1997 due primarily to expenses related to the Brown & Toland contract, and in the quarters ended March 31, June 30 and September 30, 1998 due primarily to expenses related to the Beech Street and SmithKline Labs contracts. In addition, in the quarter ended June 30, 1998, total cost of revenue increased due in part to an increase in amortization of capitalized internally developed software. This increase was due to the fact that Healtheon evaluated the carrying value of the capitalized internally developed software in light of the changes in operations resulting from the acquisition of ActaMed by Healtheon. Healtheon determined that it expected no future cash flows to be generated by this software and, accordingly, wrote off the remaining unamortized balance of $.6 million. Development and engineering expense increased in the quarters ended March 31, June 30 and September 30, 1998 due to a significant increase in personnel engaged in the development of Healtheon's applications and services. Sales, general and administrative expenses increased in each of the quarters ended September 30, 1997 through September 30, 1998 due to increases in sales and executive personnel and due to amortization of deferred compensation. In addition, Healtheon recorded substantial professional fees related to the acquisition of ActaMed in the quarter ended June 30, 1998.



    Healtheon's quarterly revenue and operating results have varied in the past and are likely to vary substantially in the future. Healtheon intends to increase its marketing, sales, development and engineering, and administrative activities and to increase other operating expenses as required to integrate the operations, technologies and networks of recent and any future acquisitions and expand its healthcare network infrastructure and operations. It is anticipated that these expenses could significantly precede any revenue generated by the increased spending. If Healtheon does not experience significantly increased revenue from these efforts, Healtheon's business, financial condition and results of operations could be materially and adversely affected. In addition, Healtheon's expense levels are based in part on its expectations concerning future revenue and are relatively fixed in the short-term. Consequently, if Healtheon's revenue is below expectations in any period, Healtheon may not be able to adjust its spending levels in a timely manner.



LIQUIDITY AND CAPITAL RESOURCES



    Healtheon has funded its operations since inception primarily through the private placement of equity securities, through which it had raised net proceeds of $59.6 million through September 30, 1998. Healtheon has also financed its operations through equipment lease financing and bank borrowings. As of September 30, 1998, Healtheon had outstanding equipment lease financing and bank borrowings of $4.8 million. As of September 30, 1998, Healtheon had approximately $5.4 million of cash, cash equivalents and short-term investments.



    Cash used in operating activities was $1.3 million in 1995, $9.6 million in 1996 and $16.4 million in 1997. The cash used during these periods was primarily attributable to net losses of $3.7 million in 1995, $18.6 million in 1996 and $28.0 million in 1997 offset in part by depreciation and amortization and dividends on ActaMed's convertible redeemable preferred stock. These losses were principally related to increased development and engineering expenses and sales, general and administrative expenses. Cash used in operations in the first nine months of 1998 was $13.9 million, reflecting a net loss partially offset by depreciation and amortization expenses and increases in liabilities.



    Investments in property and equipment, excluding equipment acquired under capital leases, and internally developed software were $.5 million, $3.0 million, $3.1 million and $5.1 million in 1995, 1996 and 1997, and the first nine months of 1998. In 1997, Healtheon used $5.3 million of cash to purchase short-term investments. During the first nine months of 1998, Healtheon purchased an additional $4.3 million of short-term investments and realized $8.8 million in cash from maturities of its short-term investments. Healtheon had no purchases or maturities of short-term investments in 1995, 1996, or the nine months ended September 30, 1997.



    Cash provided by financing activities was $7.0 million, $11.1 million and $34.6 million in 1995, 1996 and 1997 resulting primarily from net proceeds from the sale of preferred stock and, to a lesser extent, from a bank line and bridge note financing in 1997. Cash provided by financing activities for the first nine months of

1998 was $3.2 million, primarily from the net proceeds from the sale of preferred and common stock, partially offset by payments on line of credit borrowings and capital lease obligations. In November 1998, Healtheon received proceeds of $46.1 million from the sale of its Series A preferred stock.



    As of September 30, 1998, Healtheon did not have any material commitments for capital expenditures. Healtheon's principal commitments at December 31, 1997 consisted of obligations of $14.4 million under operating leases and $2.2 million under capital leases. See Note 6 of Notes to Consolidated Financial Statements.



    Healtheon currently anticipates that the net proceeds from the offering, together with its available cash resources and credit facilities, will be sufficient to meet its presently anticipated working capital, capital expenditure and business expansion requirements for at least the next 12 months. However, Healtheon may need to raise additional funds within the next 12 months to support expansion, develop new or enhanced applications and services, respond to competitive pressures, acquire complementary businesses or technologies or take advantage of unanticipated opportunities. Healtheon's future liquidity and capital requirements will depend upon numerous factors, including the success of Healtheon's existing and new application and service offerings and competing technological and market developments. Healtheon may be required to raise additional funds through public or private financing, strategic relationships or other arrangements. There can be no assurance that additional funding, if needed, will be available on terms acceptable to Healtheon, or at all.


YEAR 2000 COMPLIANCE


    Many currently installed computer systems and software products are unable to distinguish between twentieth century dates and twenty-first century dates. As a result, many companies' software and computer systems may need to be upgraded or replaced to comply with these "Year 2000" requirements. Healtheon's business is dependent on the operation of numerous systems that could potentially be impacted by Year 2000 related problems. Those systems include, among others: hardware and software systems used by Healtheon to deliver services to its customers, including Healtheon's proprietary software systems as well as hardware and software supplied by third parties; communications networks, such as the Internet and private intranets, which Healtheon depends on to provide electronic transactions to its customers; the internal systems of Healtheon's customers and suppliers; the hardware and software systems used internally by Healtheon in the management of its business; and non-information technology systems and services used by Healtheon in its business, such as telephone systems and building systems.



    Healtheon has internally reviewed the proprietary software systems it uses to deliver services to its customers. Although Healtheon believes that its internally developed applications and systems are designed to be Year 2000 compliant, Healtheon utilizes third-party equipment and software that may not be Year 2000 compliant. Also, two systems acquired by ActaMed, specifically SCAN and ProviderLink, which together accounted for approximately 43% of Healtheon's total revenue in the first nine months of 1998, will require modifications to become Year 2000 compliant. Healtheon plans to release Year 2000 upgrades to these systems in early 1999. Healtheon estimates the cost of these Year 2000 upgrades to be less than $1.0 million. In addition, Healtheon's SCAN product is installed on approximately 4,650 Healtheon-owned workstations located in provider offices. Many of these workstations are not Year 2000 compliant and must be upgraded or replaced by Healtheon. Healtheon expects the costs of such upgrades or replacements to be less than $1.0 million. However, Healtheon could experience delays and cost overruns in the development of these upgrades, the upgrades could contain defects and Healtheon could experience difficulties in getting Healtheon's installed base of physicians to implement these upgrades in a timely manner. If Healtheon experiences these or other difficulties in developing and deploying its Year 2000 upgrades, revenues from SCAN and ProviderLink could be significantly reduced, which could have a material adverse effect on Healtheon's business, financial condition and results of operations. Failure of third-party or Healtheon equipment or software to operate properly with regard to the Year 2000 and thereafter could require Healtheon to incur unanticipated expenses to remedy any problems, which could have a material adverse effect on Healtheon's business, financial condition and results of operations. In certain of its agreements, Healtheon warrants that its applications and services are Year 2000 compliant. Failure of Healtheon's applications and services to be Year 2000 compliant could result in the termination of these agreements or in liability for damages, either of which could have a material adverse effect on Healtheon's business, financial condition and results of operations. Healtheon does not believe that its expenditures to upgrade its internal systems and applications will have a material adverse effect on its business, financial condition and results of operations.



    Furthermore, the success of Healtheon's efforts may depend on the success of other healthcare participants in dealing with their Year 2000 issues. Many of these organizations are not Year 2000 compliant, and the impact of widespread customer failure on Healtheon's systems is difficult to determine. Customer difficulties due to Year 2000 issues could interfere with healthcare transactions or information, which might expose Healtheon to significant potential liability. If client failures result in the failure of Healtheon systems, Healtheon's business, financial condition and results of operations would be materially adversely affected. Furthermore, the purchasing patterns of these customers or potential customers may be affected by Year 2000 issues as companies expend significant resources to become Year 2000 compliant. The costs of becoming Year 2000 compliant for current or potential customers may result in reduced funds being available to purchase and implement Healtheon's applications and services.



    Healtheon, with the assistance of an independent consulting firm specializing in Year 2000 issues, is conducting a formal assessment of its Year 2000 exposure in order to determine what steps beyond those identified by Healtheon's internal review may be advisable. Healtheon expects to complete this assessment in the first quarter of 1999. Healtheon does not presently have a contingency plan for handling Year 2000 problems that are not detected and corrected prior to their occurrence. Any failure of Healtheon to address any unforeseen Year 2000 issue could adversely affect Healtheon's business, financial condition and results of operations.


RECENT ACCOUNTING PRONOUNCEMENTS


    In June 1997, the Financial Accounting Standards Board, or "FASB," issued Statement of Financial Accounting Standards, or "SFAS," No. 131, "Disclosures about Segments of an Enterprise and Related Information." Healtheon is required to adopt SFAS No. 131 for the year ending December 31, 1998. SFAS No. 131 requires disclosure of certain information regarding operating segments, products and services, geographic areas of operation and major customers. Adoption of SFAS No. 131 is expected to have no material impact on Healtheon's financial condition or results of operations.



    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." Healtheon is required to adopt SFAS No. 133 for the year ending December 31, 2000. SFAS No. 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. Because Healtheon currently holds no derivative financial instruments and does not currently engage in hedging activities, adoption of SFAS No. 133 is expected to have no material impact on Healtheon's financial condition or results of operations.



    In March 1998, the American Institute of Certified Public Accountants issued Statement of Position, or "SOP," 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 requires that entities capitalize certain costs related to internal-use software once certain criteria have been met. Healtheon is required to implement SOP 98-1 for the year ending December 31, 1999. Adoption of SOP 98-1 is expected to have no material impact on Healtheon's financial condition or results of operations.

                                    BUSINESS

INDUSTRY BACKGROUND

    GROWTH OF INTERNET COMMERCE AND FUNCTIONALITY


    The Internet's open architecture, universal accessibility and growing acceptance make it an increasingly important environment for business-to-business and business-to-consumer interaction. Use of the Internet is rapidly expanding from simple information publishing, messaging, and data gathering to critical business transactions and confidential communications. For many industries, the Internet is connecting previously disconnected business processes and allowing companies to automate workflows, lower distribution costs and extend their market reach. Healtheon believes the healthcare industry, because of its size, fragmentation and extreme dependence on information exchange, is particularly well suited to benefit from greater use of the Internet.


    NEED FOR REDUCED HEALTHCARE COSTS AND IMPROVED QUALITY OF CARE

    According to the Health Insurance Association of America, healthcare is the largest single sector of the U.S. economy, consuming approximately $1 trillion annually, or 14% of the country's gross domestic product. The healthcare industry consists of a complex mix of participants, which includes:

    - "Providers" -- physicians, medical practice groups, hospitals and other organizations that deliver medical care;

    - "Payers" -- the government agencies, insurance companies, managed care organizations and other enterprises that pay the bills for healthcare;

    - "Suppliers" -- clinical laboratories, pharmaceutical companies, and other groups that provide tests, drugs, x-rays and other services; and

    - "Consumers" -- individual patients who receive medical care, and the government agencies, employers and other organizations that represent groups of individuals.

    All healthcare participants rely heavily upon information to perform their roles in the industry. Individuals compare medical plans, choose physicians and submit claims for reimbursement. Employers select health plans, determine benefit levels, enroll employees and maintain employee eligibility data. Providers verify patient eligibility, collect patient histories, order diagnostic tests and x-rays, receive and interpret test results, render diagnoses, make referrals and submit claims to payers. Payers manage referrals, establish medical care protocols and reimbursement policies and process claims. Suppliers analyze and process patient samples or tests, provide results, fill prescriptions and submit claims for reimbursement. These and many other healthcare transactions are also highly dependent on information, and each participant is dependent on the others for parts of that information. In sum, the finance and delivery of healthcare requires that consistent, accurate information be shared confidentially across a large and fragmented industry.


    Inefficiencies within the healthcare system consume enormous amounts of time, resources and dollars. It is estimated that over $250 billion, or 25% of every healthcare dollar, are wasted through the delivery of unnecessary care, performance of redundant tests and procedures, and excessive administrative costs. Healtheon believes much of this inefficiency and waste is a direct result of poor information exchange among healthcare participants. Consumers do not have easy access to the detailed information they need to compare health plans, select physicians, or manage their own healthcare and benefits. Providers often lack timely access to relevant patient information, and this lack of information causes them to prescribe unnecessary tests or procedures and hinders their ability to diagnose and treat patients. Providers and suppliers often rely on manual processes to share data, and errors and information bottlenecks resulting from these manual processes cause delays in determining eligibility, approving referrals, reporting test


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results and paying claims. These inefficiencies contribute to the rising cost of healthcare. As a result, the government and other purchasers of healthcare have increasingly placed pressure on the healthcare industry to improve the cost-effectiveness of healthcare while maintaining the quality of care.

    LIMITATIONS OF TRADITIONAL FUNCTIONAL APPROACH TO HEALTHCARE INFORMATION
     MANAGEMENT

    The unique characteristics of the healthcare industry have limited the scope of previous technology solutions. The sheer number of participants, the complexity of healthcare transactions, and pervasive concerns about confidentiality have precluded any comprehensive solution that would deliver connectivity and automated workflows across the entire industry. Healthcare organizations and their traditional technology vendors have focused on automating discrete business processes, such as billing and scheduling for physicians, or claims processing for hospitals and payers. As a result, the industry currently uses thousands of different mainframe and client/server systems that lack cross-platform compatibility. While these legacy systems serve the narrow functions for which they were designed, they have compounded the industry's connectivity problems. Information the industry needs to share is trapped in isolated, proprietary databases using non-standardized data formats. In this environment, many physician offices, particularly those with limited financial resources, have been reluctant to invest in information technology solutions. Current solutions may provide connectivity to a single payer or supplier, or to a limited subset of payers or suppliers, leaving the physician office with its old manual processes for the majority of its transactions. The following examples illustrate how poor information management and the lack of connectivity result in costly, inefficient healthcare services:

    ENROLLMENT AND ELIGIBILITY. The enrollment process typically begins with employees choosing a health plan and completing paper forms; the employer manually enters the employee information into its human resources information system and subsequently sends the data, often via a paper report, to the relevant health plan. The plan manually enters the information into its membership system and sends the information, again often in paper form, to other entities, such as provider groups, pharmacies, pharmacy benefit management companies and diagnostic laboratories, which in turn must manually enter this information into their own systems. By the time this process is complete, the information may be months old and contain data entry errors, and the disparate healthcare information systems of the various participants may contain conflicting information about the same member. The participants must then expend costly, time-consuming extra effort to correct these errors manually. In the interim, patients may be denied treatment or providers may go unpaid for their services.


    REFERRALS AND AUTHORIZATIONS. Managed care organizations may require physicians to obtain prior approval to refer patients to specialists or to render certain treatments. The approval process often requires physicians to mail, fax or telephone requests for authorization to the health plan. The plan manually enters the data into its own system, checks its guidelines regarding conditions of referral, and replies via mail, fax or telephone with an approval or denial, a process that can take two days to a week or more. Next, the patient must schedule an appointment if the request is approved, or seek alternative care if the request is denied. This lengthy authorization process is costly, wastes valuable physician time and delays patient care.


    CLINICAL INFORMATION EXCHANGE. To diagnose and treat a patient properly, physicians need access to clinical information, such as medical history data, laboratory and x-ray results, and medication lists. However, this information typically resides in proprietary databases or is stored in paper form. Therefore, the physician must submit requests for information by phone or fax to various hospitals, laboratories, outpatient diagnostic centers or provider offices. Even when the data are stored at the physician's office, it can be time-consuming to locate in the physician's paper-based medical record system. As a result, significant delays can occur before the physician obtains the information required to diagnose the patient's condition accurately. Often, physicians will require patients to repeat tests for which data are missing,

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leading to unnecessary expense. More important, the lack of timely access to accurate clinical information in an urgent care situation may lead to inaccurate diagnoses resulting in delayed or inappropriate care. The problem is therefore not only costly, but also potentially harmful.

    The limitations and inefficiencies of traditional healthcare information management ultimately harm the individual consumer. Individual consumers have little control or influence over how healthcare services are provided, in part because they lack easy access to information. It can be difficult for consumers to perform simple tasks, such as changing primary care providers, gaining access to their own medical records, or monitoring their own care and compliance at home, because the information they need for these simple tasks requires time-consuming phone calls or paper correspondence. Consumers, frustrated by burdensome bureaucracy and lack of empowerment, often fail to take ownership and control of their own treatment and recovery. The result is higher costs of care and growing dissatisfaction with the healthcare experience.

    HEALTHEON'S OPPORTUNITY


    Healtheon believes a significant opportunity exists to leverage the power of the Internet to provide secure, open, universally accessible network services that connect participants and automate workflows throughout the healthcare delivery process. Healtheon believes that such a solution has the potential to create significant improvements in the way that information is used by the healthcare system, enabling improved workflows, better decision-making and, ultimately, higher quality care at a lower cost.


THE HEALTHEON VIRTUAL HEALTHCARE NETWORK

    Healtheon is pioneering the use of the Internet to simplify workflows, decrease costs and improve the quality of patient care throughout the healthcare industry. Healtheon has designed an Internet-based information and transaction platform that allows it to create Virtual Healthcare Networks that facilitate and streamline interactions among the myriad participants in the healthcare industry. The Healtheon VHN solution includes a suite of services delivered through applications operating on its Internet-based platform. Healtheon VHNs enable the secure exchange of information among disparate healthcare information systems and support a broad range of healthcare transactions, including enrollment, eligibility determination, referrals and authorizations, laboratory and diagnostic test ordering, clinical data retrieval and claims processing. Healtheon provides its own applications on the Healtheon Platform and also enables third-party applications to operate on its platform. The Healtheon Virtual Healthcare Network solution provides the following key benefits:

    ELIMINATION OF UNNECESSARY OR REDUNDANT EFFORTS. The Healtheon VHN solution is designed to reduce paper-based transactions, eliminate redundant data entry, shorten cycle times and decrease the communication inefficiencies created by isolated proprietary systems. Healtheon believes that by decreasing redundant tasks, errors, delays, and unnecessary tests and procedures, it can create efficiencies and reduce costs across the healthcare industry.


    EXTENDIBILITY ACROSS THE CONTINUUM OF HEALTHCARE. Healtheon leverages the Internet to provide an open, low-cost information and transaction platform capable of extending across a wide range of healthcare market segments. The Healtheon VHN solution is designed to interconnect a broad range of practice management, managed care, human resources and laboratory information systems. Healtheon expects the benefits of its solution to increase as it adds customers, enabling each user to exchange more data and complete more transactions with a greater number and broader range of other healthcare industry participants.



    SCALABILITY AND FLEXIBILITY. The Healtheon VHN solution is designed to support Healtheon's customers as their businesses grow and evolve. The Healtheon Platform is designed to scale to accommodate high


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
volumes of transactions and large numbers of simultaneous users. In addition, Healtheon's object-oriented platform provides flexibility so that customers can add or modify applications and transaction capabilities to react to changes in the healthcare marketplace.

    HIGH DEGREE OF SECURITY. To enable the use of the Internet for transmission of highly sensitive and confidential data, Healtheon utilizes advanced technology designed to ensure a high degree of security. This technology includes strict authentication requirements, sophisticated data encryption techniques, system-wide network security monitoring and tightly controlled physical security systems. These safeguards are designed to provide a secure environment for the exchange of confidential patient and customer data. The Healtheon Platform is designed to enable compliance with proposed government standards under the Health Insurance Portability and Accountability Act of 1996, which mandate the acceptance by payers of electronic transactions as well as the use of standard transactions, standard identifiers and security features by the year 2000.

    INCREASED ACCURACY AND TIMELINESS OF INFORMATION. The Healtheon VHN solution is designed to increase information flows among all healthcare participants, which ultimately results in more timely and appropriate treatments. For example, on-line access to accurate, up-to-date eligibility information facilitates patients' access to care on a more timely basis, reduces frustration and costs and increases the likelihood that providers will be compensated for their services in a timely manner. Similarly, using Healtheon's VHN solution, consumers will have greater access to their healthcare information, thereby enabling them to become more active participants in the provision of their own healthcare.

    Healtheon believes that these and other benefits provided by its solution will result in increased quality of care.

STRATEGY


    Healtheon's objective is to become the leading provider of Internet-based transaction and information services to the healthcare industry. Healtheon's strategy includes the following key elements:



    LEVERAGE INTERNET TECHNOLOGY. Healtheon leverages Internet technology to create Virtual Healthcare Networks that provide secure transactions and communications among a broad range of healthcare participants, regardless of their legacy computing platforms. Unlike traditional proprietary solutions that focus on point-to-point communications and narrowly defined transactions, Internet technology allows Healtheon to integrate all categories of healthcare participants--payers, providers, suppliers and consumers--to eliminate redundant tasks and reduce costs. Healtheon believes that such connectivity will optimize and simplify the flow of mission-critical information.



    EXPAND FUNCTIONALITY AND TRANSACTION CAPABILITY. Healtheon seeks to identify key functions that are critical to particular industry participants and integrate applications supporting these functions into its VHN. Healtheon plans to accomplish this by building native, Internet-based applications encompassing the identified functionality, by acquiring businesses or technologies, and by enabling industry-leading, third-party applications on its platform. Healtheon has initially targeted those applications that are most critical to each business segment of the healthcare industry, offer the highest value to the participants, and are readily adaptable to a network computing paradigm. For example, Healtheon developed its Benefits Administration application suite to automate healthcare plan enrollment and is developing its Healtheon Practice application suite, which is in use at beta sites, to manage eligibility, referrals, authorizations and claims transactions between healthcare providers and payers.



    FORM STRATEGIC RELATIONSHIPS WITH LEADING HEALTHCARE
PARTICIPANTS. Healtheon is aggressively pursuing strategic relationships with leaders in key healthcare industry segments to increase its portfolio of applications and services, increase the number of connected users and provide specialized industry expertise for new applications. In addition, Healtheon plans to acquire companies with strategic relationships with leading healthcare industry participants. Healtheon believes this strategy also provides accelerated market awareness and demand for Healtheon's services through the influence of these partners both directly, through their use and sales efforts, and indirectly, through their relationships with other potential customers. To date, Healtheon has established strategic relationships with leading healthcare organizations, including: United HealthCare, one of the largest health maintenance organizations in the United States; SmithKline Labs, one of the largest independent clinical laboratory companies in the United States; Brown & Toland, a leading medical group in the San Francisco Bay Area; and Beech Street, one of the largest preferred provider organizations in the United States.



    ESTABLISH A NATIONAL PRESENCE REGION BY REGION. Healtheon believes that the value of its applications and services will grow as the number of connected parties and the breadth of the transactions conducted on Healtheon's platform increase. However, healthcare remains highly regional, driven by business relationships and practices that are often unique to specific regions. Therefore, Healtheon's approach is to target regional markets where it can gain critical mass and to expand nationally region by region. Healtheon plans to enter into, and to acquire companies with, strategic relationships with national and regional healthcare participants that have significant market share in specific regions. In addition, Healtheon intends to leverage its existing relationships to penetrate new regions and markets.



    PURSUE USAGE-BASED BUSINESS MODEL. Healtheon offers network-based transaction and information services on a transaction or subscription fee basis. This pricing model reduces the initial investment required to obtain the benefits of high-end information technology systems, enabling physicians, small organizations and individuals to gain access to these systems for the first time. By enabling the shift from fixed information technology costs to variable costs, Healtheon believes that it will be able to achieve a critical mass of users and broad-based adoption of the Healtheon Virtual Healthcare Network solution.



    PROVIDE A COMPLETE SOLUTION. In addition to its network-based transaction and information services, Healtheon offers consulting, application development, systems integration and network management services to provide complete customer-specific solutions. By offering this range of services, Healtheon can provide customers with a complete migration path from the customers' legacy systems and processes to Healtheon's Internet-based model.


HEALTHEON'S SERVICES

    Healtheon offers a suite of healthcare transaction and information services delivered over the Internet or over private intranets and other networks. These network-based services are provided by software applications operating on or interfacing with the Healtheon Platform, which is designed to provide connectivity across the healthcare industry and enable a broad array of secure, mission-critical healthcare transactions. In addition to its platform and Internet-based applications, Healtheon provides comprehensive consulting and implementation services to enable its customers to take full advantage of the capabilities of Healtheon's platform.

    Healtheon provides a broad range of applications and services that support key healthcare transactions. The components of these application suites can be combined and modified, or supplemented with new application components, to provide custom solutions for large, complex, multi-entity business enterprises. These applications and services are typically sold on a transaction or subscription fee basis, which varies across customers and market segments. The following chart summarizes the key transactions supported by Healtheon, organized by business function.

         BUSINESS           CUSTOMERS/
         FUNCTION              USERS            TRANSACTIONS SUPPORTED         HEALTHEON SERVICE
Membership Services          Consumers   - Enrollment                          Benefits
                                Payers   - Plan comparison/selection           Administration
                                         - Provider search, selection, change
                                         - Benefits inquiry
                                         - Messaging

Healthcare Administration       Payers   - Eligibility determination           Healtheon Practice
and Financial Management     Providers   - Referrals                           Healtheon
                                         - Authorization                       ProviderWorks*
                                         - Claims submission and status        ProviderLink
                                         - Remittance advice
                                         - Provider directories*
                                         - Provider files-management*
                                         - Reporting
                                         - Claims repricing*

Clinical Information         Providers   - Patient identification and          Healtheon Dx*
Services                     Suppliers   encounter history                     SCAN+
                                         - Patient registration                GMPI+
                                         - Lab orders and results
                                         - Text document/transcription
                                           distribution

Online Consumer              Consumers   - Access to licensed dictionaries     Healtheon
Information                              and encyclopedias, medical news and   Consumer
                                           other reference sources             Portal
                                         - Customized wellness assessments
                                         - Food label and nutritional library
                                         - Secure communications and
                                           transactions with providers and
                                           health plans*

---------

*Under development

+Not Internet-enabled


    The primary applications and services currently available or under development are described in greater detail below. Certain of these applications were acquired by Healtheon and are not yet Internet-enabled; Healtheon is currently redeveloping or replacing these applications to integrate them with the Healtheon Platform.


    MEMBERSHIP SERVICES. Healtheon provides membership services through its Benefits Administration service. The Benefits Administration service utilizes internally developed applications operating on the Healtheon Platform. The service provides Internet-based connectivity between healthcare payers and consumers and supports transactions such as selection of health plans and providers, enrollment for benefits and benefit inquiries. Benefits Administration users also receive Healtheon's Health Risk Appraisal service, which provides consumer education in wellness and health risks. Healtheon has deployed its Benefits Administration service directly and through aggregators to 45 companies, covering approximately 190,000 members.

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

    HEALTHCARE ADMINISTRATION AND FINANCIAL MANAGEMENT. Healtheon supports or will support healthcare administration and financial management transactions through its ProviderLink, Healtheon Practice and Healtheon ProviderWorks services. ProviderLink was licensed by Healtheon's ActaMed subsidiary from United HealthCare Corporation. Healtheon is currently developing a software interface between the Healtheon Platform and ProviderLink to integrate ProviderLink with Healtheon's network-based services. ProviderLink is used by providers to support transactions and workflows with payers. ProviderLink supports transactions such as eligibility determinations, claims submission and status, and remittance advice. For example, physicians use ProviderLink to determine eligibility of patients to receive care and to submit health claims to payers. ProviderLink is currently deployed in over 4,300 active provider sites in more than 20 major markets, and processes over 3.2 million transactions per month.



    Healtheon has developed Healtheon Practice, a new Internet-based provider service with support from Brown & Toland, one of Healtheon's strategic partners. Healtheon Practice, which is in use at beta sites, is designed to provide all of the functionality of ProviderLink and also support referrals, authorization, and provider directories reporting. Providers using the Healtheon Practice service will be able to receive real-time patient eligibility verifications and referral authorizations over the Healtheon VHN.



    Healtheon is developing Healtheon ProviderWorks, a new Internet-based payer service, with support from Beech Street, one of Healtheon's strategic partners. Healtheon ProviderWorks is designed to support the creation and management of networks of providers. The service is designed to manage large, complex provider directories and files, manage provider relationships and contracts and perform certain claim processing functions, such as claim repricing. See "-- Strategic Relationships."



    CLINICAL INFORMATION SERVICES. Healtheon's SCAN product supports ordering and distribution of clinical tests and test results between SmithKline Labs and providers using SmithKline Labs' services. ActaMed acquired the SCAN application from SmithKline Labs. SCAN is deployed on approximately 4,650 installed workstations serving physicians throughout the United States. SCAN is not Internet-enabled; however, Healtheon is developing a new Internet-enabled application called Healtheon Dx, currently in beta testing, that will combine the functionality of SCAN and ProviderLink. See "-- Strategic Relationships."



    Healtheon's Global Master Person Index, or "GMPI," enables the unique identification of a patient and reconciliation of multiple records for the same patient contained on diverse information systems. GMPI also supports access to patient data and registration information as well as clinical records. GMPI is an object-oriented application developed by ActaMed and is not yet Internet-enabled. Healtheon intends to adapt and implement GMPI functionality on the Healtheon Platform.



    ONLINE CONSUMER INFORMATION. Healtheon's recently introduced Consumer Portal provides individual consumers with an authoritative source for healthcare information and is intended to extend Healtheon's transaction services directly to individual consumers. The Consumer Portal provides access to medical dictionaries and encyclopedias, medical news, a food label and nutritional library and customized wellness assessments. These sources include: Miller-Keane Encyclopedia & Dictionary of Medicine, Nursing & Allied Health; Dorland's Illustrated Medical Dictionary; Citizen 1's CitiLine index of authoritative medical information; A.D.A.M.'s Hypertext Medical Encyclopedia; and Links to medical headlines via the New York Times Syndicate. Healtheon's business partners can integrate the Consumer Portal into their own sites to provide their consumers with a single point of entry into the healthcare community.



    Healtheon expects to expand its Consumer Portal to support secure communications and transactions between consumers and their providers and health plans.


    OTHER SERVICES. Healtheon also provides professional services to its customers to enable them to define, develop and implement network-based information systems that leverage the capabilities of the Healtheon Platform. These services are typically sold on a fixed fee or time and materials basis. These services include consulting on information systems strategy related to the use of the Internet and secure networks, including design of information systems functional specifications, mapping and redesign of business processes and identification of enterprise transformation and training requirements to take advantage of increased connectivity. Healtheon also provides custom development of applications and enables the deployment of Healtheon services and integration with legacy information technology systems. In addition, Healtheon provides transitional network management services of its customers' networks. Healtheon believes that its success is partially dependent upon its ability to introduce new applications in several healthcare markets in a relatively short period of time. Healtheon currently offers a limited number of applications on its platform.


CUSTOMERS AND MARKETS


    Healtheon's target customers include providers, payers, suppliers and consumers. Because Healtheon believes that the value and benefit of Healtheon's services are directly related to both the number of participants using Healtheon VHNs and the breadth of functionality supported, it intends initially to focus on selected regions where it can quickly gain significant market acceptance. Healtheon is presently targeting a number of regional markets across the United States.



    PROVIDERS. Healtheon's target provider customers include aggregators of individual physicians such as large medical groups, independent practice associations, physician practice management companies and other large, organized physician entities. In particular, Healtheon seeks to form strategic relationships with providers with a high degree of involvement in managed care, especially providers that are involved in activities such as capitation, which require them to bear some level of insurance risk for each enrolled patient. Healtheon's services for these providers include benefit eligibility determinations, referrals and authorizations, claims processing, ordering of clinical tests and delivery of results and maintenance of patient histories. Healtheon also targets as potential customers large integrated delivery networks that combine multiple healthcare facilities, such as hospitals, outpatient facilities, labs and diagnostic centers, and affiliate with physicians and physician groups to coordinate care, contract for managed care lives and manage healthcare resource utilization. Healtheon offers these customers the following services: patient identification, patient registration, ordering of clinical tests and delivery of results and distribution of text documents across the network. Healtheon's current customers in this category include Brown & Toland, Baylor Health Care System, Hill Physician Group, Promina Health System and the Greater Dayton Area Hospital Association.



    PAYERS. Healtheon's target payer customers include managed care organizations, indemnity insurers, third-party administrators and federal and state governmental agencies. Healtheon targets managed care organization customers, such as mid-sized to large HMOs and PPOs. Healtheon's services for these customers include eligibility determination, member customer service functions, referral and authorization management, coordination of provider files and directories, and submission and tracking of claims and patient encounter reports. Healtheon targets indemnity insurer and third-party administrator customers, such as mid-sized to large commercial entities, Medicare and other agencies of federal and state government. Healtheon's current customers in this category consist of United HealthCare, Beech Street, Sun Life of Canada, Blue Shield of California, CIGNA HealthCare and the Health Care Financing Administration.



    SUPPLIERS. Healtheon's target supplier customers include large national laboratory companies, pharmaceutical companies and pharmacy benefit managers. Healtheon's services for laboratory companies include ordering clinical tests and reporting test results. Healtheon's customers in this category include SmithKline Labs and Schering Corporation.


    CONSUMERS. Healtheon's target consumer customers include employers, health plans and health plan brokers. Healtheon's services in this area include a consumer web portal, health plan enrollment, benefits administration and membership coordination. Healtheon's target employer group includes mid-sized and large employers and, particularly, self-funded employers that have complex benefits management needs.

Healtheon's target health plan broker customers include mid-sized to large brokers that aggregate small and medium employers and administer healthcare benefits on their behalf. Healtheon services 45 employers covering approximately 190,000 members.

STRATEGIC RELATIONSHIPS


    Healtheon has entered into several strategic relationships that it believes will enhance its application portfolio, provide important specialized industry expertise, increase its market penetration, and generate revenue. Certain of these relationships are described below:



    UNITED HEALTHCARE GROUP. United HealthCare is one of the largest HMOs in the United States. United HealthCare is Healtheon's second largest stockholder and will own approximately 13.3% of Healtheon's common stock after the offering. In March 1996, Healtheon acquired United HealthCare's ProviderLink network which supports over 4,300 active provider sites in more than 20 major markets servicing over 3.2 million transactions per month. Healtheon earns transaction fee revenue by providing certain healthcare information services to United HealthCare, members of United HealthCare's provider network and ProviderLink subscribers.



    In April 1996, Healtheon and United HealthCare entered into a Services and License Agreement, the "United HealthCare Agreement", under which Healtheon, using ProviderLink, provides claims processing, referral, eligibility and enrollment services, to United HealthCare's managed care providers and customers. Under the United HealthCare Agreement, Healtheon currently receives a monthly fee for each user site enrolled with United HealthCare and a fee per transaction. However, the United HealthCare Agreement does not guarantee any minimum level of transactions or payments to Healtheon. The United HealthCare Agreement has a five year term; however, the agreement provides that two years after the date of the agreement, the parties will agree on new prices that will be competitive with the marketplace. Healtheon and United HealthCare are negotiating such new prices, and Healtheon anticipates that the new prices will reduce the rates paid by United HealthCare. United HealthCare has also agreed during the term of the United HealthCare Agreement not to promote or contract for services providing the same functionality as that provided by Healtheon, although United HealthCare is permitted to continue to utilize services it was utilizing when it entered into the United HealthCare Agreement.



    In addition, through ActaMed, Healtheon has developed PLNet, an Internet-based version of ProviderLink, which Healtheon intends to integrate into the Healtheon Platform and offer to other major healthcare payers and providers. Healtheon is working with United HealthCare to expand the applications and content available to United HealthCare's provider network, to increase the size and geographic reach of its provider network, and to assimilate newly acquired health plans. William McGuire, M.D., the Chairman and CEO of United HealthCare, is a member of Healtheon's Board of Directors. The United HealthCare Agreement is effective through March 2001, subject to earlier termination in the event Healtheon fails to meet certain network performance standards or otherwise breaches its material obligations under the United HealthCare Agreement.



    SMITHKLINE BEECHAM CLINICAL LABORATORIES, INC. SmithKline Beecham Clinical Laboratories, Inc., or "SmithKline Labs," a subsidiary of SmithKline Beecham, is one of the largest independent clinical laboratories in the United States. SmithKline is a stockholder of Healtheon and will own approximately 9.1% of Healtheon's common stock after the offering. In December 1997, Healtheon and SmithKline Labs entered into a Services Agreement, or the "Services Agreement" under which Healtheon provides lab orders and results to providers that use SCAN. SmithKline Labs has also agreed to promote Healtheon as its preferred vendor for laboratory electronic connectivity services.

    Healtheon acquired SCAN-related assets from SmithKline Labs, including approximately 4,200 installed workstations in physicians' offices, hospitals and other provider offices. Healtheon is currently developing Healtheon Dx, an Internet-enabled version of the SCAN system, which Healtheon plans to integrate into the Healtheon Platform and to offer to physicians using SmithKline Labs' services or to physicians using other laboratories. Tadataka Yamada, M.D., President of SmithKline Beecham Healthcare Services, is a member of Healtheon's Board of Directors. The Services Agreement is effective through December 2002, with options for successive two-year renewals, subject to earlier termination in the event Healtheon fails to meet certain network performance standards or if Healtheon otherwise breaches its material obligations under the Services Agreement. The Services Agreement provides that the parties will negotiate new rates as of January 1, 2001 and each two years thereafter. Pursuant to the Services Agreement, the renegotiated rates must be competitive with the marketplace and must be no higher than the lowest fees charged by Healtheon to similarly situated customers.



    In January 1999, Healtheon purchased certain assets used by SmithKline Labs to provide laboratory results delivery services in exchange for $2.0 million in cash and approximately 1.8 million shares of Healtheon's common stock. Healtheon and SmithKline Labs entered into a related services agreement under which Healtheon will provide certain electronic laboratory results delivery services to approximately 20,000 provider sites, in addition to the sites currently served through the SCAN service. The services agreement has a five year term.



    BROWN & TOLAND PHYSICIAN SERVICES ORGANIZATION. Brown & Toland Medical Group, or "BTMG," based in San Francisco, California, is a partnership of approximately 2,000 physicians representing a merger of physicians from California Pacific Medical Center, the University of California-San Francisco and Stanford University. Brown & Toland Physician Services Organization, or "Brown & Toland", a wholly owned subsidiary of BTMG, is the management company that administers the managed care risk business on behalf of BTMG and other physician organizations. In December 1997, Healtheon and Brown & Toland entered into an agreement under which Healtheon is developing Healtheon Practice, which Healtheon intends to market to Brown & Toland and other payers and providers. Healtheon also manages the information technology operations of Brown & Toland. Through its relationship with Brown & Toland, Healtheon believes it is gaining valuable industry-segment expertise from a leader in managed care and accelerating its market presence in the San Francisco Bay Area. Healtheon's agreement with Brown & Toland is effective through September 2000, although it may be terminated by either party upon 120 days' notice.



    BEECH STREET CORPORATION. Beech Street is one of the largest PPOs in the United States. Beech Street's PPO network consists of approximately 4,300 hospitals and 320,000 physician locations serving 15 million individuals in 49 states, and its clients consist of major self-insured employers, insurance companies and third-party administrators. In December 1997, Healtheon and Beech Street have entered into an agreement under which Healtheon is developing Healtheon ProviderWorks, which Healtheon intends to offer to Beech Street and to other payers and providers. Healtheon also manages the information technology operations of Beech Street. The relationship with Beech Street provides Healtheon with important industry-segment expertise and a strategic entry-point into the PPO market segment. Healtheon's agreement with Beech Street is effective through December 2002, although it may be terminated by either party upon 180 days' notice.


THE HEALTHEON PLATFORM

    The Healtheon Platform is a CORBA-based distributed application framework, combined with software tools that ensure security, scalability, availability, reliability and manageability, on which transaction intensive applications can be delivered over the Internet or over other distributed environments.

The Healtheon Platform is deployed on a server complex at the Healtheon data center in Santa Clara, California, which consists of SUN Solaris servers in a fault tolerant configuration and redundant or fault tolerant network components. The Healtheon Platform includes the following features:


    SECURITY. The Healtheon Platform is designed to ensure the privacy and integrity of data and communications by using a combination of security methodologies to provide multiple lines of defense. All Internet communications between Healtheon and its users employ the Secure Sockets Layer protocol. In addition, Healtheon utilizes server digital certificates and username/password schemes to authenticate users. Each user has a unique user ID and has one or more roles that define the types of functionality and data access available. All Healtheon's applications record logging information, creating an audit trail, and protect privacy by encrypting sensitive data. Healtheon also uses a multi-layered firewall complex to secure the Healtheon network infrastructure. In addition, network vulnerability scanners are used on a regular basis to actively monitor security status. Healtheon's physical security systems at its Santa Clara facility consist of comprehensive physical controls and multi-layered internal network and information system safeguards. The physical controls include using fingerprint authentication, dual-level access points, and multiple alarm systems.


    SCALABILITY. The Healtheon Platform utilizes CORBA-based middleware, which enables a highly scalable distributed applications infrastructure. The platform enables an application to run simultaneously on multiple host systems, allowing for large numbers of simultaneous users while at the same time optimizing network performance and resource utilization. In addition, the Healtheon Platform has been designed to transparently deploy new services and hardware while existing applications remain operational. Finally, the Healtheon Platform reduces communications bottlenecks resulting from limited numbers of connections to database servers through intelligent management of database connections and object caches that reduce the need to query database servers for frequently used data.


    RAPID APPLICATION DEVELOPMENT AND INTEGRATION. The Healtheon Platform is designed to enable rapid application development and integration. The platform supports object-oriented programming, which accelerates the design process through object reuse. Healtheon maintains a comprehensive set of object libraries, called core services, that allows developers to build complex applications rapidly. The platform is also designed for deploying applications developed by third parties with relative ease. The platform interfaces with legacy systems by accepting industry standard ANSI X.12 and HL7 electronic data interchange formats.



    HIGH AVAILABILITY. The Healtheon Platform architecture is designed to ensure high availability through the replication of applications and other software services, failure detection and automatic restart of failed services and applications. Running multiple copies of a service or application removes any single point of failure within the system and ensures that at least some copies of a service will be available while others may have failed. In addition, the servers that host Healtheon applications are duplicated to provide redundancy. Healtheon uses duplicate fiber optic cable connections to Sprint and WorldCom to ensure highly-available access to the Internet. Healtheon's platform uses a mix of fault-tolerant hardware, redundant equipment and back-up power systems.


    MANAGEABILITY. The Healtheon management framework provides a single image view of all Healtheon services, thus simplifying administration in a distributed environment. Healtheon services can be managed from a Web-based management station. The Healtheon management and administration framework monitors service performance and generates event notifications of system abnormalities.


    DISASTER RECOVERY PLANS. Although Healtheon believes its operations facilities are highly resistant to systems failure and sabotage, it has developed, and is in the process of implementing, a disaster recovery and contingency operations plan. In addition, all of Healtheon's services are linked to advanced storage systems that provide data protection through techniques such as replication. Healtheon also maintains on-site backup power systems.

    AUDITS. Healtheon's information technology department periodically performs, and retains accredited third parties to perform, audits of its operational procedures under both internally-developed audit procedures and externally-recognized standards.


CUSTOMER SUPPORT


    Healtheon believes that a high level of customer support is necessary to achieve wide acceptance of its solution. Healtheon provides a wide range of customer support services through a staff of customer service personnel, multiple call centers and an e-mail help desk. Healtheon also offers Web-based support services that are available 24 hours a day, seven days a week and are frequently updated to improve existing information and to support new services. Healtheon also employs technical support personnel who work directly with its direct sales force, distributors and customers of its applications and services. Healtheon provides its customers with the ability to purchase maintenance for its applications and services, which includes technical support and upgrades. Healtheon also provides training programs for its customers. As of September 30, 1998, Healtheon had 251 employees and independent contractors in customer support functions, including network services, provider services and customer support services.


SALES AND MARKETING


    Healtheon's sales and marketing efforts are organized according to its four main customer segments: providers, payers, suppliers and consumers. Healtheon's direct sales force targets significant potential customers in each market segment by region. In certain instances, Healtheon's direct sales force works with complementary brokers, value added resellers and systems integrators to deliver complete solutions for major customers. In addition, senior management plays an active role in the sales process by cultivating industry contacts. Healtheon markets its applications and services through direct sales contacts, strategic relationships, the sales and marketing organizations of its strategic partners, participation in trade shows, articles in industry publications and by leveraging its existing client base. Healtheon attends a number of major trade shows each year and has begun to sponsor executive conferences, which feature industry experts who address the information systems needs of large healthcare organizations. Healtheon supports its sales force with technical personnel who perform demonstrations of Healtheon's applications and assist clients in determining the proper hardware and software configurations. Healtheon's executive sales and marketing management is located in its Santa Clara, California headquarters and in its Atlanta, Georgia, Minneapolis, Minnesota and San Francisco, California facilities, while its account representatives are deployed across the United States. As of September 30, 1998, Healtheon employed 67 sales executives, account managers, direct sales representatives and sales support personnel.


DEVELOPMENT AND ENGINEERING


    Healtheon believes that its future success will depend in large part on its ability to continue to maintain and enhance its platform, applications and services. To this end, Healtheon leverages the modular nature of its platform architecture to enable it to develop new applications and services rapidly. Healtheon has developed applications and services both independently and through acquisitions. Healtheon will continue to work closely with other companies in its applications development efforts.



    Healtheon has several significant projects currently in development. These include the continued enhancement of the platform architecture, development of new services such as Healtheon Practice, Healtheon ProviderWorks and Healtheon Dx, and integration of ActaMed's platform, network and associated services. As of September 30, 1998, Healtheon employed 201 people in the areas of applications design, research and development, quality assurance and technical support.



    In 1995, 1996, 1997 and the nine months ended September 30, 1998, Healtheon's development and engineering expense, which excludes development expenses included in total cost of revenue, totaled $2.4 million, $8.6 million, $13.0 million and $13.0 million, representing 112%, 78%, 97% and 39% of its total revenue. Healtheon believes that timely development of new and enhanced applications and technology is necessary to remain competitive in the marketplace. Accordingly, Healtheon intends to continue recruiting and hiring experienced development personnel and to make other investments in development and engineering.



    The emerging market for healthcare information exchange and transaction processing is characterized by rapid technological developments, frequent new application introductions and evolving industry standards. The emerging nature of this market and its rapid evolution will require that Healtheon continually improve the performance, features and reliability of its applications and services, particularly in response to competing offerings, and that it introduce new applications and services or enhancements to existing applications and services as quickly as possible and prior to its competitors. The success of new application and service introductions is dependent on several factors, including proper definition of new applications or services, timely completion and introduction of new applications and services, differentiation of new applications and services from those of Healtheon's competitors and market acceptance. There can be no assurance that Healtheon will be successful in developing and marketing new applications and services that respond to competitive and technological developments and changing customer needs. The failure of Healtheon to develop and introduce new applications and services successfully on a timely basis and to achieve market acceptance for its applications and services could have a material adverse effect on Healtheon's business, financial condition and results of operations. In addition, the widespread adoption of new Internet, networking or telecommunication technologies or standards or other technological changes could render its applications and services obsolete or require substantial expenditures by Healtheon to adapt its applications and services. Moreover, there is a risk that a competitor's product might become the standard for healthcare information services.



INTELLECTUAL PROPERTY



    Healtheon relies upon a combination of trade secret, copyright and trademark laws, license agreements, confidentiality procedures, employee nondisclosure agreements and technical measures to maintain the secrecy of its intellectual property. Healtheon believes that patent, trade secret and copyright protection are less significant to Healtheon's success than its ability to further develop applications. Healtheon has several trademarks in the United States and internationally.


COMPETITION


    The market for healthcare information services is intensely competitive, rapidly evolving and subject to rapid technological change. Many of Healtheon's actual and potential competitors have announced or introduced Internet strategies. Healtheon's competitors can be divided into several groups: healthcare information software vendors, including HBO & Company, which was recently acquired by McKesson Corporation, one of the country's largest drug wholesalers, and Shared Medical Systems Corporation; healthcare electronic data interchange companies, including ENVOY Corporation, which has agreed to be acquired by Quintiles Transnational Corp., and National Data Corporation; and large information technology consulting service providers, including Andersen Consulting, International Business Machines Corporation and Electronic Data Systems Corporation. Each of these companies can be expected to compete with Healtheon within certain segments of the healthcare information technology market. Furthermore, major software information systems companies and others, including those specializing in the healthcare industry that are not presently offering applications that compete with those offered by Healtheon, may enter Healtheon's markets. In some cases, large customers may have the ability to compete directly with Healtheon as well. Healtheon also competes with smaller regional competitors. Many of Healtheon's competitors and potential competitors have significantly greater financial, technical, product development, marketing and other resources and greater market recognition than Healtheon. Many of Healtheon's competitors also currently have, or may develop or acquire, substantial installed customer bases in the healthcare industry. As a result of these factors, Healtheon's competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion and sale of their applications or services than Healtheon. There can be no assurance that Healtheon will be able to compete successfully against current and future competitors or that competitive pressures faced by Healtheon will not materially adversely affect its business, financial condition and results of operations.


GOVERNMENT REGULATION AND HEALTHCARE REFORM


    Laws and regulations may be adopted with respect to the Internet or other on-line services covering issues such as user privacy, pricing, content, copyrights, distribution and characteristics and quality of products and services. The adoption of any additional laws or regulations may impede the growth of the Internet or other on-line services, which could, in turn, decrease the demand for Healtheon's applications and services and increase Healtheon's cost of doing business, or otherwise have an adverse effect on Healtheon's business, financial condition and results of operations. Moreover, the applicability to the Internet of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve. Any such new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to Healtheon's business, or the application of existing laws and regulations to the Internet and other online services could have a material adverse effect on Healtheon's business, financial condition and results of operations.



    The confidentiality of patient records and the circumstances under which records may be released for inclusion in Healtheon's databases are subject to substantial regulation by state governments. These state laws and regulations govern both the disclosure and the use of confidential patient medical record information. Although compliance with these laws and regulations is at present principally the responsibility of the hospital, physician or other healthcare provider, regulations governing patient confidentiality rights are evolving rapidly. Additional legislation governing the dissemination of medical record information has been proposed at both the state and federal level. This legislation may require holders of this information to implement security measures that may require substantial expenditures by Healtheon. There can be no assurance that changes to state or federal laws will not materially restrict the ability of healthcare providers to submit information from patient records using Healtheon's applications.



    Legislation currently being considered at the federal level could impact the manner in which Healtheon conducts its business. The Health Insurance Portability and Accountability Act of 1996 mandates the use of standard transactions, standard identifiers, security and other provisions by the year 2000. Healtheon is designing its Platform and applications to enable compliance with the proposed regulations; however, until the proposed regulations become final, they could change, which could require Healtheon to expend additional resources to comply with the revised standards. In addition, the success of Healtheon's compliance efforts may be dependent on the success of healthcare participants in dealing with the standards.



    International regulations with respect to the Internet, privacy and transborder data flows are considerably more developed than regulations in the United States. Healtheon intends to develop applications and services to be used on a worldwide basis and, consequently, will be required to comply with international regulations regarding the Internet and electronic commerce, as well as with U.S. regulations. Healtheon has not evaluated the effect that these regulations would have on its business, and there can be no assurance that such regulations will not have an adverse effect on Healtheon's ability to compete internationally.



    The United States Food and Drug Administration is responsible for assuring the safety and effectiveness of medical devices under the Federal Food, Drug and Cosmetic Act. Computer applications and software are considered medical devices and subject to regulation by the FDA when they are indicated, labeled or intended to be used in the diagnosis of disease or other conditions, or in the cure, mitigation, treatment or prevention of disease, or are intended to affect the structure or function of the body. Healtheon does not believe that any of its current applications or services are subject to FDA jurisdiction or regulation; however, Healtheon plans to expand its application and service offerings into areas that may subject it to FDA regulation. Healtheon has no experience in complying with FDA regulations. Healtheon's compliance with FDA regulations could prove to be time consuming, burdensome and expensive, which could have a material adverse effect on Healtheon's ability to introduce new applications or services in a timely manner.


EMPLOYEES


    As of September 30, 1998, Healtheon had a total of 613 employees and independent contractors, of whom there were 184 in customer and network services, 244 in development and engineering, 14 in consulting services, 67 in provider services, 67 in sales and marketing and 37 in corporate finance and administration. None of Healtheon's employees is represented by a labor union, and Healtheon has never experienced a work stoppage. Healtheon believes its relationship with its employees to be good. Healtheon's ability to achieve its financial and operational objectives depends in large part upon its continuing ability to attract, integrate, retain and motivate highly qualified sales, technical and managerial personnel, and upon the continued service of its senior management and key sales and technical personnel, most of whom are not bound by an employment agreement. Competition for such qualified personnel in Healtheon's industry and geographical location in the San Francisco Bay Area is intense, particularly in software development and technical personnel.


FACILITIES


    Healtheon's principal executive and corporate offices and development and network operations are located in Santa Clara, California, in approximately 50,000 square feet of leased office space under a lease that expires in March 2008. Healtheon also maintains sales, development and network operations in Atlanta, Georgia, in approximately 41,000 square feet of leased office space under a lease that expires in July 2001; sales, engineering and support operations in Minneapolis, Minnesota, in approximately 16,500 square feet of leased office space under a lease that expires in December 1999; and sales, engineering and support operations in San Francisco, California, in approximately 6,000 square feet and 5,000 square feet of leased office space under two leases that expire in November 2000 and September 2001. Healtheon believes that its facilities are adequate for its current operations and that additional leased space can be obtained if needed.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS


    The following table sets forth certain information regarding Healtheon's current executive officers and directors:



NAME                                              AGE                                 POSITION
--------------------------------------------  -----------  --------------------------------------------------------------
James H. Clark(1)(2)........................          53   Chairman of the Board of Directors
W. Michael Long(3)..........................          46   Chief Executive Officer and Director
Michael K. Hoover...........................          43   President and Director
Mark Bailey.................................          39   Vice President, Business Development
Kallen Chan.................................          44   Corporate Controller
Jack Dennison...............................          42   Vice President and General Counsel
Dennis Drislane.............................          49   Vice President, Customer and Network Services
Edward Fotsch, M.D..........................          42   Vice President, Physician and Integrated Delivery Network
                                                             Group
Nancy Ham...................................          37   Vice President, Laboratories and Pharmaceuticals
J. Philip Hardin............................          35   Vice President, Managed Care Group
John R. Hughes, Jr..........................          46   Vice President, Provider Services
Krishna Kolluri.............................          36   Vice President, Applications
Matthew Moore...............................          34   Vice President, Consumer Internet Services
Pavan Nigam.................................          39   Vice President, Engineering
Charles Saunders, M.D.......................          44   Vice President, Marketing and Consulting Services and Medical
                                                             Director
John L. Westermann III......................          53   Vice President, Chief Financial Officer, Secretary and
                                                             Treasurer
L. John Doerr(1)(2).........................          46   Director
Thomas A. Jermoluk..........................          42   Director
C. Richard Kramlich(1)(2)...................          63   Director
William W. McGuire, M.D.(1)(2)..............          50   Director
P. E. Sadler(1).............................          64   Director
Laura D'Andrea Tyson........................          50   Director
Tadataka Yamada, M.D.(1)....................          53   Director


---------

(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

(3) Member of the Stock Option Committee.


    JAMES H. CLARK has served as Chairman of the Board of Healtheon since he co-founded it in December 1995. Dr. Clark co-founded Netscape Communications Corporation in April 1994 and has served as the Chairman of the Board of Directors of Netscape since its inception. He served as President and Chief Executive Officer of Netscape from its founding until December 1994. From 1981 until 1994, Dr. Clark served as Chairman of the board of directors of Silicon Graphics, Inc., a company that he founded in 1981. Prior to founding Silicon Graphics, Dr. Clark was an Associate Professor at Stanford University. He holds a B.S. and an M.S. from the University of New Orleans and a Ph.D. from the University of Utah.



    W. MICHAEL LONG has served as Chief Executive Officer and a director of Healtheon since joining Healtheon in July 1997. Prior to joining Healtheon, Mr. Long was President and Chief Executive Officer of

CSC Continuum, Inc., a unit of Computer Sciences Corporation, from August 1996 to July 1997. For more than five years prior to its acquisition by CSC, he was President and Chief Executive Officer of The Continuum Company, Inc., a provider of IT and consulting services to the financial industry. He holds a B.A. from the University of North Carolina.


    MICHAEL K. HOOVER has served as President and a director of Healtheon since Healtheon acquired ActaMed Corporation in May 1998. Mr. Hoover co-founded ActaMed in May 1992, and served as its President from its inception to May 1998, and as its President and Chief Executive Officer from December 1995 to May 1998. From 1989 to 1992, Mr. Hoover served as the Executive Director of Financial Services of the MicroBilt division of First Financial Management Corporation. Prior to that, he founded FormMaker Software Corporation, a producer of electronic forms automation systems, and served as its Chief Executive Officer from 1982 to 1988 and as its Executive Vice President during 1988.



    MARK BAILEY has served as Vice President, Business Development of Healtheon since joining Healtheon in July 1998. Prior to joining Healtheon, Mr. Bailey served as general partner at Venrock Associates, the venture capital organization for the Rockefeller family, from October 1997 to April 1998. Prior to that he was Senior Vice President Business Development at Symantec Corporation, a provider of productivity and utilities software, where he directed mergers and acquisitions efforts from December 1989 to October 1997. Before joining Symantec, he was an associate with Kleiner Perkins Caufield & Byers, a venture capital firm, from June 1985 to December 1989. Mr. Bailey holds an MBA from Harvard University and a BSE from Princeton University.



    KALLEN CHAN has served as Corporate Controller of Healtheon since April 1996. Prior to joining Healtheon, Mr. Chan was the Director of Audit and Group Controller for Worldwide Manufacturing at Cirrus Logic, Inc. since March 1995. From January 1993 to February 1995, Mr. Chan was Vice President of Finance and Chief Financial Officer of Comtech Labs Inc., a video imaging technology company. From 1986 to 1992, Mr. Chan served as Chief Financial Officer for various early stage companies, including Caeco Inc., Harmonic Lightwaves, Inc. and Oasic Technology, Inc. Prior to 1986, Mr. Chan spent nine years at Philips Semiconductor as a Division Controller. He holds a B.S. in commerce and an M.B.A. from the University of Santa Clara.



    JACK DENNISON has served as Vice President and General Counsel of Healtheon since joining Healtheon in July 1998. Mr. Dennison served as Deputy General Counsel of Computer Sciences Corporation from August 1996 to July 1998. Prior to that time, Mr. Dennison served as Vice President and General Counsel of The Continuum Company, Inc. Prior to joining Continuum in 1989, he was a partner with Ford, Dennison & Byrne in Austin, Texas. Mr. Dennison holds a B.A. and a J.D. from the University of Texas.



    DENNIS DRISLANE has served as Vice President, Customer and Network Services of Healtheon since joining Healtheon in July 1997. Mr. Drislane served as Vice President, Communications Industry Group, at Electronic Data Systems Corporation, "EDS," from June 1995 to July 1997. From October 1992 to June 1995, he was President of EDS' Healthcare Division. Prior to October 1992, he held various management positions for EDS. Mr. Drislane holds both a B.S. and an M.S. in business administration from California State University in Sacramento.



    EDWARD FOTSCH, M.D. has served as the Vice President, Physician and Integrated Delivery Network group of Healtheon since Healtheon acquired Metis, LLC in August 1998. Dr. Fotsch served as President and Chief Executive Officer of Metis, LLC from March 1997 to August 1998. Prior to working at Metis, LLC, Dr. Fotsch served as Vice President of Healthcare for NetSource Communications Inc., an Internet development and consulting organization, from November 1994 to March 1997. Prior to working at NetSource, Dr. Fotsch was President of Med-Tech Consulting, a healthcare consulting firm from October 1992 through November 1994. Dr. Fotsch practiced medicine as Chief of the Department of Emergency Medicine at Doctors Hospital in Northern California for ten years prior to 1994. He holds a Doctorate in Medicine from the Medical College of Wisconsin and a B.S. from Marquette University.

    NANCY HAM has served as Vice President, Laboratories and Pharmaceuticals Group of Healtheon since Healtheon acquired ActaMed in May 1998. Ms. Ham served as a Senior Vice President of ActaMed from June 1996 to May 1998. She served as Chief Financial Officer and Secretary of ActaMed from 1993 to May 1996. From 1992 to 1993, she was a Corporate Finance Director for the Capital Finance Group of Equifax, Inc. Prior to that, she was an Assistant Vice President at G.E. Capital Corporation. Ms. Ham holds a B.A. in economics from Duke University and a masters in international business studies from the University of South Carolina.



    J. PHILIP HARDIN has served as Vice President, Managed Care Group of Healtheon since Healtheon acquired ActaMed in May 1998. Mr. Hardin served as Vice President of Managed Care Operations of ActaMed from August 1997 until May 1998. He also served as Director of payer Sponsorship for ActaMed from January 1997 to August 1997, and Project Executive from July 1995 to December 1996. From August 1993 to June 1995, Mr. Hardin attended Stanford University and received an MBA degree in June 1995. Prior to that, he served as Vice President, Finance, Director of Finance and Controller of Melita International Corporation and held various accounting positions at Arthur Andersen & Company. Mr. Hardin also holds a B.B.A. in accounting from the University of Georgia.



    JOHN R. HUGHES, JR. has served as Vice President, Provider Services of Healtheon since Healtheon acquired ActaMed in May 1998. Mr. Hughes served as Chief Operating Officer of ActaMed from March 1996 to May 1998. Prior to working at ActaMed, Mr. Hughes served as General Manager of the EDI Services Group of United HealthCare from August 1992 to March 1996. Mr. Hughes served as Vice President of North American Sales for Revelation Technologies, a computer software company, from 1990 to 1992. From 1980 to 1990, Mr. Hughes was Vice President, Sales Manager and Product Marketing Manager at Harris Corporation. Mr. Hughes holds a B.S. in business administration from the University of Kansas.



    KRISHNA KOLLURI has served as Vice President, Applications of Healtheon since July 1998, and prior to that, as Senior Director of Development Engineering of Healtheon since February 1996. Prior to joining Healtheon, Mr. Kolluri spent six years at Silicon Graphics, Inc. From August 1993 to February 1996, Mr. Kolluri served as Senior Engineering Manager of Applications and Development Environments in the Interactive Media Group of Silicon Graphics, Inc. From May 1992 to August 1993, he served as Senior Engineering Manager of Programming Environments in Silicon Graphics' CASE group where he was involved in the development and deployment of interactive TV projects in Orlando, Florida and Urayasu, Japan. From March 1990 to May 1992, he was a Member of Silicon Graphic's technical staff. Mr. Kolluri holds a B.S.M.E. from the Indian Institute of Technology, Madras, India, an M.S. in Operations Research from S.U.N.Y., Buffalo, and an M.S.C.S. from the University of California, Santa Cruz.



    MATTHEW MOORE has served as Vice President, Consumer Internet Services since joining Healtheon in September 1998. Prior to joining Healtheon, Mr. Moore spent four years at Netscape Communications, where he co-founded the firm's European operations and served as Director of Strategic Sales from August 1994 until December 1997. Commencing January 1998, he moved to Netscape's U.S. operations to head up vertical markets internationally. From 1989 to 1994, he was a partner at Keystone Strategies, a technology consultancy firm based in Geneva, Switzerland. Mr. Moore holds a B.A. from University of California, Los Angeles, and an M.B.A from Hautes Etudes Commerciales, University of Geneva, Switzerland.



    PAVAN NIGAM co-founded Healtheon and has served as its Vice President, Engineering since February 1996. Prior to joining Healtheon, Mr. Nigam worked at Silicon Graphics from August 1989 to January 1996, where he was the division manager for Silicon Graphic's Interactive Media Group and was responsible for deploying Time Warner, Inc.'s Interactive TV project in Orlando, Florida. From 1989 to 1993, he was director of Silicon Graphics' Casevision products. Prior to 1989, Mr. Nigam was employed by Atherton Technologies and Intel Corporation. Mr. Nigam holds a B.S.E.E. from the Indian Institute of Technology and an M.S.C.S. from the University of Wisconsin-Madison.

    CHARLES SAUNDERS, M.D. has served as Vice President, Marketing and Consulting Services and Medical Director since joining Healtheon in September 1997. Prior to joining Healtheon, Dr. Saunders was a principal in the consulting firm of A.T. Kearney, Inc./Electronic Data Systems Corporation from September 1994 to August 1997. Prior to that time, Dr. Saunders was Executive Director of managed care programs at San Francisco General Hospital, and served as Medical Director of the San Francisco Department of Public Health, Paramedic Division, from 1988 to 1994. He has conducted healthcare systems research for and has served on the faculties of the University of California at San Francisco, Vanderbilt University and the University of Colorado. Dr. Saunders holds a B.S. in biology from the University of Southern California and an M.D. from Johns Hopkins University.



    JOHN L. WESTERMANN III has served as Vice President, Chief Financial Officer, Secretary and Treasurer of Healtheon since joining Healtheon in July 1998. From August 1996 to July 1998, Mr. Westermann was Chief Financial Officer and Vice President of CSC Continuum, Inc., a unit of Computer Sciences Corporation. For more than five years prior to its acquisition by CSC, Mr. Westermann was Chief Financial Officer, Vice President, Secretary and Treasurer of The Continuum Company, Inc., a provider of IT and consulting services to the financial industry. Mr. Westermann holds a B.A. from Northwestern University and an M.B.A. from the University of Chicago Graduate School of Business.



    L. JOHN DOERR has served as a director of Healtheon since July 1997. He has been a general partner at Kleiner Perkins Caufield & Byers, or "KPCB," a venture capital firm, since 1980. Prior to joining KPCB, Mr. Doerr worked at Intel Corporation for five years. He is a director of At Home Corporation, Amazon.com, Inc., Netscape Communications Corporation, Intuit Inc., Platinum Software Corporation and Sun Microsystems, Inc. He holds a B.S.E.E. and an M.E.E. from Rice University and an M.B.A. from Harvard Business School.



    THOMAS A. JERMOLUK has served as a director of Healtheon since February 1999. Mr. Jermoluk has been Chairman of the Board, President and Chief Executive Officer of @Home Corporation since he joined @Home in July 1996. From 1994 to July 1996, he was President and, from 1992 to July 1996, he was Chief Operating Officer of Silicon Graphics, Inc., a visual computing company. From 1991 to 1994, Mr. Jermoluk was Executive Vice President of Silicon Graphics, and, from 1988 to 1991, he was Vice President and General Manager of Silicon Graphics' Advanced System Division. From October 1993 to August 1996, he was a member of the board of directors of Silicon Graphics. Prior to joining Silicon Graphics in 1986, Mr. Jermoluk managed a variety of hardware and software development projects at Hewlett-Packard Company and Bell Laboratories. He currently serves on the board of directors of @Home Corporation and Forte Software, Inc. Mr. Jermoluk holds B.S. and M.S. degrees in Computer Science from Virginia Tech.



    C. RICHARD KRAMLICH has served as a director of Healtheon since July 1996. Mr. Kramlich is the co-founder and has been a General Partner of New Enterprise Associates, a venture capital firm, since 1978. He is a director of Ascend Communications, Inc., Com 21, Inc., Lumisys, Inc., Silicon Graphics, Inc., and Chalone Wine Group, Inc. Mr. Kramlich holds a B.A. from Northwestern University and an M.B.A. from Harvard Business School.



    WILLIAM W. MCGUIRE, M.D. has served as a director of Healtheon since Healtheon acquired ActaMed in May 1998. He has been the President of United HealthCare since 1989 and the Chief Executive Officer and Chairman of the Board of Directors of United HealthCare since 1991. Prior to this, Dr. McGuire was Executive Vice President and Chief Operating Officer of United HealthCare. Prior to this time, he served as President and Chief Operating Officer of Peak Health Plan. Before becoming President and Chief Operating Officer, he held a number of other positions within that organization. Dr. McGuire practiced medicine in Colorado, specializing in cardiopulmonary medicine. He holds a B.A. from the University of Texas and an M.D. from the University of Texas Medical Branch.



    P. E. SADLER has served as a director of the Company since Healtheon acquired ActaMed in May 1998. He was Chairman of the Board of ActaMed from the time that he helped co-found it in 1992 until it was acquired by Healtheon, and served as its Chief Executive Officer from 1992 until May 1996. Prior to founding ActaMed, Mr. Sadler founded MicroBilt Corporation, a computer processing company, and served as its Chairman, Chief Executive Officer and President from 1981 until MicroBilt was acquired by First Financial Management Corporation, or "FFMC," in 1989. Following the acquisition of MicroBilt, he served as President of the MicroBilt division of FFMC until 1991. Mr. Sadler also founded Agency Data Systems in 1972 and served as its President until the company was acquired in 1975. Mr. Sadler also served on the board of Knowledgeware, Inc. from 1990 to 1995 and currently serves on the Board of Directors of Central Parking, Inc., an operator of parking lots. Mr. Sadler holds a B.A. in business and economics from Vanderbilt University.



    LAURA D'ANDREA TYSON has served as a director of Healtheon since February 1999. Dr. Tyson has been the Dean of the Haas School of Business Administration at the University of California at Berkeley since 1996. Dr. Tyson served as National Economic Advisor to the President of the United States from March 1995 to December 1996 and as Chair of the White House Council of Economic Advisers from 1993 to 1995. She also served as a member of the President's National Security Council and Domestic Policy Council. Dr. Tyson was Director of the Institute of International Studies from 1990 to 1992, and Research Director of The Berkeley Roundtable on the International Economy from 1986 to 1992, at the University of California, Berkeley, where she was also a professor of economics and business administration.



    TADATAKA YAMADA, M.D. has served as a director of Healtheon since Healtheon acquired ActaMed in May 1998. Dr. Yamada has been President and Executive Director of SmithKline Beecham HealthCare Services since February 1996 and has been a non-executive director of SmithKline Beecham's Board of Directors since February 1994. From June 1990 to February 1996, Dr. Yamada was Chairman of the Internal Medicine department and Physician-in-Chief of the University of Michigan Medical Center. Prior to that time, Dr. Yamada was a Professor and Chief of the Gastroenterology Division at the University of Michigan Medical School's Internal Medicine department. Prior to his work at the University of Michigan, Dr. Yamada was an associate professor of medicine at the UCLA School of Medicine. Dr. Yamada is also a director of Genevco, Inc. Dr. Yamada holds a B.A. in history from Stanford University and an M.D. from the New York University School of Medicine.



    Healtheon's Bylaws authorize between six and eleven directors. The size of the Board of Directors is currently set at ten. The Certificate of Incorporation and the Bylaws of Healtheon also provide for a staggered Board. Under a staggered Board, each director is designated to one of three categories. Each year the directors' positions in one of the three categories are subject to election so that it would take up to three years to replace the entire Board, absent resignation or premature expiration of a director's term. Executive officers of Healtheon are appointed by the Board and serve at the discretion of the Board. There are no family relationships among any of the directors or executive officers of Healtheon.


BOARD COMMITTEES

    The Board currently has three committees: an Audit Committee, a Stock Option Committee and a Compensation Committee.


    The Audit Committee is currently comprised of Dr. Clark, Mr. Doerr, Mr. Kramlich, Dr. McGuire, Mr. Sadler and Dr. Yamada. The Audit Committee reviews and recommends to the Board the internal accounting and financial controls for Healtheon and the accounting principles and auditing practices and procedures to be used for the financial statements of Healtheon. The Audit Committee makes recommendations to the Board concerning the engagement of independent public accountants and the scope of the audit to be undertaken by such accountants.



    The Stock Option Committee is currently comprised of Mr. Long and is charged with overseeing the stock option plans as they relate to employees other than officers and directors of Healtheon.


    The Compensation Committee is currently comprised of Dr. Clark, Mr. Doerr, Mr. Kramlich, and Dr. McGuire. The Compensation Committee reviews and recommends to the Board policies, practices and procedures relating to the compensation of the officers and other managerial employees and the establishment and administration of employee benefit plans. The Committee exercises all authority under Healtheon's employee equity incentive plans and advises and consults with the officers of Healtheon regarding managerial personnel policies.


DIRECTOR COMPENSATION


    Directors do not receive any cash fees for their service on the Board or any Board committee, but they are entitled to reimbursement for all reasonable out-of-pocket expenses incurred in connection with their attendance at Board and Board committee meetings. Upon completion of this offering, all Board members will be eligible to receive stock options under the 1996 Plan, and outside directors will receive stock options pursuant to automatic grants of stock options under the 1996 Plan. In July 1998, Healtheon granted to each of Drs. McGuire and Yamada an option to purchase 30,000 shares of its common stock under the 1996 Plan with an exercise price equal to $7.00 per share. In October 1998, Drs. McGuire and Yamada each agreed to exchange his option for a new option with an exercise price of $3.55 per share, reflecting the fair market value of Healtheon's common stock on that date as determined by the Board of Directors after taking into account Healtheon's financial results and prospects. In connection with this repricing, the vesting of the options for Drs. McGuire and Yamada was restarted. Therefore, 25% of their shares will vest in October 1999, and the remainder will vest ratably over the subsequent three years. In January 1999, Healtheon granted to each of Mr. Jermoluk and Dr. Tyson an option to purchase 30,000 shares of its common stock under the 1996 Plan with an exercise price equal to $5.85 per share. The 1996 Plan provides that each outside director will receive an option to purchase 5,000 shares of common stock annually.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


    Dr. Yamada, a member of the Compensation Committee, is a director and executive officer of SmithKline Beecham, which, through its subsidiary SmithKline Labs, beneficially owns 9.8% of Healtheon's common stock prior to this offering, and has entered into the Services Agreement and certain other agreements with Healtheon. Dr. McGuire, a member of the Compensation Committee, is the Chairman and Chief Executive Officer of United HealthCare, which, with its affiliates, beneficially owns approximately 14.4% of Healtheon's common stock prior to this offering, and has entered into the United HealthCare Agreement and certain other agreements with Healtheon. See "Certain Transactions." No interlocking relationship exists between the Board or Compensation Committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.


LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS


    Healtheon's Certificate of Incorporation and Bylaws limit or eliminate the personal liability of its directors for monetary damages for breach of the directors' fiduciary duty of care. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director or officer will not be personally liable to Healtheon or its stockholders for monetary damages for breach of fiduciary duty as a director, except for



    - any breach of the director's duty of loyalty to Healtheon or its stockholders;


    - acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

    - unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions; and

    - any transaction from which the director derived an improper personal benefit.

    These provisions are permitted under Delaware law.

    Healtheon's Certificate of Incorporation also provides that Healtheon will indemnify, to the fullest extent permitted by law, any person made or threatened to be made a party to any action or proceeding by reason of the fact that he or she is or was a director or officer of Healtheon or serves or served at any other enterprise as a director, officer or employee at Healtheon's request.



    Healtheon's Bylaws provide that Healtheon will, to the maximum extent and in the manner permitted by Delaware law, indemnify each of the following persons against expenses, including attorneys' fees, judgments, fines, settlements, and other amounts incurred in connection with any proceeding arising by reason of the fact that he or she is or was an agent of Healtheon:



    - a current or past director or officer of Healtheon or any subsidiary of Healtheon;



    - a current or past director or officer of another enterprise who served at the request of Healtheon; or



    - a current or past director or officer of a corporation that was a predecessor corporation of Healtheon or any of its subsidiaries or of another enterprise at the request of a predecessor corporation or subsidiary.



    Healtheon intends to enter into Indemnification Agreements with each of its directors and executive officers to give them additional contractual assurances regarding the scope of the indemnification described above and to provide additional procedural protections. These agreements, among other things, indemnify Healtheon's directors and executive officers for certain expenses, including attorneys' fees, judgments, fines, penalties and settlement amounts incurred by them in any action or proceeding arising out of their services to Healtheon, its subsidiaries or any other enterprise to which they provide services at Healtheon's request. In addition, Healtheon intends to obtain directors' and officers' insurance providing indemnification for Healtheon's directors, officers and certain employees for certain liabilities. Healtheon believes that these indemnification provisions and agreements are necessary to attract and retain qualified directors and officers.



    The limited liability and indemnification provisions in Healtheon's Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty and may reduce the likelihood of derivative litigation against directors and officers, even though a derivative action, if successful, might otherwise benefit Healtheon and it stockholders. Furthermore, a stockholder's investment in Healtheon may be adversely affected to the extent Healtheon pays the costs of settlement and damage awards against directors and officers of Healtheon under these indemnification provisions.



    At present, there is no pending or threatened litigation or proceeding involving any director, officer or employee of Healtheon where indemnification is expected to be required or permitted, and Healtheon is not aware of any threatened litigation or proceeding that might result in a claim for indemnification.

EXECUTIVE COMPENSATION


    The following table sets forth information concerning the compensation earned for services rendered to Healtheon in 1998 by (1) Healtheon's Chief Executive Officer and (2) Healtheon's four other most highly compensated executive officers who earned more than $100,000 in 1998 and were serving as executive officers at the end of 1998 (collectively, the "Named Executive Officers"). Under the rules of the Securities and Exchange Commission, this table does not include certain perquisites and other benefits received by the Named Executive Officers which do not exceed the lesser of $50,000 or 10% of any such officer's salary and bonus disclosed in this table.



                           SUMMARY COMPENSATION TABLE



                                                                                                   LONG-TERM
                                                                                                 COMPENSATION
                                                                                                    AWARDS
                                                                                              -------------------
                                                                       ANNUAL COMPENSATION        SECURITIES
                                                                     -----------------------      UNDERLYING
NAME AND PRINCIPAL POSITION                                          SALARY($)   BONUS($)(1)      OPTIONS(#)
-------------------------------------------------------------------  ----------  -----------  -------------------
W. Michael Long
  Chief Executive Officer..........................................  $  458,337   $      --                --
Michael K. Hoover(2)
  President........................................................     154,487      60,000            80,000
Dennis Drislane
  Vice President, Customer and Network Services....................     163,500      73,500                --
Pavan Nigam
  Vice President, Engineering......................................     225,000          --           325,000
Charles Saunders
  Vice President, Marketing and Consulting Services and Medical
  Director.........................................................     151,250      45,000           200,000(3)


---------


(1) Some employee year-end bonus amounts for 1998 have not been determined yet by the Board of Directors.



(2) Mr. Hoover joined Healtheon in May 1998.



(3) Includes 100,000 shares underlying an option granted in 1998 that was cancelled under a stock option repricing exchange program in October 1998.

               OPTION GRANTS DURING YEAR ENDED DECEMBER 31, 1998


    The following table sets forth certain information for the year ended December 31, 1998 with respect to grants of stock options to each of the Named Executive Officers. All options granted by Healtheon in 1998 were granted under its 1996 Stock Plan. These options have a term of 10 years. See "--Employee Benefit Plans" for a description of the material terms of these options. Healtheon granted options to purchase common stock and issued shares of common stock pursuant to restricted stock purchase agreements equal to a total of 8,652,807 shares during 1998. This amount includes 2,057,950 shares underlying options granted and 568,732 shares issued pursuant to restricted stock purchase agreements in connection with a repricing program in October 1998 and on December 14, 1998. Options were granted at an exercise price equal to the fair market value of Healtheon's common stock, as determined in good faith by the Board of Directors. The Board of Directors determined the fair market value based on Healtheon's financial results and prospects, the share price derived for arms-length transactions, and evaluations conducted by valuation experts. Potential realizable values are net of exercise price before taxes, and are based on the assumption that the common stock of Healtheon appreciates at the annual rate shown, compounded annually, from the date of grant until the expiration of the ten-year term. These numbers are calculated based on Securities and Exchange Commission requirements and do not reflect Healtheon's projection or estimate of future stock price growth.



                                                                                                            POTENTIAL REALIZABLE
                                                                      INDIVIDUAL GRANTS                       VALUE AT ASSUMED
                                                       ------------------------------------------------         ANNUAL RATES
                                                       NUMBER OF    % OF TOTAL                                 OF STOCK PRICE
                                                       SECURITIES    OPTIONS                                    APPRECIATION
                                                       UNDERLYING   GRANTED TO   EXERCISE                      FOR OPTION TERM
                                                        OPTIONS     EMPLOYEES    PRICE PER   EXPIRATION   -------------------------
NAME                                                    GRANTED      IN 1998       SHARE        DATE          5%           10%
-----------------------------------------------------  ----------   ----------   ---------   ----------   ----------   ------------
W. Michael Long......................................        --         --%        $  --            --    $     --     $       --
Michael K. Hoover....................................    80,000        0.9          3.55        6/2/08     178,606        452,623
Dennis Drislane......................................        --         --            --            --          --             --
Pavan Nigam..........................................   325,000        3.8          4.50        7/8/08     919,758      2,330,848
Charles Saunders.....................................   100,000(1)     1.2          4.50            --(1)  283,003(1)     717,184(1)
                                                        100,000        1.2          3.55      10/21/08     223,258        565,779


---------


(1) Represents an option to purchase 100,000 shares of common stock granted to Dr. Saunders in 1998 that was cancelled pursuant to a stock option repricing exchange program in October 1998.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND 1998 YEAR-END OPTION VALUES


    The following table sets forth information with respect to the Named Executive Officers concerning exercisable and unexercisable options held as of December 31, 1998. The value of in-the-money options is based on an assumed offering price of $6.50 per share and net of the option exercise price.



                                                                  NUMBER OF SECURITIES
                                                                 UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED IN-
                                                                       OPTIONS AT             THE-MONEY OPTIONS AT
                                                                  DECEMBER 31, 1998(1)          DECEMBER 31, 1998
                         SHARES ACQUIRED ON   VALUE REALIZED   --------------------------  ---------------------------
NAME                        EXERCISE (#)           ($)         EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
-----------------------  ------------------  ----------------  -----------  -------------  ------------  -------------
W. Michael Long........         400,000        $  1,320,000(1)    537,500      1,562,500   $  3,359,375   $ 9,765,625
                                                                  750,000(2)           --     3,375,000            --
Michael K. Hoover......         100,000             446,800(3)    793,268         80,000      4,686,486       236,000
Dennis Drislane........              --                  --            --             --             --            --
Pavan Nigam............              --                  --       364,062         85,937        864,847       472,654
Charles Saunders.......              --                  --       228,571        171,429      1,098,569     1,071,431


---------


(1) Based on a value of $3.55 per share, the fair market value of the common stock at June 2, 1998 as determined by the Board of Directors, minus the exercise price.



(2) Represents shares issuable upon exercise of a warrant issued to Mr. Long upon commencement of his employment with Healtheon. See "--Employment Agreements."



(3) Based on value of $4.50 per share, the fair market value of the common stock at July 8, 1998 as determined by the Board of Directors, minus the exercise price.



    Except in the case of Mr. Hoover, options shown above were granted under the 1996 Stock Plan and vest at a rate of 25% of the shares on the first anniversary of the date of grant and 1/48 of the shares each month thereafter. An option to purchase 80,000 shares of common stock held by Mr. Hoover was granted under the 1996 Stock Plan and vests as is described above. Mr. Hoover also holds options to purchase 793,268 shares granted under the ActaMed 1992, 1993 Class B Common and 1994 Stock Option Plans. These options were assumed by Healtheon upon the consummation of the acquisition of ActaMed.


EMPLOYMENT AGREEMENTS


    Healtheon's ActaMed subsidiary has an employment agreement with Michael K. Hoover, Healtheon's President. The agreement provides for a base salary of $85,000, and imposes a covenant not to compete upon Mr. Hoover for a period of one year following the termination of his employment.



    In July 1997, Healtheon and Mr. Long entered into an employment agreement pursuant to which Mr. Long became the President and Chief Executive Officer of Healtheon. Healtheon granted Mr. Long an option to purchase 2,500,000 shares of common stock, 25% of which vested immediately, and the remainder of which vests ratably each month during the second through the fourth year of his employment. In addition, Mr. Long purchased 250,000 shares for $500,000, $499,750 of which was represented by a promissory note to Healtheon, and was issued a warrant to purchase an additional 750,000 shares at an exercise price of $2.00 per share. The shares issuable upon exercise of this warrant are subject to a right of repurchase commencing on Mr. Long's employment start date and lapsing as to 31,250 shares each month. The employment agreement provides that should Mr. Long leave Healtheon because he is no longer offered a position with similar responsibility due to a change of control of Healtheon, Mr. Long's option vests immediately as to 625,000 shares and Healtheon's repurchase right lapses. Additionally, if Healtheon terminates Mr. Long's employment without cause, he will receive six months' salary in installments, his option will vest immediately as to 625,000 shares and Healtheon's repurchase right will lapse.

EMPLOYEE BENEFIT PLANS


    1996 STOCK PLAN. In February 1996 the Board adopted, and Healtheon's stockholders approved, the 1996 Plan. Healtheon initially reserved for issuance 9,000,000 shares of common stock under the 1996 Plan. In March 1998, the Board and the stockholders each approved an amendment to the 1996 Plan to increase the number of shares of common stock reserved under the plan to 10,000,000 shares. In July 1998, the Board approved, and in October 1998 the stockholders approved, an amendment to increase the number of shares of common stock issuable under the 1996 Plan to 15,000,000 shares plus annual increases equal to the lesser of (1) 5% of the outstanding shares or (2) a lesser amount determined by the Board. In January 1999, an additional 3,107,321 shares were reserved for issuance under the 1996 Plan under the annual increase provision. Unless terminated sooner, the 1996 Plan will terminate automatically in February 2006. The 1996 Plan provides for the discretionary grant of incentive stock options, within the meaning of
Section 422 of the Internal Revenue Code of 1986, the "Code," to employees and for the grant of nonstatutory stock options and stock purchase rights, "SPRs," to employees, directors and consultants. The 1996 Plan also provides for annual grants of options to purchase 5,000 shares of common stock to each of the outside directors.



    The 1996 Plan may be administered by the Board or a committee of the Board (as applicable, the "Administrator"). The Administrator has the power to determine the terms of the options or SPRs granted, including the exercise price of the options or SPRs, the number of shares subject to each option or SPR, the exercisability thereof, and the form of consideration payable upon such exercise. In addition, the Administrator has the authority to amend, suspend or terminate the 1996 Plan, provided that no share of common stock previously issued and sold or any option previously granted under the 1996 Plan is affected.



    The exercise price of all incentive stock options granted under the 1996 Plan must be at least equal to the fair market value of the common stock on the date of grant. The exercise price of nonstatutory stock options and SPRs granted under the 1996 Plan is determined by the Administrator, but with respect to nonstatutory stock options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, the exercise price must be at least equal to the fair market value of the common stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of Healtheon's outstanding capital stock, the exercise price of any incentive stock option granted must be at least equal 110% of the fair market value on the grant date and its term must not exceed five years. The term of all other options granted under the 1996 Plan may not exceed ten years. Options generally vest as to 25% at the end of the first year and monthly thereafter over a period of three years so that the entire option is vested after four years, based upon the optionee's continued employment or consulting relationship with Healtheon.



    In the case of SPRs, unless the Administrator determines otherwise, the restricted stock purchase agreement will grant Healtheon a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment or consulting relationship with Healtheon for any reason, including death or disability. The purchase price for shares repurchased pursuant to a restricted stock purchase agreement must be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to Healtheon. The repurchase option will lapse at a rate determined by the Administrator.



    Options and SPRs granted under the 1996 Plan are generally not transferable by the optionee, and each option and SPR is exercisable during the lifetime of the optionee only by the optionee. Options granted under the 1996 Plan must generally be exercised within 30 days after the end of optionee's status as an employee, director or consultant of Healtheon, or within one year after such optionee's termination by disability or death, respectively, but in no event later than the expiration of the option's term.



    The 1996 Plan provides that, in the event of a merger of Healtheon with or into another corporation, each outstanding option and SPR must be assumed or an equivalent option substituted by the successor corporation. If the outstanding options and SPRs are not assumed or substituted by the successor corporation, the outstanding options and SPRs will terminate.



    ACTAMED STOCK OPTION PLANS. In connection with its acquisition of ActaMed in a merger, Healtheon assumed the outstanding options of ActaMed under the following ActaMed stock option plans (collectively, the "ActaMed Plans"):
ActaMed Corp. 1992 Stock Option Plan, ActaMed Corp. 1993 Class B common stock Option Plan, ActaMed Corp. 1994 Stock Option Plan, ActaMed Corp. 1995 Stock Option Plan, ActaMed Corp. 1996 Stock Option Plan, ActaMed Corp. 1997 Stock Option Plan and ActaMed Corp. 1996 Director Stock Option Plan. The following options held by directors and executive officers of Healtheon were assumed by
Healtheon: options to purchase 1,424,216 shares of ActaMed common stock held by Michael Hoover, options to purchase 250,000 shares of ActaMed common stock held by Nancy Ham, options to purchase 80,000 shares of ActaMed common stock held by
J. Philip Hardin, and options to purchase 220,000 shares of ActaMed common stock held by John R. Hughes, Jr. As a result of the merger, each option to purchase shares of ActaMed common stock now represents an option to purchase a number of shares of Healtheon common stock equal to .6272 times the number of shares of ActaMed common stock originally subject to the option at the per share exercise price equal to the original per share exercise price divided by .6272. Healtheon will make no further grants under the ActaMed Plans. However, each assumed ActaMed option continues to have and remains subject to substantially the terms and conditions of the applicable ActaMed Plan under which such option was originally granted as in effect immediately prior to the merger.



    Generally, options granted under the ActaMed Plans will automatically terminate ten years following their issuance. Options granted under the ActaMed Plans generally are not transferable by the optionee, and must generally be exercised within 30 days after the end of the optionee's status as an employee or consultant of Healtheon or within 90 days after such optionee's termination by disability or death, respectively, but in no event later than the expiration of the option's term. Generally, in the event of any merger, sale of stock, consolidation, liquidation, recapitalization, reclassification, stock split up, combination of shares, share exchange, stock dividend, or transaction having a similar effect, where Healtheon does not remain in existence, the Administrator may (1) declare that all ActaMed options shall vest in full and be exercisable for a period of thirty (30) days following written notice from the Administrator, after which all ActaMed options shall terminate, (2) provide that all ActaMed options shall be assumed by the successor corporation, or (3) provide for a combination of (1) and (2).



    1998 EMPLOYEE STOCK PURCHASE PLAN. Healtheon's 1998 Employee Stock Purchase Plan, or the "1998 Purchase Plan," was adopted by the Board in September 1998, and approved by the stockholders in October 1998. A total of 1,000,000 shares of common stock has been reserved for issuance under the 1998 Purchase Plan, plus annual increases equal to the lesser of (1) 500,000 shares, (2) .5% of the outstanding shares on such date or (3) a lesser amount determined by the Board.


    The 1998 Purchase Plan contains consecutive, overlapping, twenty-four month offering periods. Each offering period includes four six-month purchase periods. The offering periods generally start on the first trading day on or after May 1 and November 1 of each year, except for the first such offering period which commences on the first trading day on or after the effective date of this offering and ends on the last trading day on or before October 31, 2000.


    Employees are eligible to participate if they are employed by Healtheon or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, an employee may not be granted an option to purchase stock under the 1998 Purchase Plan if the employee (1) immediately after grant would own stock possessing 5% or more of the total combined voting power or value of all classes of the capital stock of Healtheon, or (2) holds rights to purchase stock under any employee stock purchase plans of Healtheon that together accrue at a rate which exceeds $25,000 worth of stock for each calendar year. The 1998 Purchase Plan permits each participant to purchase common stock through payroll deductions of up to 15% of the participant's "compensation." Compensation is defined as the participant's base straight time gross earnings and commissions but excludes payments for overtime, shift premium, incentive compensation, incentive payments, bonuses and other compensation. The maximum number of shares a participant may purchase during a single purchase period is 5,000 shares.


    Amounts deducted and accumulated by the participant are used to purchase shares of common stock at the end of each purchase period. The price of stock purchased under the 1998 Purchase Plan is 85% of the lower of the fair market value of the common stock (1) at the beginning of the offering period or (2) at the end of the purchase period. In the event the fair market value at the end of a purchase period is less than the fair market value at the beginning of the offering period, the participants will be withdrawn from the current offering period following exercise and automatically re-enrolled in a new offering period. The new offering period will use the lower fair market value as of the first date of the new offering period to determine the purchase price for future purchase periods. Participants may end their participation at any time during an offering period, and they will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with Healtheon.



    Rights granted under the 1998 Purchase Plan are not transferable by a participant other than by will or the laws of descent and distribution. The 1998 Purchase Plan provides that, in the event of a merger of Healtheon with or into another corporation or a sale of substantially all of Healtheon's assets, each outstanding option may be assumed or substituted for by the successor corporation. If the successor corporation refuses to assume or substitute for the outstanding options, the offering period then in progress will be shortened and a new exercise date will be set. The 1998 Purchase Plan will terminate in 2008. The Board has the authority to amend or terminate the 1998 Purchase Plan, except that no amendment or termination may adversely affect any outstanding options under the 1998 Purchase Plan. The Board may alter the purchase price for any offering period or shorten an offering period at any time without consent of the stockholders or of any participants.



    401(K) PLAN. Healtheon participates in a tax-qualified employee savings and retirement plan, or the "401(k) Plan," which covers all of Healtheon's full-time employees who have completed three months of service. Under the 401(k) Plan, eligible employees may defer up to 20% of their pre-tax earnings, subject to the Internal Revenue Service's annual contribution limit. The 401(k) Plan permits additional discretionary matching contributions by Healtheon on behalf of all participants in the 401(k) Plan in such a percentage amount as may be determined annually by the Board. To date, Healtheon has made no matching contributions. The 401(k) Plan is intended to qualify under Section 401 of the Code, as amended, so that contributions by employees or by Healtheon to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by Healtheon, if any, will be deductible by Healtheon when made. The trustee under the 401(k) Plan, at the direction of each participant, invests the assets of the 401(k) Plan in any of a number of investment options.

                              CERTAIN TRANSACTIONS


    Since December 26, 1995, Healtheon's inception date, there has not been nor is there currently proposed any transaction or series of similar transactions to which Healtheon or any of its subsidiaries was or is to be a party in which the amount involved exceeds $60,000 and in which any director, executive officer, holder of more than 5% of the common stock of Healtheon or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest other than (1) compensation agreements and other arrangements, which are described where required in "Management," and (2) the transactions described below.


ACTAMED CORPORATION ACQUISITION


    On May 19, 1998, Healtheon acquired ActaMed in a merger. Pursuant to the merger, Healtheon issued 23,271,355 shares of its common stock in exchange for all of the issued and outstanding capital stock of ActaMed, and assumed all options to purchase ActaMed common stock. The merger was treated as a tax-free reorganization and as a "pooling-of-interests" transaction for accounting and financial reporting purposes. All of the then outstanding shares of preferred stock of Healtheon were converted into shares of common stock of Healtheon upon the consummation of the merger.



    Healtheon and certain stockholders of Healtheon who together hold a majority of the outstanding shares of common stock of Healtheon entered into a Voting Agreement in connection with the merger, or the "Voting Agreement." Among other things, the Voting Agreement requires each of the signatories thereto to vote its shares in favor of the election of four directors nominated by those signatories who were ActaMed shareholders prior to the merger and four directors nominated by those signatories who were Healtheon stockholders prior to the merger. The Voting Agreement terminates upon the consummation of this offering.


TRANSACTIONS WITH DIRECTORS, EXECUTIVE OFFICERS AND 5% STOCKHOLDERS


    1996 SERIES A PREFERRED STOCK. On January 26, 1996, Healtheon sold 10,285,000 shares of its Series A preferred stock for $.50 per share. The purchasers of the Series A preferred stock included, among others:


    - Dr. James H. Clark--3,500,000 shares;

    - Kleiner Perkins Caufield & Byers VII--2,999,500 shares;

    - KPCB VII Founders Fund--325,500 shares;

    - KPCB Life Sciences Zaibatsu Fund II--175,000 shares; and

    - New Enterprise Associates VI, Limited Partnership, or "New Enterprise Associates VI"--2,000,000 shares.


    KPCB VII Founders Fund, KPCB Life Sciences Zaibatsu Fund II and Kleiner Perkins Caufield & Byers VII, along with KPCB VII Associates and KPCB Java Fund, are affiliated entities. L. John Doerr, a director of Healtheon, is a general partner of KPCB VII Associates and the general partner of KPCB Life Sciences Zaibatsu Fund II. Mr. Doerr disclaims beneficial ownership of the securities held by such entities except for his proportional interest in the entity. C. Richard Kramlich, a director of Healtheon, is a general partner of New Enterprise Associates VI. Mr. Kramlich disclaims beneficial ownership of the securities held by that entity except for his proportional interest in the entity.



    COMMON STOCK. On January 26, 1996, Healtheon sold 1,000,000 shares of its common stock for $.05 per share. The purchasers of the common stock included:


    - Dr. Clark--500,000 shares;

    - Kleiner Perkins Caufield & Byers VII--428,500 shares;

    - KPCB VII Founders Fund--46,500 shares; and

    - KPCB Life Sciences Zaibatsu Fund II--25,000 shares.

    SERIES B PREFERRED STOCK AND WARRANTS. On October 1, 1996, Healtheon sold 3,000,000 shares of its Series B preferred stock for $2.00 per share. The purchasers of the Series B preferred stock included, among others:


    - Dr. Clark--1,125,000 shares;

    - Kleiner Perkins Caufield & Byers VII--1,068,750 shares;

    - KPCB Life Sciences Zaibatsu Fund II--56,250 shares; and

    - New Enterprise Associates VI--500,000 shares.


    In related transactions, on November 1, 1996, Healtheon issued a warrant to purchase 1,000,000 shares of Series B preferred stock with an exercise price of $2.00 per share to Clark Ventures, as an incentive for Dr. Clark to continue to provide services to Healtheon. Clark Ventures subsequently exercised its warrant on May 1, 1998 for an aggregate purchase price of $2.0 million. Clark Ventures is controlled by Dr. Clark.



    Also on November 1, 1996, Healtheon issued a warrant to purchase 1,000,000 shares of Series B preferred stock at an exercise price of $2.00 per share to KPCB VII Associates, in consideration for services provided to Healtheon by David Schnell, a former general partner of KPCB, in his capacity as President and CEO. The warrant issued to KPCB VII Associates was valued at $504,900.



    On July 11, 1997 Healtheon issued 250,000 shares of Series B preferred stock for a purchase price of $.5 million and a warrant to purchase 750,000 shares of Series B Stock with an exercise price of $2.00 per share to W. Michael Long. See "--Employment Agreements." In order to purchase the 250,000 shares of preferred stock, Mr. Long borrowed $499,750 from Healtheon pursuant to a one-year interest-free full recourse promissory note. The note was paid in full on June 30, 1998.



    BRIDGE FINANCING. Between April 15, 1997 and May 6, 1997, Healtheon borrowed an aggregate of $2.0 million at an annual interest rate of 6% pursuant to promissory notes, each of which included a right to receive certain Series B preferred stock warrants at the time of repayment or upon cancellation of the note in a bridge financing transaction, or the "Bridge Financing." The lenders in the Bridge Financing included, among others:


    - Dr. Clark--$765,750;

    - Kleiner Perkins Caufield & Byers VII--$727,463;

    - KPCB Life Sciences Zaibatsu Fund II--$38,288; and

    - New Enterprise Associates VI--$312,500.

    On July 1, 1997 the promissory notes were cancelled in consideration for the issuance of Series C preferred stock, as described below, and the Series B preferred stock warrants were issued as follows:

    - Dr. Clark received a warrant to purchase 17,229 shares,

    - Kleiner Perkins Caufield & Byers VII received a warrant to purchase 27,891 shares,

    - KPCB Life Sciences Zaibatsu Fund II received a warrant to purchase 1,468 and

    - New Enterprise Associates VI received a warrant to purchase 11,979 shares.

    All of the Series B Warrants have an exercise price of $2.00 per share. Dr. Clark subsequently exercised his warrant on May 1, 1998 for an aggregate purchase price of $34,458.


    SERIES C PREFERRED STOCK. On July 1, 1997, Healtheon sold 2,400,000 shares of its Series C preferred stock for $2.50 per share. The purchasers of the Series C preferred stock included, among others:


    - Dr. Clark--612,600 shares for a purchase price of $1.5 million, including cancellation of the $765,750 promissory note given in the Bridge Financing discussed above;

    - Kleiner Perkins Caufield & Byers VII--290,985 shares for cancellation of the $727,463 in promissory notes given in the Bridge Financing discussed above;

    - KPCB Java Fund--306,300 shares for a purchase price of $765,750;

    - KPCB Life Sciences Zaibatsu Fund II--15,315 shares for cancellation of the $38,288 in promissory note given in the Bridge Financing discussed above; and

    - New Enterprise Associates VI--250,000 shares for a purchase price of $625,000 including cancellation of the $312,500 promissory note given in the Bridge Financing discussed above.


    SERIES D PREFERRED STOCK. Between October 17, 1997 and December 19, 1997, Healtheon sold 4,807,692 shares of its Series D preferred stock for $5.20 per share. The purchasers of the Series D preferred stock included, among others:


    - Clark Ventures--1,730,769 shares;

    - Kleiner Perkins Caufield & Byers VII--432,693 shares;

    - KPCB Java Fund--480,769 shares;

    - KPCB Life Sciences Zaibatsu Fund II--48,077 shares;

    - Kathy Clark--96,154 shares;

    - Michael James Clark Trust--96,154 shares; and

    - New Enterprise Associates VI, Limited Partnership--576,923 shares.

    Kathy Clark and Michael James Clark are adult children of Dr. Clark.


    On May 19, 1998, pursuant to the ActaMed merger, each outstanding share of preferred stock of Healtheon converted into one share of common stock and each outstanding warrant to purchase shares of Healtheon's preferred stock converted into a warrant to purchase shares of Healtheon's common stock.



    1998 SERIES A PREFERRED STOCK. On November 3, 1998 and November 6, 1998 Healtheon sold an aggregate of 7,683,341 shares of its Series A preferred stock for $6.00 per share. Among the purchasers were the following 5% stockholders and entities affiliated with directors of Healtheon, who purchased the number of shares indicated:



    - Atherton Properties Partnership, LP, an entity controlled by Dr. Clark and affiliated with Kathy Clark and Michael Clark--166,667 shares;


    - Kathy Clark--166,667 shares;

    - Michael James Clark Trust--166,667 shares;

    - HLM Partners VII, LP, of which United HealthCare Corporation is a limited partner--166,667 shares;

    - KPCB Java Fund--416,667 shares;

    - Kleiner Perkins Caufield & Byers--375,000 shares;

    - KPCB Life Sciences Zaibatsu Fund II--41,667 shares;

    - Monaco Partners, LP--2,850,000 shares; and

    - New Enterprise Associates VI, LP--416,667 shares.


    On November 21, 1996, ActaMed entered into an Amended and Restated Development Agreement with The SFA Limited Partnership, or "SFA," under which ActaMed granted SFA a license to ActaMed's object broker technology that supports the GMPI functionality. SFA is controlled by P. E. Sadler, a director of Healtheon. SFA was given the right to use ActaMed's object broker technology outside the healthcare industry and must pay royalties on any revenues that would be derived from its use. This agreement expires in November 2001. To date, no royalties have become payable to Healtheon or ActaMed as a result of this agreement.



    In September 1997, ActaMed received a loan from NationsBank, N.A. in the aggregate principal amount of $2.1 million, all of which was personally guaranteed by P. E. Sadler, a director of Healtheon. As a result of ActaMed's pledging a note receivable from IBM to NationsBank, N.A. in November 1997, Mr. Sadler was released from the guarantee. In December 1997, ActaMed obtained a line of credit in the aggregate principal amount of $2.3 million from NationsBank, N.A. In exchange for a personal guarantee of this line of credit by Mr. Sadler, ActaMed granted to Mr. Sadler a security interest in all of its tangible assets other than the IBM note receivable. Upon the completion of the acquisition of ActaMed by

Healtheon, Mr. Sadler's guarantee was released. This line of credit was repaid by Healtheon on July 31, 1998.



    From 1995 through June 1998, up to three companies affiliated with Mr. Sadler had agreements with ActaMed whereby ActaMed provided office space, phone facilities and computer network support. ActaMed was paid approximately $256,000 in 1995, $215,000 in 1996, $137,000 in 1997 and $32,000 in 1998 under those agreements.


CERTAIN BUSINESS RELATIONSHIPS


    SMITHKLINE LABS



    1997-1998 ASSET PURCHASE AGREEMENTS. Prior to the acquisition of ActaMed by Healtheon, ActaMed entered into a series of agreements, the "SmithKline Agreements," with SmithKline Labs, which agreements were assumed by Healtheon in the ActaMed merger. Under the SmithKline Agreements, ActaMed agreed to purchase certain assets, or the "SmithKline Assets," located in four geographic regions, received a technology license relating to the SmithKline Assets and agreed to provide certain continuing development and network services to SmithKline Labs. In December 1997, SmithKline Labs transferred a portion of the SmithKline Assets from the first region to ActaMed in exchange for $2.0 million in cash and 3,695,652 shares of ActaMed preferred stock. The shares of ActaMed preferred stock issued to SmithKline were converted into 2,317,913 shares of Healtheon's common stock in connection with the ActaMed merger. In March 1998, SmithKline Labs transferred the SmithKline Assets from the second region to ActaMed in exchange for 1,217,391 shares of ActaMed preferred stock. Those shares were converted into 763,548 shares of Healtheon's common stock in connection with the ActaMed merger. In June 1998, SmithKline Labs transferred SmithKline Assets from the remaining two regions to Healtheon in exchange for 1,336,209 shares of common stock.



    SERVICES AGREEMENT. Also pursuant to one of the SmithKline Agreements, the "Services Agreement," Healtheon will perform laboratory test order and results services to providers utilizing SmithKline Labs' laboratory services through SCAN. SmithKline Labs is obligated to pay Healtheon a minimum of approximately $10.0 million in 1998 for laboratory test orders and results transactions. SmithKline Labs may be required to pay Healtheon certain additional fees for transactions processed by Healtheon in the event the number of providers accessing SmithKline Labs' laboratory services through SCAN increases. SmithKline Labs paid Healtheon $7.1 million in service and transaction fees during the first nine months of 1998 under the Services Agreement. The Services Agreement is effective through December 2002, and provides for automatic successive two-year renewals, subject to each party's right to elect not to renew the agreement no later than 180 days, in the case of SmithKline Labs, or 360 days, in the case of Healtheon, prior to the end of a term. In the event that Healtheon gives notice of non-renewal, SmithKline Labs will be entitled to continued to receive long-term order entry and results reporting services from Healtheon on a per transaction pricing basis or, in the alternative, may require Healtheon to develop a service for SmithKline that duplicates the services Healtheon had been providing under the Services Agreement.



    Also under the Services Agreement, SmithKline Labs is entitled, no more than once in any three consecutive month periods, to request that Healtheon engage in certain exclusive development work for SmithKline Labs. SmithKline Labs has agreed to use reasonable efforts to use Healtheon as its "preferred provider" of electronic eligibility verification and claims processing services. The Services Agreement provides that the parties will negotiate new rates as of January 1, 2001 and each two years after that date. The Services Agreement states that the renegotiated rates must be competitive with the marketplace and must be no higher than the lowest fees charged by Healtheon to similarly situated customers. See "Management's Discussion and Analysis--Overview" and Note 3 of Notes to Consolidated Financial Statements.



    NONCOMPETE LETTER. In May 1998, Healtheon and SmithKline Labs entered into a letter agreement under which Healtheon is obligated not to compete with SmithKline Labs in the business of disease management, and has agreed to exclusively promote SmithKline Labs' disease management products and services so long as SmithKline continues to promote Healtheon as its preferred vendor. Healtheon also agreed that, in the event it performs development work related to a disease management program for one of its customers or itself, it will pay 50% of the profits from that development work to SmithKline Labs.



    1999 ASSET PURCHASE AGREEMENT. In January 1999, Healtheon purchased certain assets used by SmithKline Labs to provide laboratory results delivery services in exchange for $2.0 million in cash and approximately 1.8 million shares of Healtheon's common stock. Healtheon and SmithKline Labs entered into a related services agreement under which Healtheon will provide certain electronic laboratory results delivery services to approximately 20,000 provider sites, in addition to the sites currently served through the SCAN service. The services agreement has a five year term with anticipated revenues of $17.0 to $18.0 million in the first year. Healtheon does not expect this arrangement to significantly contribute to earnings in the near term. Profitability will depend on Healtheon's ability to use these assets to provide results delivery services for non-SmithKline labs and to transition these provider sites to Healtheon's Internet-based services.



    UNITED HEALTHCARE



    EDI SERVICES ACQUISITION. In March 1996, ActaMed acquired EDI Services, a wholly-owned subsidiary of United HealthCare, which had been formed by United HealthCare to deliver the ProviderLink service to United HealthCare's provider network. In exchange for EDI, ActaMed issued United HealthCare 10,344,828 shares of ActaMed preferred stock valued at $21.0 million which were converted into 6,488,276 shares of Healtheon's common stock in connection with the merger.



    SERVICES AGREEMENT. In April 1996, ActaMed also entered into a Services and License Agreement with United HealthCare that granted United HealthCare a license to certain ActaMed technology and granted ActaMed the responsibilities of managing the ProviderLink service and of providing other information technology services to United HealthCare. United HealthCare pays Healtheon fees based on the number of ProviderLink sites in use and transactions processed. In 1996 and 1997, United HealthCare paid ActaMed approximately $4.8 million and $7.3 million, respectively, related to services, transaction and license fees. In the first nine months of 1998, ActaMed, prior to the merger, and Healtheon were paid an aggregate of $7.7 million. Healtheon is also obligated to provide certain support and maintenance services to United HealthCare. The Services and License Agreement is effective through March 2001 subject to earlier termination in the event Healtheon fails to meet certain network performance standards or otherwise breaches its material obligations under the United HealthCare Agreement. The Service and License Agreement provides that two years after the date of the agreement the parties will agree on new prices that will be competitive with the marketplace. Healtheon and United HealthCare are negotiating these new prices, and Healtheon anticipates that the new prices will reduce the rates paid by United HealthCare. See "Management's Discussion and Analysis--Overview" and Note 2 of Notes to Consolidated Financial Statements. United HealthCare is a principal stockholder of Healtheon and Dr. William McGuire, Chief Executive Officer and Chairman of United HealthCare, is a director of Healtheon.



    HLM NOTE. In February 1998, ActaMed issued a one-year promissory note in the aggregate principal amount of $2.0 million to HLM Partners VII, L.P., or "HLM," which bore interest at a rate of 10% per annum. United HealthCare was a limited partner of HLM and a director of United HealthCare, was a partner of HLM. HLM was also a stockholder of ActaMed. Both UHC and HLM are stockholders of Healtheon. This note was repaid at the time of the merger.

                             PRINCIPAL STOCKHOLDERS


    The following table sets forth certain information with respect to the beneficial ownership of Healtheon's common stock as of November 30, 1998 and as adjusted to reflect the sale of the shares of common stock in this offering by:
(1) each person who is known by Healtheon to beneficially own more than 5% of Healtheon's common stock, (2) each director of Healtheon, (3) each of the Named Executive Officers and (4) all directors and executive officers of Healtheon as a group.



                                                                                                PERCENTAGE OF SHARES
                                                                                               BENEFICIALLY OWNED(1)
                                                                          NUMBER OF SHARES   --------------------------
                                                                            BENEFICIALLY       BEFORE         AFTER
NAME OF BENEFICIAL OWNER                                                        OWNED         OFFERING     OFFERING(2)
------------------------------------------------------------------------  -----------------  -----------  -------------
Entities associated with James H. Clark(3)..............................        11,502,265         18.5%         17.1%
Entities associated with United HealthCare Corporation(4)...............         8,936,687         14.4          13.3
  William W. McGuire, M.D.(4)...........................................         8,936,687         14.4          13.3
Entities associated with Kleiner Perkins Caufield & Byers(5)............         8,086,832         12.8          11.9
  L. John Doerr(5)......................................................         8,086,832         12.8          11.9
SmithKline Beecham Clinical Laboratories, Inc.(6).......................         6,251,003(6)        9.8          9.1
  Tadataka Yamada(6)....................................................         6,251,003(6)        9.8          9.1
P. E. Sadler(7).........................................................         5,001,993          8.0           7.4
Entities associated with New Enterprise Associates, L.P.(8).............         3,755,569          6.0           5.6
  C. Richard Kramlich(8)................................................         3,755,569          6.0           5.6
W. Michael Long(9)......................................................         1,937,500          3.1           2.8
Integral Capital Partners, L.P..........................................         1,255,129          2.0           1.9
Michael K. Hoover(10)...................................................           888,268          1.4           1.3
Dennis Drislane(11).....................................................           550,000            *             *
Pavan Nigam(12).........................................................           509,062            *             *
Thomas A. Jermoluk......................................................           333,334            *             *
Charles Saunders(13)....................................................           115,178            *             *
Laura D'Andrea Tyson....................................................                --           --            --
All officers and directors as a group (23 persons)(14)..................        49,469,829         73.1          68.1


----------

*   Less than one percent


(1) The number and percentage of shares beneficially owned are based on 62,195,893 shares of common stock outstanding as of November 30, 1998, assuming conversion of all outstanding shares of preferred stock into common stock, and 67,195,893 shares of common stock outstanding after this offering. Beneficial ownership is determined under the rules and regulations of the Securities and Exchange Commission. Shares of common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of November 30, 1998 are deemed to be outstanding and beneficially owned by the person holding the options or warrants for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person, these shares are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table, and subject to applicable community property laws, these persons have sole voting and investment power with respect to all shares of Healtheon's common stock shown as beneficially owned by them.



(2) The table assumes the U.S. Underwriters' over-allotment option to purchase 750,000 shares of common stock is not exercised.



(3) Represents 166,667 shares held of record by Atherton Properties Partnership, LP, 4,000,000 shares held of record by Dr. Clark as trustee of the James H. Clark and Nancy Rutter Clark Revocable Trust, 1,017,229 shares held of record by Clark Ventures, 268,000 shares held of record by JHC Investments, LLC and 6,050,369 shares held of record by Monaco Partners, LP. Dr. Clark wholly controls Atherton Properties Partnership, LP, Clark Ventures, JHC Investments, LLC and Monaco Partners, LP. Dr. Clark is a director of Healtheon. The address for Dr. Clark is c/o Healtheon Corporation, 4600 Patrick Henry Drive, Santa Clara, CA 95054. The address for Clark Ventures and Monaco Partners, LP is 777 East Williams Street, Suite 201, Carson City, NV 89701.

(4) Represents 6,488,276 shares held of record by United HealthCare, 502,069 shares held of record by United HealthCare Services, Inc., a subsidiary thereof, 676,262 shares held of record by HLM Partners VII, L.P., of which United HealthCare is a limited partner and 1,270,080 shares held of record by Validus, L.P., of which United HealthCare is the sole limited partner. United HealthCare disclaims beneficial ownership of shares held by both limited partnerships except to the extent of its pecuniary interests in the entities. Dr. McGuire, a director of Healtheon, is the President, Chief Executive Officer and Chairman of United HealthCare. Dr. McGuire disclaims beneficial ownership of all shares held by United HealthCare. United HealthCare's address is 9900 Bren Road East, 300 Opus Center, Minnetonka, MN 55343.



(5) Represents 5,500,863 shares held of record directly by Kleiner Perkins Caufield & Byers VII L.P. ("KPCB VII"), 1,203,736 shares held of record by KPCB Java Fund, and 352,874 shares held of record by KPCB Life Sciences Zaibatsu Fund II. Also represents 976,423 shares subject to warrants held of record by KPCB VII, and 52,936 shares subject to warrants held of record by KPCB Life Sciences Zaibatsu Fund II L.P., all of which are exercisable within 60 days of November 30, 1998. KPCB Life Sciences Zaibatsu Fund II and KPCB VII are wholly controlled by KPCB VII Associates, L.P. KPCB Java Fund is controlled by KPCB VIII Associates. L. John Doerr, a general partner of KPCB VIII Associates and KPCB VII Associates, L.P., is a director of Healtheon. Mr. Doerr disclaims beneficial ownership of shares held by these entities except to the extent of his pecuniary interest in the entities. Kleiner Perkins Caufield & Byers' address is 2750 Sand Hill Road, Menlo Park, CA 94025.



(6) Includes in the number of shares beneficially owned by SmithKline Labs and in the total number of outstanding shares of common stock 1,833,333 shares of common stock issued under a December 1998 Asset Purchase Agreement with SmithKline Labs. Dr. Yamada, a director of Healtheon, is President and Executive Director of SmithKline Beecham HealthCare Services and a director of SmithKline Beecham. SmithKline Labs' address is 1201 South Collegeville Road, Collegeville, PA 19426. Dr. Yamada disclaims beneficial ownership of all shares held by SmithKline Labs.



(7) Represents 2,975,140 shares held of record by P. E. Sadler and 2,026,853 shares held of record by SFA Limited Partnership, of which P. E. Sadler is a general partner. Mr. Sadler is a director of Healtheon. Mr. Sadler's address is c/o Healtheon Corporation, 4600 Patrick Henry Drive, Santa Clara, CA 95054.



(8) Represents 3,723,590 shares held of record directly by New Enterprise Associates VI, L.P., or "New Enterprise Associates VI," 11,979 shares subject to warrants held of record by New Enterprise Associates VI exercisable within 60 days of November 30, 1998, and 20,000 shares held of record by NEA Ventures 1996, L.P., which is controlled by New Enterprise Associates VI. Mr. Kramlich is a partner of New Enterprise Associates VI. Mr. Kramlich disclaims beneficial ownership of shares held by these entities except for his proportional interests in the entities. New Enterprise Associates VI's address is 1119 St. Paul Street, Baltimore, MD 21202.



(9) Includes 750,000 shares subject to a warrant held of record by Mr. Long and 537,500 shares subject to options held of record by Mr. Long, in each case exercisable within 60 days of November 30, 1998. 187,500 shares underlying the warrant held by Mr. Long will remain subject to a right of repurchase by Healtheon 60 days after November 30, 1998. Mr. Long is the Chief Executive Officer and a director of Healtheon.



(10) Represents 92,500 shares held of record directly by Mr. Hoover, 2,500 shares held by Nicholas D. Hoover for which Mr. Hoover is custodian, and 793,268 shares subject to options held of record by Mr. Hoover that are exercisable within 60 days of November 30, 1998. Mr. Hoover is the President and a director of Healtheon.



(11) Includes 343,750 shares held by Mr. Drislane that will remain subject to a right of repurchase by Healtheon 60 days after November 30, 1998.



(12) Includes 39,062 shares subject to options held of record by Mr. Nigam that are exercisable within 60 days of November 30, 1998. Also includes 121,875 shares that will remain subject to a right of repurchase by Healtheon 60 days after November 30, 1998. Mr. Nigam is the Vice President, Engineering of Healtheon.



(13) Represents 115,178 shares subject to options held of record by Mr. Saunders that are exercisable within 60 days of November 30, 1998. Mr. Saunders is the Vice President, Marketing and Consulting Services and Medical Director of Healtheon.



(14) Includes all shares described in the above footnotes and includes an additional 1,422,971 shares held by other executive officers, of which 1,085,928 shares were outstanding as of November 30, 1998 and 337,043 shares are subject to options or warrants that are exercisable within 60 days of November 30, 1998.

                          DESCRIPTION OF CAPITAL STOCK


    The following summary of certain provisions of Healtheon's capital stock describes all material provisions of Healtheon's Certificate of Incorporation and Bylaws. This summary, however, does not purport to be complete and is subject to, and qualified in its entirety by, the Certificate of Incorporation and Bylaws, copies of which have been filed as exhibits to the Registration Statement of which this prospectus is a part and by the provisions of applicable law.


    As of November 30, 1998, there were 62,183,393 shares of common stock outstanding, par value $0.0001 per share, assuming the conversion of all outstanding shares of preferred stock into shares of common stock. Upon consummation of this offering, 150,000,000 shares of common stock and 5,000,000 shares of preferred stock will be authorized.

COMMON STOCK


    The issued and outstanding shares of common stock are, and the shares of common stock offered by this prospectus will be validly issued, fully paid and nonassessable upon payment for the shares. The holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefor at a time and in amounts as the Board may from time to time determine. See "Dividend Policy." The shares of common stock are not convertible and the holders thereof have no preemptive or subscription rights to purchase any securities of Healtheon. Upon liquidation, dissolution or winding up of Healtheon, the holders of common stock are entitled to receive pro rata the assets of Healtheon that are legally available for distribution, after payment of all debts and other liabilities. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of the stockholders, including election of directors. There is no cumulative voting in the election of directors.


PREFERRED STOCK


    Upon the closing of this offering, each outstanding share of Series A preferred stock will be converted into one share of common stock. See Note 14 of Notes to Consolidated Financial Statements for a description of the Series A preferred stock issued in November 1998. Upon the closing of this offering, Healtheon's Certificate of Incorporation will provide that preferred stock may be issued by Healtheon in one or more series and that the Board has the authority, without further action by the stockholders, to fix the rights, preferences and privileges thereof, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preferences and sinking fund terms, any or all of which may be greater than the rights of the common stock. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders would receive dividend payments and payments upon liquidation. The issuance of preferred stock could have the effect of decreasing the market price of the common stock. The issuance of preferred stock may also have the effect of delaying, deterring or preventing a change in control of Healtheon. Healtheon has no present plans to issue any shares of preferred stock.


WARRANTS


    As of November 30, 1998, Healtheon has outstanding warrants for the purchase of 2,077,240 shares of common stock. Of these, warrants to purchase 1,794,718 shares of common stock have an exercise price of $2.00 and expire with respect to 1,000,000 shares on November 1, 1999, with respect to 750,000 shares on July 10, 2000, and with respect to 44,718 shares on June 30, 2002. Warrants to purchase 282,522 shares of common stock have an exercise price of $7.97, which expire December 2001. In addition, in December 1998, as part of a service agreement with a customer, Healtheon issued to the customer a warrant to purchase 500,000 shares of common stock with an exercise price of $10.40 per share, which expires on March 15, 2003.

REGISTRATION RIGHTS


    The holders of approximately 50,007,164 shares of common stock or their permitted transferees are entitled to certain rights with respect to registration of their shares, or the "Registrable Securities," under the Securities Act. These shares are held by (1) purchasers of common stock at the founding of Healtheon in December 1995, (2) purchasers of preferred stock of Healtheon prior to its conversion into common stock in connection with the acquisition of ActaMed, (3) certain former shareholders of ActaMed who received shares of Healtheon's common stock pursuant to Healtheon's acquisition of ActaMed and who had registration rights with respect to their shares of ActaMed capital stock and (4) purchasers of the Series A preferred stock sold in November 1998.



    At any time after 12 months following the effective date of this offering, the holders of at least 40% of the Registrable Securities then outstanding may require Healtheon to file a registration statement covering Registrable Securities with an aggregate gross offering price of at least $10.0 million. In addition, two years after this offering, holders of registrable securities may require, on up to four separate occasions, that Healtheon register their shares for public resale on Form S-3 or any successor form, provided Healtheon is eligible to use Form S-3 or any such successor form. The value of the securities to be so registered must be at least $1.0 million. Furthermore, in the event Healtheon elects to register any of its shares of common stock or other securities for purposes of effecting any public offering, the holders of Registrable Securities are entitled to include their Registrable Securities in the registration, subject however to the right of Healtheon to reduce the number of shares proposed to be registered in view of market conditions. All expenses in connection with any registration, other than underwriting discounts and commissions, will be borne by Healtheon. Registration rights, other than the right to require Healtheon to register shares on Form S-3 or any successor form, will terminate at such time as Healtheon's shares are publicly traded and the holder is entitled to sell all of its shares in any three-month period under Rule 144 of the Securities Act. If Healtheon's stockholders with registration rights cause a large number of securities to be registered and sold in the public market, those sales could have an adverse effect on the market price for Healtheon's common stock. If Healtheon were to initiate a registration and include Registrable Securities because of the exercise of registration rights, the inclusion of Registrable Securities could have an adverse effect on Healtheon's ability to raise capital.



CERTAIN ANTI-TAKEOVER EFFECTS OF PROVISIONS OF HEALTHEON'S CERTIFICATE OF
  INCORPORATION AND BYLAWS AND OF DELAWARE LAW



    GENERAL. Certain provisions of Delaware law and Healtheon's Certificate of Incorporation and Bylaws could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of Healtheon. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of Healtheon's common stock. These provisions of Delaware law and the Certificate of Incorporation and Bylaws may also have the effect of discouraging or preventing certain types of transactions involving an actual or threatened change of control of Healtheon, including unsolicited takeover attempts, even though such a transaction may offer Healtheon's stockholders the opportunity to sell their stock at a price above the prevailing market price.



    DELAWARE TAKEOVER STATUTE. Following consummation of this offering, Healtheon will be subject to the "business combination" provisions of Section 203 of the Delaware General Corporation Law. In general, those provisions prohibit a publicly-held Delaware corporation from engaging in various "business combination" transactions with any interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:



    - the transaction is approved by the board of directors prior to the date the interested stockholder obtained interested stockholder status;


    - upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or


    - on or subsequent to the date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder. A "business combination" is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years, did own, 15% or more of a corporation's voting stock.



    The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to Healtheon and, accordingly, may discourage attempts to acquire Healtheon.



    CERTIFICATE OF INCORPORATION AND BYLAWS. Healtheon's Certificate of Incorporation provides that any action to be taken by the stockholders of Healtheon must be effected at an annual or special stockholder meeting and may not be taken by written consent. Healtheon's Bylaws provide that special meetings of the stockholders of Healtheon may be called by the Board or by the President of Healtheon, or by one or more stockholders holding at least 10% of the voting power of Healtheon's outstanding capital stock, or any persons as may be authorized by the Certificate of Incorporation or the Bylaws (which currently only give this authority to the Board). Healtheon's Bylaws also require advance written notice by a stockholder of a proposal or director nomination that such stockholder desires to present at an annual or special stockholders meeting. No business other than that stated in the notice may be transacted at any special meeting. These provisions will delay consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by the Board.



    Healtheon's Bylaws provide that the authorized number of directors may be changed by an amendment to the Bylaws adopted by the Board or by the stockholders. Vacancies on the Board may be filled either by holders of a majority of Healtheon's voting stock or a majority of directors in office, although less than a quorum. The Certificate of Incorporation and the Bylaws of Healtheon also provide for a staggered Board. Under a staggered Board, each director is designated to one of three categories. Each year the directors' positions in one of the three categories are subject to election so that it would take three years to replace the entire board, absent resignation or premature expiration of a director's term, which may have the effect of deterring a hostile takeover or delaying or preventing changes in control or management of Healtheon.


LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS


    Healtheon's Certificate of Incorporation limits the liability of directors to the fullest extent permitted by the Delaware law. In addition, the Certificate of Incorporation and Bylaws provide that Healtheon will indemnify directors and officers of Healtheon to the fullest extent permitted by Delaware law. Healtheon intends to enter into separate indemnification agreements with its directors and executive officers that provide these persons indemnification protection in the event the Certificate of Incorporation is subsequently amended.


TRANSFER AGENT AND REGISTRAR


    American Stock Transfer Trust Company has been appointed as transfer agent and registrar for Healtheon's common stock.


LISTING

    Application has been made to have the common stock accepted for quotation on the Nasdaq National Market under the symbol "HLTH."

                        SHARES ELIGIBLE FOR FUTURE SALE


    Prior to this offering, there has been no public market for the common stock of Healtheon. Future sales of substantial amounts of common stock in the public market, or the perception that such sales may occur, could adversely affect prevailing market prices.



    Upon consummation of the offering, Healtheon will have an aggregate of 67,195,893 shares of common stock outstanding, based on the number of shares of common stock outstanding as of November 30, 1998, assuming no exercise of the U.S. underwriters' over-allotment option and no exercise of outstanding options or warrants. Of these shares, 5,658,184 shares, including the 5,000,000 shares sold in this offering, will be freely tradable without restriction under the Securities Act, except for any such shares that may be purchased by "affiliates" of Healtheon, which shares will be subject to the volume and other limitations of Rule 144 of the Securities Act, or "Rule 144" described below. As defined in Rule 144, an "affiliate" of an issuer is a person who, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such issuer. Upon the expiration of certain contractual "lock-up" restrictions described below, 52,254,368 shares will be eligible for sale 180 days after the date of this prospectus, with 41,817,104 of such shares subject to the volume and other limitations of Rule 144. The remaining 9,283,341 shares will become eligible for sale at various times after that date, including 7,683,341 shares that will become eligible for resale between November 3 and November 6, 1999; all of these remaining shares will be subject to the volume and other limitations of Rule 144.



    Each of Healtheon's directors and officers and certain other stockholders of Healtheon have agreed with Morgan Stanley & Co. Incorporated, for a period of 180 days after the date of this prospectus, not to (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. Morgan Stanley & Co. Incorporated may choose to release a certain number of these shares from such restrictions prior to the expiration of the 180-day period "lock-up" period, although it has no current intention of doing so.



    Under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted shares of common stock for at least one year, including the holding period of any prior owner except an affiliate, would be entitled to sell a number of such shares within any three-month period equal to the greater of (1) 1% of the then outstanding shares of the common stock or (2) the average weekly reported volume of trading of the common stock on the Nasdaq National Market during the four calendar weeks preceding such sale. Immediately after the offering, 1% of Healtheon's outstanding shares of common stock would equal approximately 671,959 shares. Rule 144 also imposes on such restricted shares certain manner of sale and notice requirements and requirements as to the availability of current public information concerning Healtheon. Under Rule 144(k), a person who is not deemed to have been an affiliate at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner except an affiliate, is entitled to sell such shares without regard to the volume or other limitations of Rule 144 just described.



    The holders of approximately 50,007,164 shares of common stock are also entitled to certain rights with respect to registration of such shares of common stock for offer or sale to the public. If such holders, by exercising their registration rights, cause a large number of shares to be registered and sold in the public market, such sales could have a material adverse effect on the market price for Healtheon's common stock.


    Immediately after this offering, there will be options to purchase approximately 11,827,385 shares of common stock outstanding, based on the number of options outstanding as of November 30, 1998. Subject to the provisions of the lock-up agreements described above, holders of these options may rely on the resale provisions of Rule 701 under the Securities Act, which permits non-Affiliates to sell their shares without having to comply with the volume, holding period or other limitations of Rule 144 and permits Affiliates to sell their shares without having to comply with the holding period limitation of Rule 144, in each case beginning 90 days after the consummation of this offering. In addition, shortly after this offering, Healtheon intends to file a registration statement on Form S-8 covering the 13,811,659 shares of common stock reserved for issuance under the 1996 Plan and the 1998 Purchase Plan based upon the number of options outstanding as of November 30, 1998. Shares of common stock registered under any registration statement will, subject to Rule 144 volume limitations applicable to Affiliates, be available for sale in the open market, unless the shares are subject to vesting restrictions with Healtheon or the lock-up agreements described above.

                     CERTAIN UNITED STATES TAX CONSEQUENCES
                      TO NON-U.S. HOLDERS OF COMMON STOCK

    The following is a general discussion of certain United States federal income and estate tax consequences relevant to holders of common stock that are non-U.S. Holders. A non-U.S. Holder is a holder of common stock that is not, for United States federal income tax purposes, any of the following:


    - a citizen or resident of the United States;



    - a corporation, partnership or other entity created or organized in or under the laws of the United States or any state thereof;



    - an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or



    - a trust that meets the following two tests: (A) a U.S. court is able to exercise primary supervision over the administration of the trust, and (B) one or more U.S. persons have the authority to control all substantial decisions of the trust.



This discussion does not consider the specific facts and circumstances that may be relevant to particular non-U.S. Holders in light of their personal circumstances and does not address the treatment of such holders under the laws of any state, local or foreign taxing jurisdiction. Further, the discussion is based on provisions of the United States Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change or different interpretation on a possibly retroactive basis. THIS DISCUSSION IS LIMITED TO NON-U.S. HOLDERS WHO HOLD THE COMMON STOCK AS A CAPITAL ASSET. EACH PROSPECTIVE HOLDER IS URGED TO CONSULT ITS TAX ADVISOR WITH RESPECT TO THE UNITED STATES FEDERAL TAX CONSEQUENCES OF ACQUIRING, HOLDING AND DISPOSING OF COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.


DIVIDENDS


    Dividends paid to a non-U.S. Holder of common stock will be subject to United States federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Withholding may not apply if the dividends are effectively connected with the conduct of a trade or business within the United States and, if an applicable income tax treaty requires as a condition for the non-U.S. holder to be subject to United States income tax on a net income basis in respect of such dividends, are attributable to a United States permanent establishment of such holder. Such "effectively connected" dividends are subject to tax at rates applicable to United States citizens, resident aliens and domestic United States corporations, and are not generally subject to withholding. Any such effectively connected dividends received by a corporate non-U.S. Holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.



    Under currently effective United States Treasury regulations, dividends paid prior to January 1, 2000 to an address in a foreign country are presumed to be paid to a resident of that country, unless the payer has knowledge to the contrary, for purposes of the withholding discussed above and, under the current interpretation of United States Treasury regulations, for purposes of determining the applicability of a tax treaty rate. Under recently finalized United States Treasury regulations that will generally be effective for distributions after December 31, 1999 (the "Final Withholding Regulations"), however, a non-U.S. Holder of common stock who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification requirements. In addition, under the Final Withholding Regulations, in the case of common stock held by a foreign partnership, (1) the certification requirement would generally be applied to the partners of the partnership and (2) the partnership would be required to provide certain information, including a United States taxpayer identification number. The Final Withholding Regulations provide look-through rules for tiered partnerships.

    A non-U.S. Holder of common stock that is eligible for a reduced rate of United States withholding tax pursuant to a tax treaty may obtain a refund of any excess amounts currently withheld by filing an appropriate claim for refund with the United States Internal Revenue Service.

GAIN ON DISPOSITION OF COMMON STOCK


    A non-U.S. holder generally will not be subject to United States federal income tax in respect of gain recognized on a disposition of common stock unless one of the following conditions is satisfied:



    - the gain is effectively connected with a trade or business conducted by the non-U.S. Holder in the United States and, if an applicable income tax treaty requires as a condition for such non-U.S. Holder to be subject to United States taxation on a net income basis in respect of gain from the sale or other disposition of the common stock, is attributable to a permanent establishment maintained in the United States by such non-U.S. Holder;



    - in the case of a non-U.S. Holder who is an individual and holds the common stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist;



    - Healtheon is or has been a "United States real property holding corporation" for federal income tax purposes and, in the event that the common stock is considered "regularly traded on an established securities market," the non-U.S. Holder held, directly or indirectly at any time during the five-year period ending on the date of disposition, more than 5% of the common stock and is not eligible for any treaty exemption; or



    - the non-U.S. Holder is subject to tax pursuant to certain provisions of the Code applicable to U.S. expatriates.


    Effectively connected gains realized by a corporate non-U.S. Holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.


    Healtheon believes it is not currently, and does not anticipate becoming, a "United States real property holding corporation" for federal income tax purposes.


FEDERAL ESTATE TAXES

    Common stock held by a non-U.S. Holder at the time of death will be included in such holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

INFORMATION REPORTING AND BACKUP WITHHOLDING


    Under current law, United States information reporting requirements, other than reporting of dividend payments for purposes of the withholding tax noted above, and backup withholding tax generally will not apply to dividends paid to non-U.S. Holders that are either subject to the 30% withholding discussed above or that are not so subject because an applicable tax treaty reduces such withholding. Otherwise, backup withholding of United States federal income tax at a rate of 31% may apply to dividends paid with respect to common stock to holders that are not "exempt recipients" and that fail to provide certain information including the holder's United States taxpayer identification number. Generally, unless the payer of dividends has actual knowledge that the payee is a United States person, the payer may treat dividend payments to a payee with a foreign address as exempt from information reporting and backup withholding. However, under the Final Withholding Regulations, dividend payments generally will be subject to information reporting and backup withholding unless applicable certification requirements are satisfied. See the discussion above with respect to the rules applicable to foreign partnerships under the Final Withholding Regulations.

    In general, United States information reporting and backup withholding requirements also will not apply to a payment made outside the United States of the proceeds of a sale of common stock through an office outside the United States of a non-United States broker. However, United States information reporting, but not backup withholding, requirements will apply to a payment made outside the United States of the proceeds of a sale of common stock through an office outside the United States of a broker that is a United States person, that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, that is a "controlled foreign corporation" as to the United States, or, in the case of payments made after December 31, 1999, a foreign partnership with certain connections to the United States, unless the broker has documentary evidence in its records that the holder or beneficial owner is a non-United States person or the holder or beneficial owner otherwise establishes an exemption. Payment of the proceeds of the sale of common stock to or through a United States office of a broker is currently subject to both United States backup withholding and information reporting unless the holder certifies its non-United States status under penalties of perjury or otherwise establishes an exemption.

    A non-U.S. Holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the United States Internal Revenue Service.

                                  UNDERWRITERS


    Under the terms and subject to the conditions contained in an underwriting agreement dated the date hereof, or the "underwriting agreement," the U.S. underwriters named below, for whom Morgan Stanley & Co. Incorporated, Goldman, Sachs & Co., Hambrecht & Quist LLC and Volpe Brown Whelan & Company, LLC are acting as U.S. representatives, and the international underwriters named below for whom Morgan Stanley & Co. International Limited, Goldman Sachs International, Hambrecht & Quist LLC & Volpe Brown Whelan & Company, LLC are acting as international representatives, have severally agreed to purchase, and Healtheon has agreed to sell to them, severally, the respective number of shares of common stock set forth opposite the names of such underwriters below:



                                                                                                       NUMBER OF
  NAME                                                                                                   SHARES
-----------------------------------------------------------------------------------------------------  ----------
U.S. Underwriters:
  Morgan Stanley & Co. Incorporated..................................................................
  Goldman, Sachs & Co................................................................................
  Hambrecht & Quist LLC..............................................................................
  Volpe Brown Whelan & Company, LLC..................................................................

                                                                                                       ----------
    Subtotal.........................................................................................   4,000,000
                                                                                                       ----------

International Underwriters:
  Morgan Stanley & Co. International Limited.........................................................
  Goldman Sachs International........................................................................
  Hambrecht & Quist LLC..............................................................................
  Volpe Brown Whelan & Company, LLC..................................................................

                                                                                                       ----------
    Subtotal.........................................................................................   1,000,000
                                                                                                       ----------
      Total..........................................................................................   5,000,000
                                                                                                       ----------
                                                                                                       ----------



    The U.S. underwriters and the international underwriters, and the U.S. representatives and the international representatives, are collectively referred to as the "underwriters" and the "representatives," respectively. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any shares are taken. However, the underwriters are not required to take the shares covered by the U.S. underwriters' over-allotment option described below.



    Pursuant to the agreement between U.S. and international underwriters, each U.S. underwriter has represented and agreed that, with certain exceptions: (1) it is not purchasing any shares for the account of anyone other than a United States or Canadian Person (as defined) and (2) it has not offered or sold, and will not offer or sell, directly or indirectly, any Shares or distribute any prospectus relating to the shares outside the United States or Canada or to anyone other than a United States or Canadian Person. Pursuant to the agreement between U.S. and international underwriters, each international underwriter has represented and agreed that, with certain exceptions: (1) it is not purchasing any shares for the account of any United States or Canadian Person and (2) it has not offered or sold, and will not offer or sell, directly or indirectly, any shares or distribute any prospectus relating to the shares in the United States or Canada or to any United States or Canadian Person. With respect to any underwriter that is a U.S. underwriter and an international underwriter, the foregoing representations and agreements (1) made by it in its capacity as a U.S. underwriter apply only to it in its capacity as a U.S. underwriter and (2) made by it in its capacity as an international underwriter apply only to it in its capacity as an international underwriter. The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the agreement between U.S. and international underwriters. As used herein, "United States or Canadian Person" means any national or resident of the United States or Canada, or any corporation, pension, profit-sharing or other trust or other entity organized under the laws of the United States or Canada or of any political subdivision thereof, other than a branch located outside the United States and Canada of any United States or Canadian Person, and includes any United States or Canadian branch of a person who is otherwise not a United States or Canadian Person.


    Pursuant to the agreement between U.S. and international underwriters, sales may be made between the U.S. underwriters and international underwriters of any number of shares as may be mutually agreed. The per share price of any shares sold shall be the public offering price set forth on the cover page hereof, in United States dollars, less an amount not greater than the per share amount of the concession to dealers set forth below.

    Pursuant to the agreement between U.S. and international underwriters, each U.S. underwriter has represented that it has not offered or sold, and has agreed not to offer or sell, any shares, directly or indirectly, in any province or territory of Canada or to, or for the benefit of, any resident of any province or territory of Canada in contravention of the securities laws thereof and has represented that any offer or sale of shares in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer or sale is made. Each U.S. underwriter has further agreed to send to any dealer who purchases from it any of the shares a notice stating in substance that, by purchasing such shares, such dealer represents and agrees that it has not offered or sold, and will not offer or sell, directly or indirectly, any of such shares in any province or territory of Canada or to, or for the benefit of, any resident of any province or territory of Canada in contravention of the securities laws thereof and that any offer or sale of shares in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer or sale is made, and that such dealer will deliver to any other dealer to whom it sells any of such shares a notice containing substantially the same statement as is contained in this sentence.


    Pursuant to the agreement between U.S. and international underwriters, each international underwriter has represented and agreed that (1) it has not offered or sold and, prior to the date six months after the closing date for the sale of the shares to the international underwriters, will not offer or sell any shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments, as principal or agent, for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (2) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom; and (3) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the offering of the shares to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom such document may otherwise lawfully be issued or passed on.



    Pursuant to the agreement between U.S. and international underwriters, each international underwriter has further represented that it has not offered or sold, and has agreed not to offer or sell, directly or indirectly, in Japan or to or for the account of any resident thereof, any of the shares acquired in connection with the distribution contemplated in this offering, except for offers or sales to Japanese international underwriters or dealers and except pursuant to any exemption from the registration requirements of the Securities and Exchange Law and otherwise in compliance with applicable provisions of Japanese law. Each international underwriter has further agreed to send to any dealer who purchases from it any of the shares a notice stating in substance that, by purchasing such shares, such dealer represents and agrees that it has not offered or sold, and will not offer or sell, any of such shares, directly or indirectly, in Japan or to or for the account of any resident thereof except for offers or sales to Japanese international underwriters or dealers and except pursuant to an exemption from the registration requirements of the Securities and Exchange Law and otherwise in compliance with applicable provisions of Japanese law, and that such dealer will send to any other dealer to whom it sells any of such shares a notice containing substantially the same statement as is contained in this sentence.

    The underwriters initially propose to offer part of the shares of common stock directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a concession
not in excess of $           a share under the public offering price. Any
underwriter may allow, and such dealers may reallow, a concession not in excess
of $           a share to other underwriters or to certain other dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.


    Healtheon has granted to the U.S. underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of 750,000 additional shares of common stock at the public offering price set forth on the cover page hereof, less underwriting discounts and commissions. The U.S. underwriters may exercise such option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered hereby. To the extent such option is exercised, each U.S. underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of common stock as the number set forth next to such U.S. underwriter's name in the preceding table bears to the total number of shares of common stock set forth next to the names of all U.S. underwriters in the preceding table.



    The underwriters have informed Healtheon that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of common stock offered by them.



    Healtheon has requested that the U.S. underwriters reserve up to 650,000 shares of common stock to be offered at the public offering price to certain persons designated by Healtheon, including James H. Clark and Thomas A. Jermoluk, directors of Healtheon.



    Each of Healtheon and the directors, officers and certain other stockholders of Healtheon has agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, it will not, during the period ending 180 days after the date of this prospectus, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise. The restrictions described in this paragraph do not apply to
(x) the sale of shares to the underwriters, (y) the issuance by Healtheon of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing, or (z) transactions by any person other than Healtheon relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering of the shares, provided that purchasers in transactions described in clause (y) enter into similar "lock-up" agreements.


    In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the common stock for their own account. In addition, to cover over-allotments or to stabilize the price of the common stock, the underwriters may bid for, and purchase, shares of common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering if the syndicate repurchases previously distributed common stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.


    Healtheon and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.



    Certain of the underwriters from time to time perform various investment banking services for Healtheon, for which such underwriters receive customary compensation.


PRICING OF THE OFFERING


    Prior to this offering, there has been no public market for the common stock. The initial public offering price will be determined by negotiations between Healtheon and the U.S. representatives. Among the factors to be considered in determining the initial public offering price will be the future prospects of Healtheon and its industry in general, sales, earnings and certain other financial and operating information of Healtheon in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to those of Healtheon. The estimated initial public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors.


                                 LEGAL MATTERS


    The validity of the issuance of the shares of common stock offered hereby will be passed upon for Healtheon by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Certain legal matters in connection with this offering will be passed upon for the underwriters by Fenwick & West LLP, Palo Alto, California.


                                    EXPERTS

    Healtheon was incorporated in December 1995 and did not commence operations until January 1996. Thus, the financial statements of ActaMed for the year ended December 31, 1995 also represent the financial statements of Healtheon on a pooled basis for that period.

    The consolidated financial statements of Healtheon Corporation at December 31, 1996 and 1997, and for the two years in the period ended December 31, 1997 appearing in this prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein which, as to the year ended December 31, 1996, is based in part on the report of Deloitte & Touche LLP, independent auditors. The consolidated financial statements referred to above are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


    The consolidated financial statements of ActaMed Corporation for the year ended December 31, 1995, included in this Prospectus and Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein. The consolidated financial statements of ActaMed Corporation as of December 31, 1996 and for the year then ended, which are not separately presented in this Prospectus and Registration Statement, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The statements of divisional net loss and United HealthCare Corporation's net investment and of divisional cash flows of EDI Services Group, a division of United HealthCare Corporation, included in this prospectus and Registration Statement have been audited by Deloitte and Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION


    Healtheon has filed with the Securities and Exchange Commission, or the "Commission," a registration statement on Form S-1 under the Securities Act, and the rules and regulations promulgated thereunder, with respect to the common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits thereto. Statements contained in this prospectus as to the contents of any contract or other document that is filed as an exhibit to the registration statement are not necessarily complete and each such statement is qualified in all respects by reference to the full text of such contract or document. For further information with respect to Healtheon and the common stock, reference is hereby made to the registration statement and the exhibits thereto, which may be inspected and copied at the principal office of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of all or any part thereof may be obtained at prescribed rates from the Commission's Public Reference Section at such addresses. Also, the Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.



    Upon completion of this offering, Healtheon will become subject to the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, will file periodic reports, proxy and information statements and other information with the Commission. Such periodic reports, proxy and information statements and other information will be available for inspection and copying at the regional offices, public reference facilities and Web site of the Commission referred to above.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED FINANCIAL STATEMENTS OF HEALTHEON CORPORATION:

Report of Ernst & Young LLP, Independent Auditors.........................   F-2

Report of Deloitte & Touche LLP, Independent Auditors.....................   F-3

Consolidated Balance Sheets...............................................   F-4

Consolidated Statements of Operations.....................................   F-5

Consolidated Statement of Convertible Redeemable Preferred Stock and
  Stockholders' Equity (Net Capital Deficiency)...........................   F-6

Consolidated Statements of Cash Flows.....................................   F-9

Notes to Consolidated Financial Statements................................  F-11

FINANCIAL STATEMENTS OF EDI SERVICES, INC.:

Report of Deloitte and Touche LLP, Independent Auditors...................  F-34

Statement of Divisional Net Loss and United's Net Investment..............  F-35

Statement of Divisional Cash Flows........................................  F-36

Notes to Financial Statements.............................................  F-37

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders

Healtheon Corporation

    We have audited the accompanying consolidated balance sheets of Healtheon Corporation as of December 31, 1996 and 1997, and the related consolidated statements of operations, convertible redeemable preferred stock and stockholders' equity (net capital deficiency), and cash flows for each of the two years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. In May 1998, the Company acquired ActaMed Corporation in a transaction that was accounted for as a pooling of interests. We did not audit the financial statements of ActaMed Corporation for the year ended December 31, 1996, which statements reflect total assets constituting approximately 82% of the related consolidated financial statement totals at December 31, 1996 and revenues and a net loss constituting approximately 89% and 54%, respectively, of the related consolidated financial statement totals for the year ended December 31, 1996. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for ActaMed Corporation, is based solely on the report of the other auditors.

    We conducted our audits in accordance with generally accepted accounting standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

    In our opinion, based on our audits and the report of the other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Healtheon Corporation at December 31, 1996 and 1997, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP

Palo Alto, California
February 27, 1998,
except for Notes 1 and 2, as to which the date is September 26, 1998

INDEPENDENT AUDITORS' REPORT

Board of Directors of ActaMed Corporation

    We have audited the consolidated balance sheet of ActaMed Corporation and subsidiary (the "Company") as of December 31, 1996 and the related consolidated statements of operations, convertible redeemable preferred stock and stockholders' equity (net capital deficiency), and cash flows for each of the two years in the period ended December 31, 1996 (the consolidated financial statements for 1996 are not separately presented herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1996 and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia
June 20, 1997 (September 26, 1998 as to Note 1--Net Loss per Common Share, paragraph 2 and Note 2--Acquisition of EDI Services, Inc., paragraph 4)

                             HEALTHEON CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                                                                  DECEMBER 31,
                                                                             ----------------------
                                                                                1996        1997
                                                                             ----------  ----------  SEPTEMBER 30,
                                                                                                         1998
                                                                                                     -------------
                                                                                                      (UNAUDITED)
                                                      ASSETS
Current assets:
  Cash and cash equivalents................................................  $    7,539  $   16,504   $     4,526
  Short-term investments...................................................          --       5,300           866
  Accounts receivable, net of allowance for doubtful accounts of $41, $71
   and $130 in 1996, 1997 and 1998, respectively...........................         959       2,723         5,104
  Due from related parties.................................................       1,742       1,533         1,159
  Other current assets.....................................................         437         527           621
                                                                             ----------  ----------  -------------
  Total current assets.....................................................      10,677      26,587        12,276
Property and equipment, net................................................       4,534       5,500        11,276
Intangible assets, net.....................................................      16,555      18,768        23,742
Other assets...............................................................       2,641       2,892         2,977
                                                                             ----------  ----------  -------------
                                                                             $   34,407  $   53,747   $    50,271
                                                                             ----------  ----------  -------------
                                                                             ----------  ----------  -------------

                          LIABILITIES AND STOCKHOLDERS' EQUITY (NET CAPITAL DEFICIENCY)
Current liabilities:
  Borrowings under line of credit..........................................  $       30  $    3,425   $     1,415
  Accounts payable.........................................................       1,359       2,225         4,472
  Accrued compensation.....................................................         242         448         2,465
  Other accrued liabilities................................................       1,097       1,265         3,871
  Current portion of capital lease obligations.............................         763       1,038         1,716
  Deferred revenue.........................................................       4,681       3,396         4,392
                                                                             ----------  ----------  -------------
  Total current liabilities................................................       8,172      11,797        18,331
Capital lease obligations, net of current portion..........................       1,210         932         1,714
Commitments
Convertible redeemable preferred stock, $.016 par value, issuable in series: 16,488,860 shares authorized in 1996 and 1997, none in 1998;
  14,170,947, 16,488,860 and no shares issued and outstanding in 1996, 1997
  and 1998, respectively; at amounts paid in...............................      39,578      50,948            --
Stockholders' equity (net capital deficiency):
  Convertible preferred stock, $.0001 par value, issuable in series:
   48,020,000 shares authorized in 1996 and 1997, none in 1998; 13,285,000,
   21,002,692 and no shares issued and outstanding in 1996, 1997 and 1998,
   respectively; at amounts paid in........................................      11,607      43,756            --
  Common stock, $.0001 par value, 75,000,000 shares authorized; 8,652,422,
   9,436,724 and 54,422,868 shares issued and outstanding in 1996, 1997 and
   1998, respectively......................................................           1           1             5
  Additional paid-in capital...............................................       1,523       4,502       119,645
  Note receivable from officer.............................................          --        (349)           --
  Deferred stock compensation..............................................          --      (2,151)       (4,184)
  Accumulated deficit......................................................     (27,684)    (55,689)      (85,240)
                                                                             ----------  ----------  -------------
  Total stockholders' equity (net capital deficiency)......................     (14,553)     (9,930)       30,226
                                                                             ----------  ----------  -------------
                                                                             $   34,407  $   53,747   $    50,271
                                                                             ----------  ----------  -------------
                                                                             ----------  ----------  -------------


                            SEE ACCOMPANYING NOTES.

                    CONSOLIDATED STATEMENTS OF OPERATIONS(1)

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                  HEALTHEON CORPORATION
                                                          ACTAMED     ----------------------------------------------
                                                        CORPORATION
                                                        ------------       YEARS ENDED          NINE MONTHS ENDED
                                                         YEAR ENDED        DECEMBER 31,           SEPTEMBER 30,
                                                        DECEMBER 31,  ----------------------  ----------------------
                                                            1995         1996        1997        1997        1998
                                                        ------------  ----------  ----------  ----------  ----------
                                                                                                   (UNAUDITED)
Revenue:
  Services............................................   $      458   $    1,795  $    4,301  $    1,216  $   18,326
  Services to related parties(2)......................           --        4,237       7,309       5,199      14,320
  Software licenses...................................        1,717        4,981       1,780         585         585
                                                        ------------  ----------  ----------  ----------  ----------
  Total revenue.......................................        2,175       11,013      13,390       7,000      33,231
Operating costs and expenses:
  Cost of revenue:
    Cost of services..................................        1,573        1,648       4,011       1,080      18,688
    Cost of services to related parties...............           --        4,919       6,536       4,648      13,206
    Cost of software licenses.........................          343          160          --          --          --
                                                        ------------  ----------  ----------  ----------  ----------
    Total cost of revenue.............................        1,916        6,727      10,547       5,728      31,894
  Development and engineering.........................        2,446        8,596      12,986       9,681      13,036
  Sales, general and administrative...................        1,749        9,042      11,031       7,477      17,041
  Amortization of intangible assets...................           --        3,189       4,249       3,187       6,703
                                                        ------------  ----------  ----------  ----------  ----------
  Total operating costs and expenses..................        6,111       27,554      38,813      26,073      68,674
                                                        ------------  ----------  ----------  ----------  ----------
Loss from operations..................................       (3,936)     (16,541)    (25,423)    (19,073)    (35,443)
Interest income.......................................          208          539         611         359         834
Interest expense......................................           (6)         (56)       (323)       (177)       (361)
Dividends on ActaMed's convertible redeemable
  preferred stock.....................................           --       (2,548)     (2,870)     (2,382)       (890)
                                                        ------------  ----------  ----------  ----------  ----------
Net loss..............................................       (3,734)     (18,606)    (28,005)    (21,273)    (35,860)
Dividends on ActaMed's convertible redeemable
  preferred stock.....................................         (724)          --          --          --          --
                                                        ------------  ----------  ----------  ----------  ----------
Net loss applicable to common stockholders............   $   (4,458)  $  (18,606) $  (28,005) $  (21,273) $  (35,860)
                                                        ------------  ----------  ----------  ----------  ----------
                                                        ------------  ----------  ----------  ----------  ----------
Basic and diluted net loss per common share...........   $     (.85)  $    (2.83) $    (3.88) $    (3.03) $    (1.24)
                                                        ------------  ----------  ----------  ----------  ----------
                                                        ------------  ----------  ----------  ----------  ----------
Weighted-average shares outstanding used in computing
  basic and diluted net loss per common share.........        5,246        6,583       7,223       7,019      28,934
                                                        ------------  ----------  ----------  ----------  ----------
                                                        ------------  ----------  ----------  ----------  ----------
Pro forma basic and diluted net loss per common share
  (unaudited).........................................                            $     (.56)             $     (.74)
                                                                                  ----------              ----------
                                                                                  ----------              ----------
Shares used in computing pro forma basic and diluted
  net loss per common share (unaudited)...............                                44,715                  47,263
                                                                                  ----------              ----------
                                                                                  ----------              ----------


---------

(1) Because Healtheon did not commence operations until January 1996, the ActaMed statement of operations presented for the year ended December 31, 1995 represents the statement of operations of Healtheon for that period on a pooled basis.

(2) Revenue from services to related parties consists of revenue from United HealthCare and SmithKline Labs, customers that are also significant stockholders of the Company.

                            SEE ACCOMPANYING NOTES.

        CONSOLIDATED STATEMENT OF CONVERTIBLE REDEEMABLE PREFERRED STOCK
              AND STOCKHOLDERS' EQUITY (NET CAPITAL DEFICIENCY)(1)

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                              ACTAMED CORPORATION

                                          CONVERTIBLE
                                     REDEEMABLE PREFERRED   CONVERTIBLE PREFERRED
                                             STOCK                  STOCK             COMMON STOCK
                                     ---------------------  ---------------------  -------------------
                                       SHARES      AMOUNT     SHARES      AMOUNT     SHARES    AMOUNT
                                     -----------  --------  -----------  --------  ----------  -------
BALANCES AT DECEMBER 31, 1994......    8,800,880  $  8,343           --  $     --   8,250,000  $   200
Net loss...........................           --        --           --        --          --       --
Issuance of common stock pursuant
  to option exercises by
  employees........................           --        --           --        --   1,071,250       21
Issuance of Series B convertible
  redeemable preferred stock for
  cash (less issuance costs of
  $36).............................    3,448,276     6,963           --        --          --       --
Dividends accrued on convertible
  redeemable preferred stock.......           --       724           --        --          --       --
                                     -----------  --------  -----------  --------  ----------  -------
BALANCES AT DECEMBER 31, 1995......   12,249,156  $ 16,030           --  $     --   9,321,250  $   221
                                     -----------  --------  -----------  --------  ----------  -------
                                     -----------  --------  -----------  --------  ----------  -------

                                        HEALTHEON CORPORATION

BALANCES AT DECEMBER 31, 1995
  (REFLECTING THE EXCHANGE RATIO OF
  .6272)...........................    7,682,671  $ 16,030           --  $     --   5,846,288  $     1
Net loss...........................           --        --           --        --          --       --
Issuance of common stock to
  founders and employees for
  cash.............................           --        --           --        --   2,806,134       --
Issuance of Series A convertible
  preferred stock for cash (less
  issuance costs of $27)...........           --        --   10,285,000     5,115          --       --
Issuance of Series B convertible
  preferred stock for cash (less
  issuance costs of $8)............           --        --    3,000,000     5,992          --       --
Issuance of Series B convertible
  preferred stock warrant to
  investor for services............           --        --           --       500          --       --
Issuance of Series C convertible
  redeemable preferred stock for
  acquisition......................    6,488,276    21,000           --        --          --       --
Issuance of common stock
  warrants.........................           --        --           --        --          --       --
Dividends accrued on convertible
  redeemable preferred stock.......           --     2,548           --        --          --       --
                                     -----------  --------  -----------  --------  ----------  -------
BALANCES AT DECEMBER 31, 1996......   14,170,947    39,578   13,285,000    11,607   8,652,422        1

                                                                                                TOTAL
                                                     NOTE                                   STOCKHOLDERS'
                                     ADDITIONAL   RECEIVABLE     DEFERRED                    EQUITY (NET
                                      PAID-IN        FROM         STOCK       ACCUMULATED      CAPITAL
                                      CAPITAL      OFFICER     COMPENSATION     DEFICIT      DEFICIENCY)
                                     ----------   ----------   ------------   -----------   -------------
BALANCES AT DECEMBER 31, 1994......   $   1,883     $  --        $    --       $ (5,344)      $ (3,261)
Net loss...........................          --        --             --         (3,734)        (3,734)
Issuance of common stock pursuant
  to option exercises by
  employees........................          --        --             --             --             21
Issuance of Series B convertible
  redeemable preferred stock for
  cash (less issuance costs of
  $36).............................          --        --             --             --             --
Dividends accrued on convertible
  redeemable preferred stock.......        (724)       --             --             --           (724)
                                     ----------   ----------   ------------   -----------   -------------
BALANCES AT DECEMBER 31, 1995......   $   1,159     $  --        $    --       $ (9,078)      $ (7,698)
                                     ----------   ----------   ------------   -----------   -------------
                                     ----------   ----------   ------------   -----------   -------------

BALANCES AT DECEMBER 31, 1995
  (REFLECTING THE EXCHANGE RATIO OF
  .6272)...........................   $   1,379     $  --        $    --       $ (9,078)      $ (7,698)
Net loss...........................          --        --             --        (18,606)       (18,606)
Issuance of common stock to
  founders and employees for
  cash.............................         140        --             --             --            140
Issuance of Series A convertible
  preferred stock for cash (less
  issuance costs of $27)...........          --        --             --             --          5,115
Issuance of Series B convertible
  preferred stock for cash (less
  issuance costs of $8)............          --        --             --             --          5,992
Issuance of Series B convertible
  preferred stock warrant to
  investor for services............          --        --             --             --            500
Issuance of Series C convertible
  redeemable preferred stock for
  acquisition......................          --        --             --             --             --
Issuance of common stock
  warrants.........................           4        --             --             --              4
Dividends accrued on convertible
  redeemable preferred stock.......          --        --             --             --             --
                                     ----------   ----------   ------------   -----------   -------------
BALANCES AT DECEMBER 31, 1996......       1,523        --             --        (27,684)       (14,553)

-------------

(1) Because Healtheon did not commence operations until January 1996, the ActaMed statement of convertible redeemable preferred stock and stockholders' equity (net capital deficiency) presented for the year ended December 31, 1995 represents the statement of stockholders' equity of Healtheon for that period on a pooled basis.

                            SEE ACCOMPANYING NOTES.

        CONSOLIDATED STATEMENT OF CONVERTIBLE REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (NET CAPITAL DEFICIENCY)(1) (CONTINUED)

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                             HEALTHEON CORPORATION

                                          CONVERTIBLE
                                     REDEEMABLE PREFERRED   CONVERTIBLE PREFERRED
                                             STOCK                  STOCK             COMMON STOCK
                                     ---------------------  ---------------------  -------------------
                                       SHARES      AMOUNT     SHARES      AMOUNT     SHARES    AMOUNT
                                     -----------  --------  -----------  --------  ----------  -------
BALANCES AT DECEMBER 31, 1996......   14,170,947  $ 39,578   13,285,000  $ 11,607   8,652,422  $     1
Net loss...........................           --        --           --        --          --       --
Issuance of common stock pursuant
  to option and restricted stock
  exercises by employees...........           --        --           --        --   1,397,844       --
Repurchase of employee common
  stock............................           --        --           --        --    (613,542)      --
Issuance of Series A and Series B
  convertible preferred stock for
  services.........................           --        --       45,000        55          --       --
Issuance of Series B convertible
  preferred stock for cash.........           --        --       15,000        30          --       --
Issuance of Series B convertible
  preferred stock to officer for
  note receivable..................           --        --      250,000       500          --       --
Issuance of Series B convertible
  preferred stock warrants in
  connection with bridge
  financing........................           --        --           --        64          --       --
Issuance of Series C convertible
  preferred stock for cash and
  conversion of bridge note........           --        --    2,600,000     6,500          --       --
Issuance of Series D convertible
  preferred stock for cash.........           --        --    4,807,692    25,000          --       --
Issuance of Series D convertible
  redeemable preferred stock for
  asset purchase...................    2,317,913     8,500           --        --          --       --
Repayment of note receivable from
  officer..........................           --        --           --        --          --       --
Dividends accrued on convertible
  redeemable preferred stock.......           --     2,870           --        --          --       --
Deferred stock compensation........           --        --           --        --          --       --
Amortization of deferred stock
  compensation.....................           --        --           --        --          --       --
                                     -----------  --------  -----------  --------  ----------  -------
BALANCES AT DECEMBER 31, 1997......   16,488,860    50,948   21,002,692    43,756   9,436,724        1

                                                                                                TOTAL
                                                     NOTE                                   STOCKHOLDERS'
                                     ADDITIONAL   RECEIVABLE     DEFERRED                    EQUITY (NET
                                      PAID-IN        FROM         STOCK       ACCUMULATED      CAPITAL
                                      CAPITAL      OFFICER     COMPENSATION     DEFICIT      DEFICIENCY)
                                     ----------   ----------   ------------   -----------   -------------
BALANCES AT DECEMBER 31, 1996......   $   1,523     $  --        $    --       $(27,684)      $(14,553)
Net loss...........................          --        --             --        (28,005)       (28,005)
Issuance of common stock pursuant
  to option and restricted stock
  exercises by employees...........         297        --             --             --            297
Repurchase of employee common
  stock............................         (31)       --             --             --            (31)
Issuance of Series A and Series B
  convertible preferred stock for
  services.........................          --        --             --             --             55
Issuance of Series B convertible
  preferred stock for cash.........          --        --             --             --             30
Issuance of Series B convertible
  preferred stock to officer for
  note receivable..................          --      (500)            --             --             --
Issuance of Series B convertible
  preferred stock warrants in
  connection with bridge
  financing........................          --        --             --             --             64
Issuance of Series C convertible
  preferred stock for cash and
  conversion of bridge note........          --        --             --             --          6,500
Issuance of Series D convertible
  preferred stock for cash.........          --        --             --             --         25,000
Issuance of Series D convertible
  redeemable preferred stock for
  asset purchase...................          --        --             --             --             --
Repayment of note receivable from
  officer..........................          --       151             --             --            151
Dividends accrued on convertible
  redeemable preferred stock.......          --        --             --             --             --
Deferred stock compensation........       2,713        --         (2,713)            --             --
Amortization of deferred stock
  compensation.....................          --        --            562             --            562
                                     ----------   ----------   ------------   -----------   -------------
BALANCES AT DECEMBER 31, 1997......       4,502      (349)        (2,151)       (55,689)        (9,930)

-------------

(1) Because Healtheon did not commence operations until January 1996, the ActaMed statement of convertible redeemable preferred stock and stockholders' equity (net capital deficiency) presented for the year ended December 31, 1995 represents the statement of stockholders' equity of Healtheon for that period on a pooled basis.

                            SEE ACCOMPANYING NOTES.

        CONSOLIDATED STATEMENT OF CONVERTIBLE REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (NET CAPITAL DEFICIENCY)(1) (CONTINUED)

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                             HEALTHEON CORPORATION

                                          CONVERTIBLE
                                     REDEEMABLE PREFERRED   CONVERTIBLE PREFERRED
                                             STOCK                  STOCK             COMMON STOCK
                                     ---------------------  ---------------------  -------------------
                                       SHARES      AMOUNT     SHARES      AMOUNT     SHARES    AMOUNT
                                     -----------  --------  -----------  --------  ----------  -------
BALANCES AT DECEMBER 31, 1997......   16,488,860  $ 50,948   21,002,692  $ 43,756   9,436,724  $     1
Net loss (unaudited)...............           --        --           --        --          --       --
Issuance of common stock pursuant
  to option exercises by employees
  (unaudited)......................           --        --           --        --   2,247,606       --
Issuance of Series B convertible
  preferred stock pursuant to
  warrant exercises (unaudited)....           --        --    1,017,229     2,034          --       --
Issuance of Series D convertible
  redeemable preferred stock for
  asset purchase (unaudited).......      763,548     2,800           --        --          --       --
Dividends accrued on convertible
  redeemable preferred stock
  (unaudited)......................           --       890           --        --          --       --
Conversion of redeemable preferred
  and preferred stock to common
  stock (unaudited)................  (17,252,408)  (54,638) (22,019,921)  (45,790) 39,272,329        4
Issuance of common stock for asset
  purchase (unaudited).............           --        --           --        --   2,936,209       --
Repayment of note receivable from
  officer (unaudited)..............           --        --           --        --          --       --
Deferred stock compensation
  (unaudited)......................           --        --           --        --          --       --
Amortization of deferred stock
  compensation (unaudited).........           --        --           --        --          --       --
Issuance of common stock pursuant
  to restricted stock purchase by
  employees (unaudited)............           --        --           --        --     530,000       --
                                     -----------  --------  -----------  --------  ----------  -------
BALANCES, SEPTEMBER 30, 1998
  (UNAUDITED)......................           --  $     --           --  $     --  54,422,868  $     5
                                     -----------  --------  -----------  --------  ----------  -------
                                     -----------  --------  -----------  --------  ----------  -------

                                                                                                TOTAL
                                                     NOTE                                   STOCKHOLDERS'
                                     ADDITIONAL   RECEIVABLE     DEFERRED                    EQUITY (NET
                                      PAID-IN        FROM         STOCK       ACCUMULATED      CAPITAL
                                      CAPITAL      OFFICER     COMPENSATION     DEFICIT      DEFICIENCY)
                                     ----------   ----------   ------------   -----------   -------------
BALANCES AT DECEMBER 31, 1997......   $   4,502     $(349)       $(2,151)      $(55,689)      $ (9,930)
Net loss (unaudited)...............          --        --             --        (35,860)       (35,860)
Issuance of common stock pursuant
  to option exercises by employees
  (unaudited)......................       1,260        --             --             --          1,260
Issuance of Series B convertible
  preferred stock pursuant to
  warrant exercises (unaudited)....          --        --             --             --          2,034
Issuance of Series D convertible
  redeemable preferred stock for
  asset purchase (unaudited).......          --        --             --             --             --
Dividends accrued on convertible
  redeemable preferred stock
  (unaudited)......................          --        --             --             --             --
Conversion of redeemable preferred
  and preferred stock to common
  stock (unaudited)................      94,115        --             --          6,309         54,638
Issuance of common stock for asset
  purchase (unaudited).............      13,220        --             --             --         13,220
Repayment of note receivable from
  officer (unaudited)..............          --       349             --             --            349
Deferred stock compensation
  (unaudited)......................       4,083        --         (4,083)            --             --
Amortization of deferred stock
  compensation (unaudited).........          --        --          2,050             --          2,050
Issuance of common stock pursuant
  to restricted stock purchase by
  employees (unaudited)............       2,465        --             --             --          2,465
                                     ----------   ----------   ------------   -----------   -------------
BALANCES, SEPTEMBER 30, 1998
  (UNAUDITED)......................   $ 119,645     $  --        $(4,184)      $(85,240)      $ 30,226
                                     ----------   ----------   ------------   -----------   -------------
                                     ----------   ----------   ------------   -----------   -------------


-------------

(1) Because Healtheon did not commence operations until January 1996, the ActaMed statement of convertible redeemable preferred stock and stockholders' equity (net capital deficiency) presented for the year ended December 31, 1995 represents the statement of stockholders' equity of Healtheon for that period on a pooled basis.

                            SEE ACCOMPANYING NOTES.

                    CONSOLIDATED STATEMENTS OF CASH FLOWS(1)

                                 (IN THOUSANDS)


                                                                                      HEALTHEON CORPORATION
                                                                ACTAMED     ------------------------------------------
                                                              CORPORATION                          NINE MONTHS ENDED
                                                             -------------  YEARS ENDED DECEMBER
                                                              YEAR ENDED            31,              SEPTEMBER 30,
                                                             DECEMBER 31,   --------------------  --------------------
                                                                1995(1)       1996       1997       1997       1998
                                                             -------------  ---------  ---------  ---------  ---------
                                                                                                      (UNAUDITED)
Cash flows from operating activities:
Net loss...................................................    $  (3,734)   $ (18,606) $ (28,005) $ (21,273) $ (35,860)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation and amortization............................          359        6,366      9,319      6,937     13,488
  Amortization of deferred stock compensation..............           --           --        562        309      2,050
  Warrants and preferred stock issued for services.........           --          500        119         55         --
  Dividends on ActaMed's convertible redeemable preferred
   stock...................................................           --        2,548      2,870      2,382        890
  Changes in operating assets and liabilities:
    Accounts receivable....................................          (36)      (5,066)      (806)       651     (1,819)
    Other assets...........................................          (77)        (325)      (224)       122       (162)
    Accounts payable.......................................           49        1,139        751       (263)     2,580
    Accrued compensation and other liabilities.............          516          800        345        681      3,964
    Deferred revenue.......................................        1,603        3,078     (1,285)      (285)       996
                                                             -------------  ---------  ---------  ---------  ---------
Net cash used in operating activities......................       (1,320)      (9,566)   (16,354)   (10,684)   (13,873)
                                                             -------------  ---------  ---------  ---------  ---------

Cash flows from investing activities:
Purchase of short-term investments.........................           --           --     (5,300)        --     (4,341)
Maturities of short-term investments.......................           --           --         --         --      8,775
Increase in restricted cash................................           --           --       (867)        --         --
Purchases of property and equipment........................         (464)      (2,027)    (2,817)      (449)    (5,071)
Cash paid in business combination..........................           --           --         --         --       (652)
Acquisition costs related to business combination..........           --         (316)        --         --         --
Capitalized internally developed software costs............           --       (1,001)      (291)      (291)        --
                                                             -------------  ---------  ---------  ---------  ---------
Net cash used in investing activities......................         (464)      (3,344)    (9,275)      (740)    (1,289)
                                                             -------------  ---------  ---------  ---------  ---------

Cash flows from financing activities:
Proceeds from line of credit borrowings and bridge notes...           --           30      5,395      2,000         --
Payment of line of credit borrowings.......................           --           --         --         --     (2,010)
Proceeds from line of credit borrowings from related
  party....................................................           --           --         --         --      1,000
Payments of line of credit borrowings from related party...           --           --         --         --     (1,000)
Proceeds from issuance of preferred stock..................        6,963       11,107     29,530      4,470      2,034
Proceeds from issuance of common stock, net of
  repurchases..............................................           21          144        266         18      3,725
Payments on note receivable from officer...................           --           --        151         --        349
Principal payments of capital lease obligations............           --         (218)      (748)      (573)      (914)
                                                             -------------  ---------  ---------  ---------  ---------
Net cash from financing activities.........................        6,984       11,063     34,594      5,915      3,184
                                                             -------------  ---------  ---------  ---------  ---------
Net increase (decrease) in cash and cash equivalents.......        5,200       (1,847)     8,965     (5,509)   (11,978)
Cash and cash equivalents at beginning of period...........        4,186        9,386      7,539      7,539     16,504
                                                             -------------  ---------  ---------  ---------  ---------
Cash and cash equivalents at end of period.................    $   9,386    $   7,539  $  16,504  $   2,030  $   4,526
                                                             -------------  ---------  ---------  ---------  ---------
                                                             -------------  ---------  ---------  ---------  ---------


------------


(1) Because Healtheon did not commence operations until January 1996, the statement of cash flows presented for the year ended December 31, 1995 represents the statement of cash flows of Healtheon for that period on a pooled basis.

                                 (IN THOUSANDS)


                                                                                      HEALTHEON CORPORATION
                                                                ACTAMED     ------------------------------------------
                                                              CORPORATION                          NINE MONTHS ENDED
                                                             -------------  YEARS ENDED DECEMBER
                                                              YEAR ENDED            31,              SEPTEMBER 30,
                                                             DECEMBER 31,   --------------------  --------------------
                                                                1995(1)       1996       1997       1997       1998
                                                             -------------  ---------  ---------  ---------  ---------
                                                                                                      (UNAUDITED)
Supplemental disclosure of cash flow information:
Interest paid..............................................    $       5    $      56  $     252  $     154  $     379
                                                             -------------  ---------  ---------  ---------  ---------
                                                             -------------  ---------  ---------  ---------  ---------

Supplemental schedule of noncash investing and financing
  activities:
Equipment acquired under capital lease obligations.........    $      --    $   2,083  $     774  $     472  $   2,278
                                                             -------------  ---------  ---------  ---------  ---------
                                                             -------------  ---------  ---------  ---------  ---------
Issuance of note receivable from officer for preferred
  stock....................................................    $      --    $      --  $     500  $      --  $      --
                                                             -------------  ---------  ---------  ---------  ---------
                                                             -------------  ---------  ---------  ---------  ---------
Conversion of bridge notes to preferred stock..............    $      --    $      --  $   2,000  $   2,000  $      --
                                                             -------------  ---------  ---------  ---------  ---------
                                                             -------------  ---------  ---------  ---------  ---------
Dividends on ActaMed's convertible redeemable preferred
  stock....................................................    $     724    $      --  $      --  $      --  $      --
                                                             -------------  ---------  ---------  ---------  ---------
                                                             -------------  ---------  ---------  ---------  ---------
Issuance of convertible redeemable preferred stock for
  business combination.....................................    $      --    $  21,000  $      --  $      --  $      --
                                                             -------------  ---------  ---------  ---------  ---------
                                                             -------------  ---------  ---------  ---------  ---------
Issuance of convertible redeemable preferred stock for
  asset purchase...........................................    $      --    $      --  $   8,500  $      --  $   2,800
                                                             -------------  ---------  ---------  ---------  ---------
                                                             -------------  ---------  ---------  ---------  ---------
Issuance of common stock for asset purchase................    $      --    $      --  $      --  $      --  $   4,900
                                                             -------------  ---------  ---------  ---------  ---------
                                                             -------------  ---------  ---------  ---------  ---------
Issuance of common stock for business combination..........    $      --    $      --  $      --  $      --  $   8,320
                                                             -------------  ---------  ---------  ---------  ---------
                                                             -------------  ---------  ---------  ---------  ---------
Deferred stock compensation related to options granted.....    $      --    $      --  $   2,713  $   1,101  $   4,083
                                                             -------------  ---------  ---------  ---------  ---------
                                                             -------------  ---------  ---------  ---------  ---------
Conversion of convertible redeemable preferred and
  convertible preferred stock to common stock..............    $      --    $      --  $      --  $      --  $  94,119
                                                             -------------  ---------  ---------  ---------  ---------
                                                             -------------  ---------  ---------  ---------  ---------


------------

(1) Because Healtheon did not commence operations until January 1996, the statement of cash flows presented for the year ended December 31, 1995 represents the statement of cash flows of Healtheon for that period on a pooled basis.

                             SEE ACCOMPANYING NOTES

                             HEALTHEON CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      (INFORMATION AS OF SEPTEMBER 30, 1998 AND FOR THE NINE MONTHS ENDED

                   SEPTEMBER 30, 1997 AND 1998 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF PRESENTATION


    In May 1998, Healtheon Corporation acquired ActaMed Corporation in a merger transaction accounted for as a pooling of interests (see Note 2). ActaMed was incorporated in 1992. Healtheon was incorporated on December 26, 1995 and was considered to be in the development stage through late 1997. All financial information has been restated to reflect the combined operations of Healtheon and ActaMed. All 1995 financial statement information represents that of ActaMed. Because Healtheon did not commence operations until January 1996, the financial statements of ActaMed for the year ended December 31, 1995 also represent the financial statements of Healtheon on a pooled basis for that period.


    NATURE OF OPERATIONS


    Healtheon is pioneering the use of the Internet to simplify workflows, decrease costs and improve the quality of patient care throughout the healthcare industry. We have designed and developed an Internet-based information and transaction platform, which we call the Healtheon Platform, that allows us to create Virtual Healthcare Networks, or VHNs, that facilitate and streamline interactions among the myriad participants in the healthcare industry. Our VHN solution includes a suite of services delivered through applications operating on our Internet-based platform. Our solution enables the secure exchange of information among disparate healthcare information systems and supports a broad range of healthcare transactions, including enrollment, eligibility determination, referrals and authorization, laboratory and diagnostic test ordering, clinical data retrieval and claims processing. We provide our own applications on the Healtheon Platform and also enable third-party applications to operate on the platform. In addition to VHNs, Healtheon provides consulting, implementation and network management services to enable our customers to take advantage of the capabilities of the Healtheon Platform.



    Healtheon has incurred operating losses to date and had an accumulated deficit of $85,240,000 at September 30, 1998. Our activities have been primarily financed through private placements of equity securities. We had cash, cash equivalents and short-term investments totaling $5,392,000 at September 30, 1998. As noted above and as further discussed in Note 2, Healtheon merged with ActaMed in May 1998. This merger may significantly affect our operating cash needs. We may need to raise additional capital through the issuance of debt or equity securities. There can be no assurance that we will be able to raise additional financing, or that such financing will be available on terms satisfactory to us, if at all.


    INTERIM FINANCIAL INFORMATION


    The financial information as of September 30, 1998 and for the nine months ended September 30, 1997 and 1998 is unaudited but includes all adjustments, consisting only of normal recurring adjustments, that Healtheon's management considers necessary for a fair presentation of Healtheon's operating results and cash flows for such period. Results for the nine months ended September 30, 1998 are not necessarily indicative of results to be expected for the full fiscal year of 1998 or for any future period.


    PRINCIPLES OF CONSOLIDATION


    The consolidated financial statements include the accounts of Healtheon and its wholly owned subsidiaries. All significant inter-company balances and transactions have been eliminated.

                             HEALTHEON CORPORATION

      (INFORMATION AS OF SEPTEMBER 30, 1998 AND FOR THE NINE MONTHS ENDED

                   SEPTEMBER 30, 1997 AND 1998 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    ACCOUNTING ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results could differ materially from these estimates.

    CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS


    All highly liquid investments with an original maturity from date of purchase of three months or less are considered to be cash equivalents. Healtheon's cash, cash equivalents and short-term investments are invested in various investment-grade commercial paper, money market accounts and certificates of deposit. All of our short-term investments mature within nine months. The fair value of our cash equivalents and short-term investments is as follows (in thousands):


                                                                DECEMBER 31,
                                                            --------------------  SEPTEMBER 30,
                                                              1996       1997         1998
                                                            ---------  ---------  -------------
                                                                                  (UNAUDITED)
Cash equivalents:
  Corporate and other non-government debt securities......  $      --  $  12,704    $   2,808
  Money market funds......................................      5,603      3,429        1,372
                                                            ---------  ---------       ------
                                                                5,603     16,133        4,180
Short-term investments:
  Corporate and other non-government debt securities......         --      5,300          866
                                                            ---------  ---------       ------
                                                            $   5,603  $  21,433    $   5,046
                                                            ---------  ---------       ------
                                                            ---------  ---------       ------

    Net unrealized gains (losses) were immaterial at December 31, 1996 and 1997 and September 30, 1998.

    Management determines the appropriate classification of debt and equity securities at the time of purchase and reevaluates such designation as of each balance sheet date. Marketable debt and equity securities are classified as available-for-sale, and are carried at their fair value, with the unrealized gains and losses, when material, reported net-of-tax in a separate component of stockholders' equity. Realized gains and losses and declines in value judged to be other-than-temporary on available-for-sale securities are included in interest income. The cost of securities sold is based on specific identification. Interest and dividends on securities classified as available-for-sale are included in interest income.


    Additionally, at December 31, 1997 and September 30, 1998, we had restricted cash of $867,000, related to a letter of credit invested in a certificate of deposit at a financial institution as a security deposit for its office facilities (see Note 6). This amount is included in other assets in the accompanying consolidated balance sheets.

                             HEALTHEON CORPORATION

      (INFORMATION AS OF SEPTEMBER 30, 1998 AND FOR THE NINE MONTHS ENDED

                   SEPTEMBER 30, 1997 AND 1998 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost, net of accumulated amortization and depreciation. Depreciation is computed using the straight-line method over the estimated useful life of the related asset, generally three to seven years. Leasehold improvements and equipment acquired under capital leases are amortized over the shorter of the lease term or the estimated useful life of the related asset.

    INTANGIBLE ASSETS

    Intangible assets related to software technology rights, services agreements and goodwill are amortized on a straight-line basis over three years. Intangible assets related to assembled workforce are amortized on a straight-line basis over two years.

    SOFTWARE DEVELOPMENT COSTS


    Software development costs are incurred in the development or enhancement of software utilized in providing Healtheon's business management systems and services. Software development costs incurred after the establishment of technological feasibility for each product or process are capitalized and capitalization ceases when the product or process is available for general release to customers or is put into service. Capitalized internally developed software costs were approximately $1,001,000, $291,000 and $288,000 for the years ended December 31, 1996 and 1997 and the nine months ended September 30, 1997. There were no internally developed software costs capitalized for the year ended December 31, 1995 or for the nine months ended September 30, 1998. Capitalized internally developed software costs are amortized based on the greater of the amount determined using the straight line method over the estimated useful economic life of the software or the ratio of remaining unamortized costs to current and expected future revenue from the software. Amortization expense related to our capitalized internally developed software costs included in cost of revenue was approximately $134,000 and $376,000 for the years ended December 31, 1996 and 1997. Amortization expense was approximately $268,000 and $782,000 for the nine months ended September 30, 1997 and 1998. There was no amortization expense related to ActaMed's capitalized internally developed software costs for the year ended December 31, 1995.


    LONG-LIVED ASSETS


    Healtheon continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets, including intangible assets, may not be recoverable. When such events or changes in circumstances are present, we assess the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. In June 1998, we evaluated the carrying value of the capitalized internally developed software in light of the changes in operations resulting from the acquisition of ActaMed by Healtheon. We determined that we expected no future cash flows to be generated by this software and, accordingly, wrote off the remaining unamortized balance of $603,000 related to capitalized internally developed software. This amount is included in the $782,000 amortization expense for the nine months ended September 30, 1998 noted above. No impairment losses were recorded for the years ended December 31, 1995, 1996 and 1997 or for the nine months ended September 30, 1997.

                             HEALTHEON CORPORATION

      (INFORMATION AS OF SEPTEMBER 30, 1998 AND FOR THE NINE MONTHS ENDED

                   SEPTEMBER 30, 1997 AND 1998 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    REVENUE RECOGNITION


    Healtheon earns revenue from services and services to related parties, both of which include providing access to our network-based services and performing development and consulting services, and from licensing software. We earn network-based services revenue from fixed fee subscription arrangements, which is recognized ratably over the term of the applicable agreement, and from arrangements that are priced on a per-transaction or per-user basis, which is recognized as the services are performed. Revenue from development projects is recognized on a percentage-of-completion basis or as such services are performed, depending on the terms of the contract. Revenue from consulting services is recognized as such services are performed. Cash received in excess of revenue recognized relating to such services has been recorded as deferred revenue in the accompanying consolidated balance sheets. Revenue from services to related parties consists of services revenue attributable to United HealthCare and SmithKline Labs. To date, we have derived no significant revenue from brokers, value-added resellers or systems integrators.



    During the year ended December 31, 1997, we entered into agreements with two customers to manage and operate their current and expanding information technology, or IT, operations, to develop a suite of specific Internet-based commercial software applications and to assist these customers in migrating from their current IT operating environment to these new applications. We utilize our own personnel, certain outside contractors and certain personnel and facilities of the customers that are leased under contract terms to us for these services. The cost of these leased customer personnel and facilities is included as part of the total costs of the IT and development services that we billed to the customers. For the year ended December 31, 1997 and the nine months ended September 30, 1998, we recognized revenue of approximately $2,100,000 and $10,915,000 for the IT services and approximately $200,000 and $4,772,000 for the development services. Revenue recognized for IT services for the year ended December 31, 1997 and the nine months ended September 30, 1998 included amounts related to leased personnel and facilities, in total, of $1,909,000 and $8,806,000. These amounts were also included in cost of revenue for the respective periods.



    We recognize revenue from license fees when a noncancellable license agreement has been signed with a customer, the software product covered by the license agreement has been delivered, there are no uncertainties surrounding product acceptance, there are no significant future performance obligations, the license fees are fixed and determinable and collection of the license fees is considered probable. Our products do not require significant customization.



    In October 1997, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 97-2, "Software Revenue Recognition." SOP 97-2 was effective January 1, 1998 and generally requires revenue earned on software arrangements involving multiple elements such as software products, upgrades, enhancements, post-contract customer support, installation and training to be allocated to each element based on the relative fair values of the elements. There was no material change to our accounting for revenue as a result of the adoption of SOP 97-2.



    ActaMed entered into a national marketing and licensing agreement, or the Agreement, with International Business Machines Corporation in 1995 that granted IBM a nonexclusive, nontransferable right to market ActaMed's software and services for a total of $6,300,000. For the years ended December 31, 1995, 1996 and 1997, approximately $1,700,000, $3,400,000 and $1,200,000 of this amount

                             HEALTHEON CORPORATION

      (INFORMATION AS OF SEPTEMBER 30, 1998 AND FOR THE NINE MONTHS ENDED

                   SEPTEMBER 30, 1997 AND 1998 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) was recognized as software license revenue upon delivery of the software. No software license revenue was recognized under this agreement for the nine months ended September 30, 1997 or 1998.


    In December 1996, we entered into a new agreement, or the License, to license our newly granted patent to IBM. As part of the License, IBM agreed to pay ActaMed $4,800,000 over a four-year period. Additionally, in conjunction with the License, we issued IBM a five-year warrant to purchase 282,522 shares of our common stock at a price of $7.97 per share. Because of the extended payment terms and our contentious relationship with IBM, we concluded that the license fee was not assured of collection and, accordingly, we are recognizing this revenue as the proceeds are collected. For the years ended December 31, 1996 and 1997, we recognized revenue from the License of $995,000 and $780,000. For the nine months ended September 30, 1997 and 1998, we recognized revenue from the License of $585,000 and $585,000. At December 31, 1997, amounts due from IBM of $738,000 and $1,715,000 were included in accounts receivable and other assets. At September 30, 1998, amounts due from IBM of $795,000 and $1,112,000 were included in accounts receivable and other assets. Deferred revenue at December 31, 1996 and 1997 and September 30, 1998 included $3,121,000, $2,341,000 and $1,756,000 related to the License.


    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The fair value for marketable debt securities is based on quoted market prices. The carrying value of these securities approximates their fair value.

    The fair value of notes is estimated by discounting the future cash flows using the current interest rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The carrying value of the note receivable from an officer approximated its fair value.


    The fair value of short-term and long-term capital lease obligations is estimated based on current interest rates available to Healtheon for debt instruments with similar terms, degrees of risk and remaining maturities. The carrying values of these obligations approximate their respective fair values.


    CONCENTRATION OF CREDIT RISK AND SIGNIFICANT CUSTOMERS


    Healtheon currently derives a substantial portion of its consolidated revenue from a few large customers, two of which are related parties. Two customers represented 35% and 17% of the total balance of trade accounts receivable and amounts due from related parties at December 31, 1997, and three customers represented 20%, 18% and 15% of the total balance of trade accounts receivable and amounts due from related parties at September 30, 1998. We believe that the concentration of credit risk in our trade receivables, with respect to our limited customer base, is substantially mitigated by our credit evaluation process. We do not require collateral. To date, our bad debt write-offs have not been significant. During the years ended December 31, 1996 and 1997 and the nine months ended September 30, 1998 we added approximately $41,000, $35,000 and $66,000 to our bad debt reserves. Total write-offs of uncollectible amounts were zero, $5,000 and $7,000 in these periods.


    For the year ended December 31, 1995, one customer accounted for 85% of consolidated revenue. For the year ended December 31, 1996, two customers accounted for 46% and 38% of consolidated revenue. For the year ended December 31, 1997, two customers accounted for 55% and 15% of consolidated

                             HEALTHEON CORPORATION

      (INFORMATION AS OF SEPTEMBER 30, 1998 AND FOR THE NINE MONTHS ENDED

                   SEPTEMBER 30, 1997 AND 1998 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) revenue. For the nine months ended September 30, 1998, four customers accounted for 27%, 22%, 21% and 20% of consolidated revenue.


    We operate solely within one business segment, the development and marketing of healthcare transaction and information services delivered over the Internet, private intranets or other networks. Through September 30, 1998, we had no export sales.


    ACCOUNTING FOR STOCK-BASED COMPENSATION


    Healtheon grants stock options for a fixed number of shares to employees with an exercise price equal to the fair market value of the shares at the date of grant. As permitted under Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," we account for stock option grants to employees and directors in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees."


    NET LOSS PER COMMON SHARE


    Basic net loss per common share and diluted net loss per common share are presented in conformity with SFAS No. 128, "Earnings Per Share," for all periods presented. In accordance with the Securities and Exchange Commission Staff Accounting Bulletin No. 98, common stock and convertible preferred stock issued or granted for nominal consideration prior to the anticipated effective date of our initial public offering must be included in the calculation of basic and diluted net loss per common share as if they had been outstanding for all periods presented. To date, we have not had any issuances or grants for nominal consideration.


    In accordance with SFAS No. 128, basic net loss per common share has been computed using the weighted-average number of shares of common stock outstanding during the period, less shares subject to repurchase. For the year ended December 31, 1995, the weighted-average number of shares of ActaMed reflects the effect of the exchange ratio of 0.6272. Basic pro forma net loss per common share, as presented in the statements of operations, has been computed as described above and also gives effect, under Securities and Exchange Commission guidance, to the conversion of the convertible and convertible redeemable preferred stock (using the if-converted method) from the original date of issuance. On May 19, 1998, in connection with Healtheon's acquisition of ActaMed, all outstanding shares of Healtheon's convertible preferred stock and ActaMed's convertible redeemable preferred stock were converted into an aggregate of 39,272,329 shares of common stock. There were no shares of convertible or convertible redeemable preferred stock outstanding at September 30, 1998.

                             HEALTHEON CORPORATION

      (INFORMATION AS OF SEPTEMBER 30, 1998 AND FOR THE NINE MONTHS ENDED

                   SEPTEMBER 30, 1997 AND 1998 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    The following table presents the calculation of basic and diluted and pro forma basic and diluted net loss per common share follows (in thousands, except per share data):


                                                                    YEARS ENDED                  NINE MONTHS
                                                                   DECEMBER 31,              ENDED SEPTEMBER 30,
                                                         ---------------------------------  ----------------------
                                                           1995        1996        1997        1997        1998
                                                         ---------  ----------  ----------  ----------  ----------
                                                                                                 (UNAUDITED)
Net loss applicable to common stockholders.............  $  (4,458) $  (18,606) $  (28,005) $  (21,273) $  (35,860)
                                                         ---------  ----------  ----------  ----------  ----------
                                                         ---------  ----------  ----------  ----------  ----------
Basic and diluted:
  Weighted-average shares of common stock
    outstanding........................................      5,246       7,398       8,621       8,396      30,389
  Less: Weighted-average shares subject to
    repurchase.........................................     --            (815)     (1,398)     (1,377)     (1,455)
                                                         ---------  ----------  ----------  ----------  ----------
Weighted-average shares used in computing basic and
  diluted net loss per common share....................      5,246       6,583       7,223       7,019      28,934
                                                         ---------  ----------  ----------  ----------  ----------
                                                         ---------  ----------  ----------  ----------  ----------
Basic and diluted net loss per common share............  $    (.85) $    (2.83) $    (3.88) $    (3.03) $    (1.24)
                                                         ---------  ----------  ----------  ----------  ----------
                                                         ---------  ----------  ----------  ----------  ----------
Pro forma:
Net loss applicable to common stockholders.............                         $  (28,005)             $  (35,860)
Add: Dividends on ActaMed convertible redeemable
  preferred stock......................................                              2,870                     890
                                                                                ----------              ----------
Pro forma net loss.....................................                         $  (25,135)             $  (34,970)
                                                                                ----------              ----------
                                                                                ----------              ----------
Shares used above......................................                              7,223                  28,934
Pro forma adjustment to reflect weighted effect of
  assumed conversion of convertible preferred stock....                             37,492                  18,329
                                                                                ----------              ----------
Shares used in computing pro forma basic and diluted
  net loss per common share (unaudited)................                             44,715                  47,263
                                                                                ----------              ----------
                                                                                ----------              ----------
Pro forma basic and diluted net loss per common share
  (unaudited)..........................................                         $     (.56)             $     (.74)
                                                                                ----------              ----------
                                                                                ----------              ----------



    We have excluded all convertible redeemable preferred stock, convertible preferred stock, warrants, outstanding stock options and shares subject to repurchase by Healtheon from the calculation of diluted loss per common share because all such securities are anti-dilutive for all periods presented. For the years ended December 31, 1995, 1996 and 1997, the total number of shares excluded from the calculation of diluted loss per share were 10,157,109, 36,643,084 and 51,216,689. For the nine months ended September 30, 1997 and 1998 the total number of shares excluded from the calculation of diluted loss per share were 46,893,485 and 12,687,723. See Notes 9, 10 and 11 for further information on these securities.

                             HEALTHEON CORPORATION

      (INFORMATION AS OF SEPTEMBER 30, 1998 AND FOR THE NINE MONTHS ENDED

                   SEPTEMBER 30, 1997 AND 1998 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    COMPREHENSIVE LOSS


    Healtheon has no material components of other comprehensive loss and accordingly the comprehensive loss is the same as net loss for all periods presented.


    RECENT ACCOUNTING PRONOUNCEMENTS


    In June 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." Healtheon is required to adopt SFAS No. 131 for the year ending December 31, 1998. SFAS No. 131 requires disclosure of certain information regarding operating segments, products and services, geographic areas of operation and major customers. Adoption of SFAS No. 131 is expected to have no material impact on our financial condition or results of operations.



    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." We are required to adopt SFAS No. 133 for the year ending December 31, 2000. SFAS No. 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. Because we currently hold no derivative financial instruments and does not currently engage in hedging activities, adoption of SFAS No. 133 is expected to have no material impact on our financial condition or results of operations.



    In March 1998, the American Institute of Certified Public Accountants issued SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 requires that entities capitalize certain costs related to internal use software once certain criteria have been met. We are required to implement SOP 98-1 for the year ending December 31, 1999. Adoption of SOP 98-1 is expected to have no material impact on our financial condition or results of operations.


2. BUSINESS COMBINATIONS

    ACQUISITION OF EDI SERVICES, INC.


    Effective March 31, 1996, ActaMed acquired EDI Services Inc. or EDI, a wholly-owned subsidiary of United HealthCare Corporation, in a transaction through which EDI became a wholly-owned subsidiary of ActaMed. ActaMed issued 6,488,276 shares of Series C convertible redeemable preferred stock with a fair value of $21,000,000 and incurred acquisition-related costs of approximately $316,000 in connection with the acquisition. EDI is a provider of electronic data interchange services to health care providers and has marketed its health care network product, ProviderLink, to providers of United HealthCare's local health plans since 1992.



    In connection with the acquisition, United HealthCare and ActaMed entered into a five-year Services and License Agreement under which we earn transaction fee revenue by providing certain health care information services to United HealthCare and its provider network and ProviderLink subscribers.



    The acquisition was accounted for as a purchase. Accordingly, the operations of EDI were included in our consolidated statements of operations only after March 31, 1996. Assets and liabilities acquired in connection with this acquisition were recorded at their estimated fair market values. Approximately $359,000 of the purchase price was allocated to certain equipment and the remaining approximately

                             HEALTHEON CORPORATION

      (INFORMATION AS OF SEPTEMBER 30, 1998 AND FOR THE NINE MONTHS ENDED

                   SEPTEMBER 30, 1997 AND 1998 IS UNAUDITED)

2. BUSINESS COMBINATIONS (CONTINUED)
$20,957,000 of the purchase price was allocated to intangible assets, consisting principally of software technology rights, the Services and License Agreement, trademarks and goodwill.

    Subsequent to the issuance of the financial statements for 1996 and 1997, ActaMed changed the allocation of the purchase price associated with the acquisition of the EDI technology to decrease the amount previously expensed as in process research and development costs and increase the amount capitalized as software technology rights. The financial statements for ActaMed for the year ended December 31, 1996, have been reissued to reflect this restatement.

    Intangible assets arising from the acquisition of EDI at March 31, 1996 are summarized as follows (in thousands):

                                                                     AMORTIZATION
                                                                        PERIOD
                                                                    ---------------
Goodwill..........................................................      3 years      $   8,012
Software technology rights........................................      3 years          8,333
Service and License Agreement.....................................      3 years          2,855
Trademarks........................................................      3 years            216
Other intangibles.................................................      3 years          1,541
                                                                                     ---------
                                                                                     $  20,957
                                                                                     ---------
                                                                                     ---------

    The following pro forma information gives effect to the acquisition of EDI as if such transaction had occurred as of the beginning of each respective year (in thousands, except per share data):

                                                                             DECEMBER 31,
                                                                        ----------------------
                                                                           1995        1996
                                                                        ----------  ----------
                                                                             (UNAUDITED)
Net revenue...........................................................  $    6,330  $   12,031
                                                                        ----------  ----------
                                                                        ----------  ----------
Net loss applicable to common stockholders............................  $  (11,475) $  (20,492)
                                                                        ----------  ----------
                                                                        ----------  ----------
Basic and diluted net loss per common share...........................  $    (2.19) $    (3.11)
                                                                        ----------  ----------
                                                                        ----------  ----------

    ACQUISITION OF ACTAMED CORPORATION


    On May 19, 1998, Healtheon completed its acquisition of ActaMed, a Georgia corporation that develops and markets an integrated health care network, in a transaction that has been accounted for as a pooling of interests. Accordingly, the financial information presented reflects the combined financial position and operations of Healtheon and ActaMed for all dates and periods presented. Healtheon issued 23,271,355 shares of its common stock in exchange for all of the outstanding shares of common and convertible redeemable preferred stock of ActaMed. Healtheon also assumed all outstanding stock options and warrants to acquire 3,383,011 shares of ActaMed capital stock, after giving effect to the exchange ratio.

                             HEALTHEON CORPORATION

      (INFORMATION AS OF SEPTEMBER 30, 1998 AND FOR THE NINE MONTHS ENDED

                   SEPTEMBER 30, 1997 AND 1998 IS UNAUDITED)

2. BUSINESS COMBINATIONS (CONTINUED)
    Separate results of the combined entities for the years ended December 31, 1995, 1996 and 1997 and the four months ended April 30, 1998 (period ended immediately prior to the acquisition) were as follows (in thousands, unaudited):

                                                                                                      FOUR MONTHS
                                                                       YEARS ENDED DECEMBER 31,          ENDED
                                                                   ---------------------------------   APRIL 30,
                                                                     1995        1996        1997         1998
                                                                   ---------  ----------  ----------  ------------
Revenue:
  Healtheon......................................................  $  --      $    1,200  $    3,199   $    6,405
  ActaMed........................................................      2,175       9,813      10,191        6,690
                                                                   ---------  ----------  ----------  ------------
                                                                   $   2,175  $   11,013  $   13,390   $   13,095
                                                                   ---------  ----------  ----------  ------------
                                                                   ---------  ----------  ----------  ------------
Net loss:
  Healtheon......................................................  $  --      $   (8,543) $  (13,979)  $   (6,664)
  ActaMed........................................................     (3,734)    (10,063)    (14,026)      (6,186)
                                                                   ---------  ----------  ----------  ------------
                                                                   $  (3,734) $  (18,606) $  (28,005)  $  (12,850)
                                                                   ---------  ----------  ----------  ------------
                                                                   ---------  ----------  ----------  ------------

    There were no significant intercompany transactions between the two companies or significant conforming accounting adjustments.

    ACQUISITION OF METIS, LLC


    On August 25, 1998, Healtheon acquired Metis, LLC, a provider of Internet/intranet strategic consulting, design and development of Internet-based applications and content for the healthcare industry enabling clinical integration and managed care process improvement. The acquisition has been accounted for using the purchase method of accounting and, accordingly, the purchase price has been allocated to the tangible and intangible assets acquired and the liabilities assumed on the basis of their respective fair values on the acquisition date. Metis' results of operations have been included in the consolidated financial statements from its date of acquisition.



    Healtheon issued 1,600,000 shares of its common stock with a fair market value of $8,320,000. Of these shares, 476,548 shares will be issued to employees under restricted stock purchase agreements subject to a lapsing right of repurchase, at Healtheon's option, over the respective vesting periods. In addition, we made a cash payment of $652,000, assumed liabilities of approximately $300,000 and incurred other acquisition related expenses, consisting primarily of legal and other professional fees, of approximately $100,000. The total purchase price was approximately $9,400,000. Approximately $300,000 of the purchase price was allocated to accounts receivable and certain assets; approximately $1,400,000 of the purchase price was allocated to the assembled workforce of Metis and will be amortized over two years; and the remaining $7,700,000 of the purchase price was allocated to goodwill and will be amortized over three years.

                             HEALTHEON CORPORATION

      (INFORMATION AS OF SEPTEMBER 30, 1998 AND FOR THE NINE MONTHS ENDED

                   SEPTEMBER 30, 1997 AND 1998 IS UNAUDITED)

3. SERVICES AGREEMENT WITH SMITHKLINE BEECHAM CLINICAL LABORATORIES, INC.


    Effective December 31, 1997, Healtheon entered into a series of agreements with SmithKline Beecham Clinical Laboratories, Inc., or SmithKline, to outsource the network connection between their customers and SmithKline laboratories. In connection with this transaction, SmithKline and Healtheon entered into a five-year Services Agreement under which we will earn transaction fee revenue by providing certain health care information services to SmithKline and its provider customers.



    As part of that transaction, we acquired a license to SBCL SCAN software and computer workstations that reside in various medical providers' offices. At December 31, 1997, the SCAN license and the assets from one region of the country were transferred to Healtheon for $2,000,000 in cash and 2,317,913 shares of Series D convertible redeemable preferred stock valued at $8,500,000. In March and June 1998, the assets for the remaining regions of the country were transferred to Healtheon and we paid the remaining purchase price of $7,700,000 through the issuance of 763,548 shares of our Series D convertible redeemable preferred stock in March and 1,336,209 shares of our common stock in June. The value of the services agreement and the SCAN software license totaled $14,774,000, and the value of the computer workstations totaled $3,426,000.



    SmithKline determined there was substantial benefit to their existing customers and potential marketing advantages in attracting new customers, if the SCAN software was upgraded to a new technology platform. Accordingly, in 1998 SmithKline entered into a development agreement with Healtheon to upgrade the technology. Payments to Healtheon are based upon achieving certain milestones in the development effort. At September 30, 1998 we had not achieved any milestones. Accordingly, no development revenue had been recognized under this development agreement.


4. PROPERTY AND EQUIPMENT

    Property and equipment consisted of the following (in thousands):

                                                                 DECEMBER 31,
                                                             --------------------
                                                               1996       1997
                                                             ---------  ---------  SEPTEMBER 30,
                                                                                       1998
                                                                                   -------------
                                                                                    (UNAUDITED)
Computer equipment.........................................  $   3,677  $   6,238    $  12,458
Office equipment, furniture and fixtures...................      1,185      1,237        2,885
Purchased software for internal use........................      1,001      1,240        1,852
Leasehold improvements.....................................        303        328        1,604
                                                             ---------  ---------  -------------
                                                                 6,166      9,043       18,799
Less accumulated depreciation and amortization.............     (1,632)    (3,543)      (7,523)
                                                             ---------  ---------  -------------
Property and equipment, net................................  $   4,534  $   5,500    $  11,276
                                                             ---------  ---------  -------------
                                                             ---------  ---------  -------------


    Included in property and equipment at December 31, 1996 and 1997 and September 30, 1998 were assets acquired under capital lease obligations with a cost of approximately $2,302,000, $3,076,000 and $5,354,000. Accumulated depreciation related to the assets acquired under capital leases totaled $319,000, $1,174,000 and $2,176,000 at December 31, 1996 and 1997 and September
30, 1998.

                             HEALTHEON CORPORATION

      (INFORMATION AS OF SEPTEMBER 30, 1998 AND FOR THE NINE MONTHS ENDED

                   SEPTEMBER 30, 1997 AND 1998 IS UNAUDITED)

5. INTANGIBLE ASSETS

    Intangible assets consist of the following (in thousands):


                                                              DECEMBER 31,
                                           AMORTIZATION  ----------------------
                                              PERIOD        1996        1997
                                           ------------  ----------  ----------  SEPTEMBER 30,
                                                                                     1998
                                                                                 -------------
                                                                                  (UNAUDITED)
Services agreements......................      3 years   $    2,855  $    2,855    $   2,855
Software technology rights...............      3 years        8,333      17,664       23,107
Internally developed software............      3 years        1,001       1,292           --
Trademarks...............................      3 years          216         216          216
Goodwill.................................      3 years        8,012       8,012       15,668
Other....................................    2-3 years        1,541       1,541        2,924
                                                         ----------  ----------  -------------
                                                             21,958      31,580       44,770
Less accumulated amortization............                    (5,403)    (12,812)     (21,028)
                                                         ----------  ----------  -------------
                                                         $   16,555  $   18,768    $  23,742
                                                         ----------  ----------  -------------
                                                         ----------  ----------  -------------


6. COMMITMENTS


    Healtheon has entered into several lease lines of credit. Lease lines totaling $3,500,000 and $2,000,000 were entered into during the years ended December 31, 1996 and 1997. Approximately $2,900,000 and $5,135,000 had been utilized under these lease lines through December 31, 1997 and September 30, 1998. At September 30, 1998, approximately $1,266,000 was available for future utilization under these lease lines. This amount included approximately $901,000 that was repaid under the terms of a revolving lease line and is thus again available for future utilization. The arrangements are secured by the property and equipment subject to the leases. The term of the leases is generally three years and the interest rates implicit in the leases range from 16.9% to 20.2% per annum. Information on payments due under these lease lines is included in the table below under "Capital Leases."



    We lease our headquarters and other office facilities under operating lease agreements that expire at various dates through 2008. Total rent expense for all operating leases was approximately $391,000, $953,000, $1,646,000, $1,165,000 and $1,616,000 for the years ended December 31, 1995, 1996 and 1997 and the nine months ended September 30, 1997 and 1998. These amounts are net of sublease income from a related party of approximately $30,000, $68,000, $58,000, $42,000 and $43,000. Future minimum lease

                             HEALTHEON CORPORATION

      (INFORMATION AS OF SEPTEMBER 30, 1998 AND FOR THE NINE MONTHS ENDED

                   SEPTEMBER 30, 1997 AND 1998 IS UNAUDITED)

6. COMMITMENTS (CONTINUED)
commitments under noncancellable lease agreements at December 31, 1997 were as follows (in thousands):

                                                              OPERATING LEASES  CAPITAL LEASES
                                                              ----------------  ---------------
Year ending December 31,
  1998......................................................     $    2,444        $   1,167
  1999......................................................          2,423              858
  2000......................................................          2,077              164
  2001......................................................          1,506               --
  2002......................................................            963               --
  Thereafter................................................          4,978               --
                                                                    -------           ------
Total minimum lease payments................................     $   14,391            2,189
                                                                    -------
                                                                    -------
Amount representing interest................................                            (219)
                                                                                      ------
Present value of minimum lease payments under capital lease
  obligations...............................................                           1,970
Less current portion........................................                          (1,038)
                                                                                      ------
Non-current portion.........................................                       $     932
                                                                                      ------
                                                                                      ------

7. BRIDGE LOANS AND NOTE RECEIVABLE FROM OFFICER


    In 1997, Healtheon borrowed $2,000,000 from certain stockholders in the form of 6% convertible promissory notes in contemplation of the Series C convertible preferred stock offering. These notes were converted into 800,000 shares of Series C convertible preferred stock upon the closing of that offering. Warrants to purchase 61,947 shares of Series B convertible preferred stock were issued in connection with the Notes (see Note 10).



    In July 1997, in consideration of 250,000 shares of Series B convertible preferred stock issued to an officer, we received a one-year, full-recourse, noninterest-bearing promissory note for $500,000. At December 31, 1997, $349,000 remained outstanding under the note. At September 30, 1998, the note had been paid in full.



    In February 1998, we entered into a $2,000,000 line of credit agreement with a stockholder. We borrowed $1,000,000 under the agreement, which was repaid with interest at 10% per annum in May 1998.


8. LINES OF CREDIT


    In September 1997, Healtheon entered into a line of credit agreement with a bank that allows us to borrow up to $2,101,000. Amounts borrowed under this agreement bear interest at the bank's prime rate (8.5% at December 31, 1997 and September 30, 1998). Interest is payable monthly with payments commencing on September 30, 1997. The line of credit availability declines over the term to $1,821,000, $1,215,000 and $547,000 at December 31, 1997, 1998 and 1999, and
expires on September 5, 2000. The amount outstanding is collateralized by certain assets. At December 31, 1997 and September 30, 1998, $1,415,000 was outstanding under the agreement.

                             HEALTHEON CORPORATION

      (INFORMATION AS OF SEPTEMBER 30, 1998 AND FOR THE NINE MONTHS ENDED

                   SEPTEMBER 30, 1997 AND 1998 IS UNAUDITED)

8. LINES OF CREDIT (CONTINUED)

    In December 1997, we entered into a loan agreement with a bank that allowed us to borrow up to $2,250,000. Amounts borrowed under this loan agreement bear interest at the bank's prime rate (8.5% at December 31, 1997 and September 30, 1998). The loan was personally guaranteed by a stockholder until the acquisition of ActaMed in May 1998. In May 1998, concurrent with the removal of the stockholder guarantee, the interest rate was increased to the bank's prime rate plus 1.5%. Interest is payable monthly with payments commencing on January 31, 1998. At December 31, 1997, $2,000,000 was outstanding under the loan agreement. The principal balance of the loan was repaid in full in August 1998.


9. CONVERTIBLE REDEEMABLE PREFERRED STOCK

    A summary of ActaMed's 8% cumulative convertible redeemable preferred stock is as follows.

                                                           DECEMBER 31,
                                     --------------------------------------------------------
                                                1996                         1997
                                     ---------------------------  ---------------------------
                                        ISSUED                       ISSUED
                          SHARES         AND        LIQUIDATION       AND        LIQUIDATION
                        AUTHORIZED   OUTSTANDING    PREFERENCE    OUTSTANDING    PREFERENCE
                       ------------  ------------  -------------  ------------  -------------
Series A.............     5,519,912     5,519,912  $   9,825,000     5,519,912  $  10,458,000
Series B.............     2,162,759     2,162,759      7,614,000     2,162,759      8,171,000
Series C.............     6,488,276     6,488,276     22,257,000     6,488,276     23,936,000
Series D.............     2,317,913            --             --     2,317,913      8,500,000
                       ------------  ------------  -------------  ------------  -------------
                         16,488,860    14,170,947  $  39,696,000    16,488,860  $  51,065,000
                       ------------  ------------  -------------  ------------  -------------
                       ------------  ------------  -------------  ------------  -------------

    In March 1998, an additional 763,548 shares of Series D convertible redeemable preferred stock were issued in connection with the asset acquisition from SmithKline Labs (see Note 3).

    Dividends on each Series were cumulative whether or not declared and are shown as a charge against income in the accompanying financial statements. On May 19, 1998, in connection with the acquisition of ActaMed by Healtheon, the convertible redeemable preferred stockholders waived payment of all accrued and unpaid dividends.

    Preferred holders voted generally on an as-if converted basis. In addition, a majority approval of the four Series was required to approve certain transactions.

    The Series A, B, C and D cumulative convertible redeemable preferred stockholders were entitled to receive, upon liquidation, an amount per share equal to the issuance price, plus all accrued but unpaid dividends. Common stockholders would then have received $5,000,000. Any remaining proceeds would then have been distributed pro rata to the stockholders, subject only to the Series A holders' right to receive sufficient funds to provide a 20% return on their original investment.


    Each Series was redeemable at up to one-third of the originally issued shares per year commencing in years six, seven and eight after the issue date at a redemption price equal to the issue price plus all accrued but unpaid dividends. On May 19, 1998, all outstanding shares of convertible redeemable preferred stock were converted into 17,252,408 shares of common stock in connection with the acquisition of ActaMed by Healtheon.

                             HEALTHEON CORPORATION

      (INFORMATION AS OF SEPTEMBER 30, 1998 AND FOR THE NINE MONTHS ENDED

                   SEPTEMBER 30, 1997 AND 1998 IS UNAUDITED)

10. STOCKHOLDERS' EQUITY


    CONVERTIBLE PREFERRED STOCK



    Healtheon was authorized to issue 48,020,000 shares of convertible preferred stock, designated in series. A summary of convertible preferred stock was as follows:


                                                           DECEMBER 31,
                                     --------------------------------------------------------
                                                1996                         1997
                                     ---------------------------  ---------------------------
                                        ISSUED                       ISSUED
                          SHARES         AND        LIQUIDATION       AND        LIQUIDATION
                        DESIGNATED   OUTSTANDING    PREFERENCE    OUTSTANDING    PREFERENCE
                       ------------  ------------  -------------  ------------  -------------
Series A.............    10,305,000    10,285,000  $   5,143,000    10,305,000  $   5,153,000
Series B.............     6,105,000     3,000,000      6,000,000     3,290,000      6,580,000
Series C.............     2,600,000            --             --     2,600,000      6,500,000
Series D.............     5,000,000            --             --     4,807,692     25,000,000
                       ------------  ------------  -------------  ------------  -------------
                         24,010,000    13,285,000  $  11,143,000    21,002,692  $  43,233,000
                       ------------  ------------  -------------  ------------  -------------
                       ------------  ------------  -------------  ------------  -------------

    Series A and Series B convertible preferred shares included 20,000 and 25,000 shares, respectively, that were issued for services rendered.


    On May 19, 1998, all outstanding shares of convertible preferred stock were converted into shares of common stock on a one-for-one basis at the election of the holders in connection with Healtheon's acquisition of ActaMed. Concurrently with the conversion, all outstanding warrants to purchase Series B preferred stock were converted into warrants to purchase the same number of shares of common stock.


    Series A, B, C and D convertible preferred stockholders were entitled to noncumulative dividends of $0.03375, $0.135, $0.16875 and $0.351, respectively, per share per annum. No dividends were declared through the date of conversion. The Series A, B, C and D convertible preferred stockholders were entitled to receive, upon liquidation, an amount per share equal to the issuance price, plus all declared but unpaid dividends. The Series A, B, C and D convertible preferred stockholders had voting rights equal to the common shares issuable upon conversion.

    PREFERRED STOCK


    In July 1998, the Board of Directors approved a resolution authorizing Healtheon to issue up to 5,000,000 shares of preferred stock, to be effective upon the effective date of our initial public offering.


    WARRANTS


    In November 1996, Healtheon issued a warrant to a venture capital investor to purchase 1,000,000 shares of Series B convertible preferred stock at an exercise price of $2.00 per share for services rendered by the investor on Healtheon's behalf. A then partner of the venture capital firm assumed the role of President and Chief Executive Officer for Healtheon from our inception through June 1997. The warrant was immediately exercisable and expires three years from the date of issuance. We recorded a charge of $500,000 representing the fair value of the warrant issued and services received based on a valuation obtained from an independent appraiser utilizing a modified Black-Scholes option pricing model. This

                             HEALTHEON CORPORATION

      (INFORMATION AS OF SEPTEMBER 30, 1998 AND FOR THE NINE MONTHS ENDED

                   SEPTEMBER 30, 1997 AND 1998 IS UNAUDITED)

10. STOCKHOLDERS' EQUITY (CONTINUED)
warrant was outstanding at December 31, 1997 and in May 1998 was converted to a warrant to purchase common stock. It remained outstanding at September 30, 1998.


    In November 1996, we granted a warrant to one of our directors to purchase 1,000,000 shares of Series B convertible preferred stock at an exercise price of $2.00 per share, the fair value of Series B convertible preferred stock at the date of issuance. The warrant vests over a period of 18 months from the date of issuance. The term of the warrant is three years. This warrant was outstanding at December 31, 1997 and was exercised in full in May 1998.



    In December 1996, we issued a warrant to a customer to purchase 282,522 shares of common stock at a price of $7.97 per share. The warrant expires in December 2001. This warrant was outstanding at September 30, 1998.



    In July 1997, we issued a warrant to an officer, in connection with his employment, to purchase 750,000 shares of Series B convertible preferred stock at an exercise price of $2.00 per share, the fair value of Series B convertible preferred stock at the date of issuance. The warrant expires three years from issuance, and shares purchased under the warrant are subject to repurchase by Healtheon, at our option, upon termination of employment. Shares under the warrant vest ratably over a period of two years from the date of grant. This warrant was outstanding at December 31, 1997 and in May 1998 was converted to a warrant to purchase common stock. It remained outstanding at September 30, 1998.



    In July 1997, we issued warrants to purchase a total of 61,947 shares of Series B convertible preferred stock to certain investors in connection with a bridge financing. The warrants expire four years from issuance and are exercisable at $2.00 per share. The value of these warrants, approximately $64,000, was expensed as a cost of financing. All of these warrants were outstanding at December 31, 1997. In May 1998, warrants to purchase 17,229 shares of Series B convertible preferred stock were exercised and the remainder of the warrants, which were outstanding at September 30, 1998, were converted to warrants to purchase 44,718 shares of common stock.



    At December 31, 1997 we had reserved 2,811,947 shares of our Series B preferred stock and 282,522 shares of our common stock for issuance upon exercise of outstanding warrants. In conjunction with the acquisition of ActaMed in May 1998, all outstanding warrants to purchase Series B preferred stock were converted into warrants to purchase common stock. At September 30, 1998, we had reserved 2,077,240 shares of our common stock for issuance upon exercise of the outstanding warrants for common stock.

                             HEALTHEON CORPORATION

      (INFORMATION AS OF SEPTEMBER 30, 1998 AND FOR THE NINE MONTHS ENDED

                   SEPTEMBER 30, 1997 AND 1998 IS UNAUDITED)

10. STOCKHOLDERS' EQUITY (CONTINUED)


    In December 1998, as part of a service agreement with a customer, we issued to the customer a warrant to purchase 500,000 shares of common stock with an exercise price of $10.40 per share. (See Note 14).


11. STOCK-BASED COMPENSATION

    STOCK OPTION PLANS


    Under the 1996 Stock Plan, or the 1996 Plan, which was adopted in February 1996, the Board of Directors may grant options to purchase common stock or issue common stock subject to a restricted stock purchase agreement to eligible participants. At December 31, 1997, a total of 9,000,000 shares had been reserved under the 1996 Plan. In March 1998, the Board of Directors and the stockholders approved an increase in the reserve of 1,000,000 shares. In July 1998, the Board of Directors approved, subject to stockholder approval, an additional increase in the reserve of 5,000,000 shares to a total of 15,000,000 shares reserved, plus annual increases equal to the lesser of 5% of the outstanding common shares or a lesser amount determined by the Board of Directors. Options granted may be either incentive stock options or nonstatutory stock options and are exercisable within the times or upon the events determined by the Board of Directors as specified in each option agreement. Options vest over a period of time as determined by the Board of Directors, generally four years. The term of the 1996 Plan is ten years. At December 31, 1997 and September 30, 1998, 274,166 and 1,715,853 shares remained available for future grant under the 1996 Plan.



    In connection with the acquisition of ActaMed, Healtheon assumed all the outstanding options issued under the ActaMed stock option plans, after the application of the exchange ratio, and reserved 3,100,489 shares of common stock for issuance upon exercise of the assumed options. No further options can be granted under these plans. At the time of the acquisition, options for 2,717,269 shares were fully vested. The remainder of the shares vest based upon annual cliffs over a five-year period from the date of grant.



    During the years ended December 31, 1996 and 1997 and the nine-month period ended September 30, 1998, we issued approximately 1,806,000, 850,000 and 530,000 shares of common stock subject to restricted stock purchase agreements to employees for cash. The common stock is subject to repurchase at the original exercise price until vested, at our option, and approximately 614,000 shares were repurchased from terminated employees during the year ended December 31, 1997. The shares vest over a period of time as determined by the Board of Directors for each individual purchase agreement, generally four years. At December 31, 1996 and 1997 and September 30, 1998, approximately 1,660,000, 1,430,000 and 1,501,000 shares, respectively, were subject to repurchase.

                             HEALTHEON CORPORATION

      (INFORMATION AS OF SEPTEMBER 30, 1998 AND FOR THE NINE MONTHS ENDED

                   SEPTEMBER 30, 1997 AND 1998 IS UNAUDITED)

11. STOCK-BASED COMPENSATION (CONTINUED)
    The following table summarizes stock option activity:

                                                                                                  WEIGHTED-AVERAGE
                                                                                  NUMBER OF      EXERCISE PRICE PER
                                                                                   SHARES               SHARE
                                                                              -----------------  -------------------
ACTAMED CORPORATION
Outstanding at January 1, 1995..............................................        4,223,214         $     .34
  Granted...................................................................          856,000               .91
  Exercised.................................................................       (1,071,250)              .02
  Canceled..................................................................          (62,750)              .83
                                                                              -----------------
Options outstanding at December 31, 1995....................................        3,945,214         $     .55
                                                                              -----------------
                                                                              -----------------
HEALTHEON CORPORATION
Options outstanding at December 31, 1995 (reflecting the exchange ratio of
  .6272)....................................................................        2,474,438         $     .88
  Granted...................................................................        3,004,384               .54
  Exercised.................................................................             (300)              .05
  Canceled..................................................................         (233,907)              .78
                                                                              -----------------
Options outstanding at December 31, 1996....................................        5,244,615               .68
  Granted...................................................................        5,394,008               .73
  Exercised.................................................................         (547,844)              .16
  Canceled..................................................................         (890,528)              .49
                                                                              -----------------
Options outstanding at December 31, 1997....................................        9,200,251               .72
  Granted (unaudited).......................................................        4,756,006              4.47
  Exercised (unaudited).....................................................       (2,247,606)              .59
  Canceled (unaudited)......................................................         (522,178)             1.01
                                                                              -----------------
Options outstanding at September 30, 1998 (unaudited).......................       11,186,473         $    2.33
                                                                              -----------------
                                                                              -----------------

                                                                          ACTAMED
                                                                        CORPORATION             HEALTHEON CORPORATION
                                                                      ---------------  ---------------------------------------
                                                                                                                NINE MONTHS
                                                                        YEAR ENDED         YEARS ENDED             ENDED
                                                                       DECEMBER 31,        DECEMBER 31,        SEPTEMBER 30,
                                                                      ---------------  --------------------  -----------------
                                                                           1995          1996       1997           1998
                                                                      ---------------  ---------  ---------  -----------------
                                                                                                                (UNAUDITED)
Weighted-average fair value of options granted......................     $     .28     $     .15  $     .18      $     .75
                                                                               ---           ---        ---            ---
                                                                               ---           ---        ---            ---

                             HEALTHEON CORPORATION

      (INFORMATION AS OF SEPTEMBER 30, 1998 AND FOR THE NINE MONTHS ENDED

                   SEPTEMBER 30, 1997 AND 1998 IS UNAUDITED)

11. STOCK-BASED COMPENSATION (CONTINUED)
    The following table summarizes information regarding options outstanding and exercisable at December 31, 1997:

                                                                                  WEIGHTED-
                                                                                   AVERAGE
                                                                                  REMAINING                  WEIGHTED-
                                                                 WEIGHTED-       CONTRACTUAL                  AVERAGE
                                                                  AVERAGE           LIFE          NUMBER     EXERCISE
EXERCISE PRICES                          NUMBER OUTSTANDING   EXERCISE PRICE     (IN YEARS)     EXERCISABLE    PRICE
---------------------------------------  -------------------  ---------------  ---------------  ----------  -----------
$ .03 -  $.08..........................        2,490,007         $     .05             6.98      1,679,870   $     .04
$ .20 -  $.25..........................        3,693,879               .24             9.53        682,500         .20
$1.00 - $1.45..........................        2,092,187              1.24             9.69        794,213        1.45
$3.24..................................          924,178              3.24             7.94         76,644        3.24
                                              ----------                                        ----------
                                               9,200,251         $     .72             8.63      3,233,227   $     .50
                                              ----------                                        ----------
                                              ----------                                        ----------


    We recorded deferred stock compensation of approximately $2,713,000 and $4,083,000 during the year ended December 31, 1997 and the nine months ended September 30, 1998, respectively. These amounts represented the difference between the exercise price and the deemed fair value of our common stock on the date such stock options were granted. We recorded amortization of deferred stock compensation of approximately $562,000 and $2,050,000 during these periods based on a graded vesting method. At September 30, 1998, we had a total of approximately $4,184,000 remaining to be amortized on a graded vesting method over the corresponding vesting period of each respective option, generally four years.


    PRO FORMA INFORMATION


    We have elected to follow APB No. 25 and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under SFAS No. 123 requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB No. 25, no compensation expense is recognized when the exercise price of stock options granted to our employees equals the market price of the underlying stock on the date of grant.


    Pro forma information regarding net loss is required by SFAS No. 123 and has been determined as if employee stock options granted subsequent to December 31, 1994 were accounted for under the fair value method of SFAS No. 123. The fair value for these options was estimated at the date of grant using the minimum value method with the following weighted-average assumptions for the years ended December 31, 1995, 1996 and 1997 and the nine months ended September 30, 1998: risk-free interest rate

                             HEALTHEON CORPORATION

      (INFORMATION AS OF SEPTEMBER 30, 1998 AND FOR THE NINE MONTHS ENDED

                   SEPTEMBER 30, 1997 AND 1998 IS UNAUDITED)

11. STOCK-BASED COMPENSATION (CONTINUED)

of approximately 6.2%, 6.0%, 6.0% and 5.4%; a weighted-average expected life of the option of 5.0 years, 4.3 years, 4.2 years and 3.5 years; and a dividend yield of zero for all periods.



                                                                                    HEALTHEON CORPORATION
                                                                 ACTAMED     ------------------------------------
                                                               CORPORATION
                                                               ------------       YEARS ENDED        NINE MONTHS
                                                                YEAR ENDED        DECEMBER 31,          ENDED
                                                               DECEMBER 31,  ----------------------  SEPTEMBER 30
                                                                   1995         1996        1997         1998
                                                               ------------  ----------  ----------  ------------
                                                                                                     (UNAUDITED)
Net loss applicable to common stockholders (in thousands):
  As reported................................................   $   (4,458)  $  (18,606) $  (28,005)  $  (35,860)
                                                               ------------  ----------  ----------  ------------
                                                               ------------  ----------  ----------  ------------
  Pro forma..................................................   $   (4,488)  $  (18,695) $  (28,173)  $  (36,892)
                                                               ------------  ----------  ----------  ------------
                                                               ------------  ----------  ----------  ------------
Basic and diluted net loss per common share:
  As reported................................................   $     (.85)  $    (2.83) $    (3.88)  $    (1.24)
                                                               ------------  ----------  ----------  ------------
                                                               ------------  ----------  ----------  ------------
  Pro forma..................................................   $     (.86)  $    (2.84) $    (3.90)  $    (1.28)
                                                               ------------  ----------  ----------  ------------
                                                               ------------  ----------  ----------  ------------



    In September 1998, the Board of Directors approved and in October 1998, the stockholders also approved the adoption of Healtheon's 1998 Employee Stock Purchase Plan, or the 1998 Purchase Plan, to be effective on the effective date of our initial public offering. A total of 1,000,000 shares of common stock has been reserved for issuance under the 1998 Purchase Plan, plus annual increases equal to the lesser of 500,000 shares, 0.5% of the outstanding common shares or a lesser amount determined by the Board of Directors.


12. INCOME TAXES

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax

                             HEALTHEON CORPORATION

      (INFORMATION AS OF SEPTEMBER 30, 1998 AND FOR THE NINE MONTHS ENDED

                   SEPTEMBER 30, 1997 AND 1998 IS UNAUDITED)

12. INCOME TAXES (CONTINUED)

purposes. Significant components of Healtheon's deferred tax assets (liabilities) were as follows (in thousands):


                                                                               DECEMBER 31,
                                                                           --------------------
                                                                             1996       1997
                                                                           ---------  ---------
Deferred tax assets:
  Net operating loss carryforwards.......................................  $   7,537  $  14,263
  Intangible assets......................................................      1,580      3,688
  Research and development tax credit....................................        561      1,014
  Reserves and accruals not currently deductible.........................        227        308
                                                                           ---------  ---------
Total deferred tax assets................................................      9,905     19,273
Valuation allowance......................................................     (9,545)   (18,931)
                                                                           ---------  ---------
Net deferred tax assets..................................................        360        342
                                                                           ---------  ---------
Deferred tax liabilities
  Depreciation...........................................................        (31)       (45)
  Capitalized software development costs.................................       (329)      (297)
                                                                           ---------  ---------
Total deferred tax liabilities...........................................       (360)      (342)
                                                                           ---------  ---------
Net deferred tax assets and liabilities..................................  $      --  $      --
                                                                           ---------  ---------
                                                                           ---------  ---------


    A valuation allowance equal to 100% of the net deferred tax assets has been established because of the uncertainty of realization of the deferred tax assets due to our lack of earnings history. The valuation allowance for deferred tax assets increased by $6,580,000 and $9,386,000 during the years ended December 31, 1996 and 1997.



    At December 31, 1997, we had net operating loss carryforwards for federal income tax purposes of approximately $37,575,000, which expire in 2009 through 2012, and federal tax credits of approximately $800,000, which expire in 2009 through 2012.


    Approximately $16,675,000 of the net operating loss at December 31, 1997 related to a consolidated subsidiary. This loss carryforward is only available to offset future taxable income of that subsidiary.


    Because of the "change of ownership" provisions of the Internal Revenue Code, a portion of our net operating loss carryforwards and tax credit carryforwards may be subject to an annual limitation regarding their utilization against taxable income in future periods. A portion of these carryforwards may expire before becoming available to reduce future income tax liabilities.


13. RELATED PARTY TRANSACTIONS


    Healtheon has two customers that are significant stockholders of Healtheon.



    We entered into a Development Agreement with a partnership controlled by the former Chairman of the Board of Directors of ActaMed. Pursuant to this agreement, we granted the partnership exclusive licenses to use ActaMed's technology for industries other than the health care industry. Under the agreement, we will receive a commercial royalty on the partnership's gross receipts. If we desire in the

                             HEALTHEON CORPORATION

      (INFORMATION AS OF SEPTEMBER 30, 1998 AND FOR THE NINE MONTHS ENDED

                   SEPTEMBER 30, 1997 AND 1998 IS UNAUDITED)

13. RELATED PARTY TRANSACTIONS (CONTINUED)

future to expand to other industries, the partnership must either develop that industry in a defined time period or rights to that industry revert to Healtheon. The agreement expires December 3, 1998 and to date no fees have been paid to Healtheon under this agreement.



    We share office space and provide administrative support and network resources to a company controlled by a member of the Board of Directors. Amounts reimbursed for the shared facilities and administrative support totaled approximately $62,000, $58,000, $46,000, $36,000 and $51,000 for the years ended
December 31, 1995, 1996, and 1997 and the nine months ended September 30, 1997 and 1998. Approximately $211,000, $187,000, $78,000 and $41,000 was reimbursed during the years ended December 31, 1995, 1996 and 1997 and the nine months ended September 30, 1997 for the use of the network maintained by Healtheon. No income for the use of the network by the related party was recognized for the nine months ended September 30, 1998. All such amounts are included as an offset to general and administrative expenses in the accompanying consolidated statements of operations. Amounts due from the related party of $33,000 and $72,000 at December 31, 1996 and 1997 were included in other current assets in the accompanying consolidated balance sheets. There were no amounts due from the related party at September 30, 1998.


14. SUBSEQUENT EVENTS (UNAUDITED)


    From October through December 1998, Healtheon granted to employees options to purchase common stock and issued shares of common stock under restricted stock purchase agreements equal to a total of 1,518,257 shares of common stock at an exercise or purchase price of $3.55 per share. We estimate that we will record additional deferred stock compensation of approximately $1,400,000 with regard to these grants.



    On October 20, 1998, we offered our employees who were granted options between July 1998 through October 1998 the ability to cancel their original option grant in exchange for a new option agreement with a new vesting start date and option price of $3.55 per share. A total of 3,380,200 option shares with exercise prices of $4.50, $6.30, $7.00 and $8.00 were eligible to be repriced. A total of 2,057,950 option shares were cancelled and reissued. In addition, on December 14, 1998, 455,000 shares of common stock issued in July 1998 pursuant to restricted stock purchase agreements with purchase prices of $4.55 to $7.00 per share were rescinded. We estimate that we will record additional deferred stock compensation of approximately $2,700,000 as a result of this repricing.



    In December 1998, we issued to a customer a warrant to purchase 500,000 shares of common stock at an exercise price of $10.40 per share.



    In October 1998, the Board of Directors authorized 8,285,007 shares of convertible preferred stock and designated all of these shares as Series A. In November 1998, we issued 7,683,341 shares of Series A convertible preferred stock for $46,100,000 of cash proceeds. The Series A convertible preferred stockholders are entitled to non-cumulative dividends of $.405 per share per annum, and liquidation rights per share equal to the issuance price plus all declared but unpaid dividends. Each share of Series A preferred stock is convertible into one share of common stock. The Series A preferred stock has voting rights equal to the common stock issuable upon conversion. The Series A preferred stock will convert to common stock effective upon the effective date of our initial public offering.

                             HEALTHEON CORPORATION

      (INFORMATION AS OF SEPTEMBER 30, 1998 AND FOR THE NINE MONTHS ENDED

                   SEPTEMBER 30, 1997 AND 1998 IS UNAUDITED)

14. SUBSEQUENT EVENTS (UNAUDITED) (CONTINUED)
    Also in October 1998, the Board of Directors approved an increase in the number of shares of common stock authorized for issuance to 150,000,000 shares.


    In January 1998, Healtheon and SmithKline Labs entered into a services agreement under which Healtheon will provide certain electronic laboratory results delivery services to approximately 20,000 provider sites, in addition to the sites currently served through the SCAN service. In addition, in January 1999, the two companies completed an asset purchase agreement under which Healtheon purchased certain assets currently used by SmithKline Labs to provide these laboratory results delivery services in exchange for $2,000,000 in cash and 1,833,333 shares of Healtheon's common stock with a value of $11,000,000.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors of United HealthCare Corporation:

    We have audited the accompanying statements of divisional net loss and United HealthCare Corporation's ("United's") net investment and of divisional cash flows for the year ended December 31, 1995 of EDI Services Group ("EDI") (a Division of United.) These statements of divisional net loss and United's net investment and of divisional cash flows are the responsibility of United's management. Our responsibility is to express an opinion on these statements of divisional net loss and United's net investment and of divisional cash flows based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of divisional net loss and United's net investment and of divisional cash flows are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements of divisional net loss and United's net investment and of divisional cash flows. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statements of divisional net loss and United's net investment and of divisional cash flows presentation. We believe that our audit provides a reasonable basis for our opinion.

    The accompanying statements of divisional net loss and United's net investment and of divisional cash flows reflect a component of a business enterprise that was derived from a consolidated group of companies rather than a complete legal entity. See Note 1 to the statements of divisional net loss and United's net investment and of divisional cash flows for a description of the basis of presentation.

    In our opinion, the statements of divisional net loss and United's net investment and of divisional cash flows present fairly, in all material respects, the results of its divisional net loss and United's net investment and of divisional cash flows for the year ended December 31, 1995, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Minneapolis, Minnesota
April 4, 1996

                               EDI SERVICES GROUP
                 (A DIVISION OF UNITED HEALTHCARE CORPORATION)

          STATEMENT OF DIVISIONAL NET LOSS AND UNITED'S NET INVESTMENT
                          YEAR ENDED DECEMBER 31, 1995

Revenue:
  Related-party processing revenue..............................................  $2,900,448
  Related-party site revenue....................................................  1,155,300
  Other processing revenue......................................................    100,013
                                                                                  ---------
      Total revenue.............................................................  4,155,761
Operating costs and expenses:
  Cost of revenues..............................................................  1,646,039
  Sales and marketing...........................................................    302,145
  Research and development......................................................  1,604,897
  General and administrative....................................................    642,980
                                                                                  ---------
      Total operating costs and expenses........................................  4,196,061
                                                                                  ---------
Loss before income taxes........................................................    (40,300)
Income taxes....................................................................     48,177
                                                                                  ---------
      Net loss..................................................................    (88,477)
United's net investment--Beginning of period....................................    124,393
Net cash flows to EDI division..................................................    417,213
                                                                                  ---------
United's net investment--end of period..........................................  $ 453,129
                                                                                  ---------
                                                                                  ---------

                       See notes to financial statements.

                               EDI SERVICES GROUP
                 (A DIVISION OF UNITED HEALTHCARE CORPORATION)

                       STATEMENT OF DIVISIONAL CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1995

Operating activities:
  Net loss.......................................................................  $ (88,477)
  Adjustments to reconcile net loss to net cash provided by operating activities:
    Depreciation and amortization................................................    285,613
    Increase in deferred income taxes............................................     48,177
    Changes in assets and liabilities:
      Accounts receivable........................................................    (13,347)
      Accounts payable...........................................................    (58,612)
      Accrued expenses...........................................................    (46,083)
                                                                                   ---------
        Net cash provided by operating activities................................    127,271
                                                                                   ---------
Investing activities:
  Purchase of property...........................................................   (190,375)
  Software development costs.....................................................   (354,109)
                                                                                   ---------
        Net cash used in investing activities....................................   (544,484)
                                                                                   ---------
Net cash flows of division which were provided by United.........................  $(417,213)
                                                                                   ---------
                                                                                   ---------

                       See notes to financial statements.

                               EDI SERVICES GROUP
                 (A DIVISION OF UNITED HEALTHCARE CORPORATION)

                         NOTES TO FINANCIAL STATEMENTS

                      FOR THE YEAR ENDED DECEMBER 31, 1995

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    NATURE OF BUSINESS--EDI Services Group ("EDI") is an operating division of United HealthCare Corporation ("United"). EDI was established to develop and market software to control a network that facilitates the exchange of health care information among managed care organizations, insurance carriers, hospitals, physicians, and other health care industry participants. On December 15, 1995, United transferred EDI and its ProviderLink operations to a holding company, UHC Green Acquisition Inc. ("UHC Green") (a wholly owned subsidiary of United).

    BASIS OF PRESENTATION--The accompanying statements of divisional net loss and United's net investment and divisional cash flows have been prepared from the books and records maintained by EDI and United. The statement of divisional net loss may not necessarily be indicative of the results of operations that would have been obtained if EDI had been operated as an independent entity. The statement of divisional net loss includes allocation of certain expenses that are material in amount. Such expenses are allocations for corporate services and overhead.

    Intercompany revenue results from network services provided to health plans owned or managed by United.

    The accompanying financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and liabilities in the normal course of business. As shown in the financial statements, during the year ended December 31, 1995, EDI incurred a net loss of approximately $88,000 and a cash flow deficit of approximately $417,000.

    As discussed in Note 5, EDI was acquired by ActaMed Corporation ("ActaMed") effective March 31, 1996. EDI's continued existence is dependent on funding of its cash flow deficit by ActaMed and on its relationship and service agreement with United. The service agreement states that the combined entities will be the primary provider of electronic data interchange services for United for a period of five years.

    The nature of EDI's operations exposes EDI to certain business risks. Such business risks include EDI's concentration of sales transactions with United, which accounted for 98% of EDI's 1995 revenues (see Note 4). The market for health care information services is highly competitive and subject to rapid technological change, evolving industry standards, and regulatory developments and influences that may affect both the operations of EDI and its customers. In addition, significant demands may be placed on EDI's management as a result of EDI's merger with ActaMed (see Note 5). Other significant business risks faced by EDI include a dependence on key employees and the risk of liability associated with unforeseen software product errors.

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

SIGNIFICANT ACCOUNTING POLICIES

    INCOME TAXES--United provides for income taxes under the provisions of SFAS No. 109, "Accounting for Income Taxes," which requires deferred income tax balances to be computed annually for differences between financial statement and tax bases of assets and liabilities based on enacted tax rates. An income tax provision has been allocated to EDI as if EDI filed on a separate return basis; however, under the

                               EDI SERVICES GROUP
                 (A DIVISION OF UNITED HEALTHCARE CORPORATION)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                      FOR THE YEAR ENDED DECEMBER 31, 1995

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) income tax allocation agreement policy with United, no benefit is allocated for losses incurred which are utilized in the consolidated income tax return (see
Note 2).

    UNITED'S NET INVESTMENT--United's net investment, as shown in the accompanying statement of divisional net loss and United's net investment, represents losses incurred by EDI since inception and the intercompany account with United that consists of transactions with United and the net cash flows of EDI, which have been funded by United.

    REVENUE RECOGNITION--EDI earns revenue from providing access to its network services, including fixed fee and transaction-based services. EDI recognizes revenue from network services over the period the services are provided.

2. INCOME TAXES

    Components of income tax expense for the year ended December 31, 1995 were:

Deferred:
  State............................................................................  $  11,666
  Federal..........................................................................     36,511
                                                                                     ---------
                                                                                     $  48,177
                                                                                     ---------
                                                                                     ---------

    Differences between the provision for income taxes at the federal statutory rate and the recorded provision for the year ended December 31, 1995 are summarized as follows:

Benefit at statutory rate.........................................................  $ (13,610)
State income taxes................................................................     (2,590)
Net operating loss carryforward for which no benefit could be recognized under
  United's tax allocation policy..................................................     60,368
Other.............................................................................      4,009
                                                                                    ---------
                                                                                    $  48,177
                                                                                    ---------
                                                                                    ---------

    As of December 31, 1995, EDI had no federal and state tax loss carryforwards. Under a tax sharing agreement, tax loss carryforwards are not available to EDI because United has already realized these tax benefits in its prior years, consolidated federal and state returns.

3. EMPLOYEE STOCK OWNERSHIP PLAN

    EDI employees participate in United's unleveraged Employee Stock Ownership Plan ("ESOP") maintained for the benefit of all eligible employees. United contributions are made at the discretion of the Board of Directors. Contributions totaling $3,700 for the year ended December 31, 1995, have been made to the ESOP for EDI employees.

                               EDI SERVICES GROUP
                 (A DIVISION OF UNITED HEALTHCARE CORPORATION)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                      FOR THE YEAR ENDED DECEMBER 31, 1995

4. RELATED PARTIES

    Revenue from processing transactions and site licensing for United and its affiliates comprises approximately 98% of total revenue for the year ended December 31, 1995, and was approximately $4,056,000 for the year then ended.

    EDI utilizes various common corporate systems and support maintained by United. The related costs are charged to EDI based on specific allocation methods, if applicable, and are based on employee headcount. These functions include human resources, accounting, legal, other processing and administrative services, and building rent. The total amounts allocated to EDI were approximately $438,000 for the year ended December 31, 1995. United's management believes that these allocations are reasonable; however, these allocations would not necessarily represent the amounts that would have been incurred on a separate company basis.

5. SUBSEQUENT EVENTS

    On March 1, 1996, United and UHC Green (renamed "EDI Services, Inc.") entered into an agreement with ActaMed and EDI Acquisition, Inc. (a subcorporation of ActaMed). This agreement allows for the acquisition of EDI Services, Inc. by ActaMed pursuant to the merger of EDI Acquisition, Inc. with and into EDI Services, Inc. effective March 31, 1996. The outstanding shares of capital stock of EDI Services, Inc. were converted into 10,344,828 shares of ActaMed's Series C convertible redeemable preferred stock.

                                     [LOGO]

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS (SUBJECT TO COMPLETION)
ISSUED FEBRUARY 4, 1999

                                5,000,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                               -----------------

   HEALTHEON CORPORATION IS OFFERING SHARES OF ITS COMMON STOCK. THIS IS OUR INITIAL PUBLIC OFFERING AND NO PUBLIC MARKET CURRENTLY EXISTS FOR OUR
         SHARES. WE ANTICIPATE THAT THE INITIAL PUBLIC OFFERING
                   PRICE WILL BE BETWEEN $6 AND $7 PER SHARE.

                              -------------------

WE HAVE APPLIED TO LIST OUR COMMON STOCK ON THE NASDAQ NATIONAL MARKET UNDER THE
                                 SYMBOL "HLTH."

                              -------------------

                 INVESTING IN THE COMMON STOCK INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                               -----------------

                              PRICE $      A SHARE
                               -----------------

                                                                   UNDERWRITING
                                                        PRICE TO   DISCOUNTS AND  PROCEEDS TO
                                                         PUBLIC     COMMISSIONS     COMPANY
                                                        ---------  -------------  -----------
PER SHARE.............................................      $            $            $
TOTAL.................................................  $          $              $

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

HEALTHEON HAS GRANTED THE UNDERWRITERS THE RIGHT TO PURCHASE UP TO AN ADDITIONAL 750,000 SHARES OF COMMON STOCK TO COVER OVER-ALLOTMENTS. MORGAN STANLEY & CO.
INCORPORATED EXPECTS TO DELIVER THE SHARES TO PURCHASERS ON             , 1999.

                              -------------------

MORGAN STANLEY DEAN WITTER                          GOLDMAN, SACHS INTERNATIONAL

HAMBRECHT & QUIST                                   VOLPE BROWN WHELAN & COMPANY

           , 1999

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of common stock being registered. All amounts are estimates except the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee.


                                                                                     AMOUNT
                                                                                   TO BE PAID
                                                                                  ------------
Securities and Exchange Commission registration fee.............................  $      9,730
NASD filing fee.................................................................         4,000
Nasdaq National Market listing fee..............................................        95,000
Printing and engraving expenses.................................................       500,000
Professional fees and expenses..................................................     1,650,000
Blue Sky fees and expenses......................................................         5,000
Transfer agent fees.............................................................         5,000
Miscellaneous...................................................................        31,270
                                                                                  ------------
  Total.........................................................................  $  2,300,000


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

    Article V of the Registrant's Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.


    Article VI of the Registrant's Bylaws provides for the indemnification of officers and directors and allows the Registrant to indemnify other employees and third parties acting on behalf of the Registrant if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the Registrant, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.


    The Registrant intends to enter into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in the Registrant's Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

    The Registrant intends to obtain directors' and officers' insurance providing indemnification for certain of the Registrant's directors, officers and employees for certain liabilities.

    Reference is also made to Section 7 of the Underwriting Agreement to be filed as Exhibit 1.1 to the Registration Statement for information concerning the Underwriters' obligation to indemnify the Registrant and its officers and directors in certain circumstances.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES


    (a) From its founding in December 1995, through December 31, 1998, the Registrant has issued and sold the following unregistered securities:


        (1) Between January 26 and August 15, 1996, the Registrant sold an aggregate of 10,285,000 shares of Series A preferred stock to 22 investors at a purchase price of $.50 per share, which was paid in cash.

        (2) On January 26, 1996, the Registrant sold 1,000,000 shares of common stock to four investors at a purchase price of $.05 per share, which was paid in cash.

        (3) On July 8, 1996, the Registrant sold 10,000 shares of Series A preferred stock valued at $5,000 to a consulting firm for services rendered.

        (4) Between October 1 and November 27, 1996, the Registrant sold an aggregate of 3,000,000 shares of Series B preferred stock to five investors at a purchase price of $2.00 per share, which was paid in cash.

        (5) On November 1, 1996, the Registrant issued warrants to purchase (i) 1,000,000 shares of Series B preferred stock with an exercise price of $2.00 per share to KPCB VII Associates, L.P., in consideration of services rendered by David Schnell as President and Chief Executive Officer with a value of $504,900 and (ii) 1,000,000 shares of Series B preferred stock with an exercise price of $2.00 per share to Clark Ventures as an incentive for James H. Clark to continue to provide services.

        (6) On July 1, 1997, the Registrant issued warrants to purchase a total of 61,947 shares of Series B preferred stock with an exercise price of $2.00 per share to five investors pursuant to a bridge loan financing.

        (7) Between July 1 and July 27, 1997, the Registrant sold an aggregate of 2,600,000 shares of Series C preferred stock to nine investors at a purchase price of $2.50 per share, in consideration of cash and cancellation of indebtedness incurred in connection with a bridge loan financing.

        (8) Between July 7 and July 16, 1997, the Registrant sold 25,000 shares of Series B preferred stock to the same consulting firm referred to in (3) above at a purchase price of $2.00 per share for services rendered.

        (9) On July 11, 1997, the Registrant sold 10,000 shares of Series A preferred stock valued at $5,000 to the same consulting firm referred to in
    (3) above for services rendered.

        (10) On July 11, 1997, the Registrant sold 250,000 shares of Series B preferred stock to W. Michael Long at a purchase price of $2.00 per share, paid with an amount of cash equal to the par value of the purchased shares and with a promissory note that has subsequently been paid in full for the remainder.

        (11) On July 11, 1997, the Registrant issued a warrant to purchase 750,000 shares of Series B preferred stock with an exercise price of $2.00 per share to W. Michael Long as an incentive to continue to provide services.

        (12) On July 22, 1997, the Registrant sold 15,000 shares of Series B preferred stock to Hugh Reinhuff, a former Director, at a purchase price of $2.00 per share, which was paid in cash.

        (13) Between October 17 and December 19, 1997, the Registrant sold an aggregate of 4,807,692 shares of Series D preferred stock to 13 investors at a purchase price of $5.20 per share, which was paid in cash.

        (14) On May 1, 1998, the Registrant issued 1,000,000 shares of Series B preferred stock to Clark Ventures and 17,229 shares of Series B preferred stock to James H. Clark upon the exercise of warrants with exercise prices of $2.00 per share which were paid in cash.

        (15) On May 19, 1998, in connection with the acquisition of ActaMed Corporation, 22,019,921 shares of the Registrant's preferred stock were converted into common stock on a one-for-one basis and warrants to purchase 1,794,718 shares of the Registrant's preferred stock were exchanged for warrants to purchase an equal number of shares of common stock.

        (16) On May 19, 1998, in connection with the ActaMed acquisition, the Registrant assumed options to purchase ActaMed common stock which were held by former ActaMed employees which are now exercisable for an aggregate of 3,100,489 shares of Registrant's common stock.

        (17) On May 19, 1998, the Registrant issued 23,271,355 shares of its common stock to former shareholders of ActaMed in connection with the acquisition of ActaMed Corporation ("ActaMed") in exchange for all of the issued and outstanding shares of capital stock of ActaMed.

        (18) On May 19, 1998, in connection with the acquisition of ActaMed, the Registrant assumed a warrant held by IBM to purchase shares of ActaMed capital stock which is now exercisable for an aggregate of 282,522 shares of Healtheon common stock with an exercise price of $7.97 per share.

        (19) On June 26, 1998, the Registrant sold 1,336,209 shares of common stock valued at $3.67 to SmithKline Labs in consideration for certain assets and licenses relating to SmithKline Labs.


        (20) Since January 1996, the Registrant has granted options to purchase 15,985,609 shares of Registrant's common stock to employees pursuant to the Company's 1996 Stock Plan.


        (21) From July 6, 1996 through December 31, 1998, the Company issued an aggregate of 6,108,770 shares of common stock as the result of exercises of options or stock purchase rights for aggregate consideration, in the form of cash and a promissory note, of approximately $4.1 million.

        (22) On August 25, 1998, the Registrant issued 1,600,000 shares of common stock valued at $12.8 million to Metis, LLC in connection with acquisition of certain assets of Metis, LLC of which 476,548 shares will be issued to employees pursuant to restricted stock purchase agreements subject to a lapsing right of repurchase, at the option of the Company, over the agreements' respective vesting periods.

        (23) On December 15, 1998 the Registrant issued to Beech Street Corporation a warrant to Purchase 500,000 shares of the Registrant's common stock at an exercise price of $10.40 per share as part of a service agreement.

        (24) On November 3 and November 6, 1998, the Registrant sold an aggregate of 7,683,341 shares of Series A preferred stock to 21 investors at a purchase price of $6.00 per share, which was paid in cash.


        (25) On January 18, 1999, the Registrant sold an aggregate of 1,833,333 shares of its common stock to SmithKline Labs pursuant to an Asset Purchase Agreement.


    (b) There were no underwriters, brokers or finders employed in connection with any of the transactions set forth above.

    (c) The transactions referred to in numbers 16-18 and 22 were exempt from registration pursuant to the provisions of Section 3(a)(10) of the Securities Act. The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, or, with respect to issuances to employees, Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the instruments representing such securities issued in such transactions. All recipients had adequate access, through their relationships with the Company, to information about the Registrant.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) EXHIBITS


1.1        Form of Underwriting Agreement.

2.0*       Agreement and Plan of Reorganization, dated as of February 24, 1998, by and among the Registrant, MedNet Acquisition Corp. and ActaMed Corporation.

2.1*       Agreement and Plan of Merger, dated as of March 1, 1996, by and among ActaMed
           Corporation, EDI Acquisition, Inc., UHC Green Acquisition, Inc. and United
           HealthCare Corporation, including amendment.

2.2*       Asset Purchase Agreement, dated June 25, 1998, among the Registrant, Metis
           Acquisition Corp. and Metis, LLC.

3.1*       Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect.

3.2*       Form of Amended and Restated Certificate of Incorporation, to be filed prior to the closing of the offering made under this Registration Statement.

3.3*       Bylaws of the Registrant, as currently in effect.

3.4*       Form of Bylaws of the Registrant, to be adopted prior to the closing of the offering made under this Registration Statement.

4.1*       Specimen Common Stock certificate.

5.1*       Form of Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation,
           regarding the legality of the securities being issued.

10.1*      Form of Indemnification Agreement to be entered into by the Registrant with each of its directors and executive officers.

10.2*      1996 Stock Plan and form of Stock Option Agreement thereunder.

10.3*      ActaMed Corp. 1997 Stock Option Plan

10.4*      ActaMed Corp. 1996 Stock Option Plan

10.5*      ActaMed Corp. 1995 Stock Option Plan

10.6*      ActaMed Corp. 1994 Stock Option Plan.

10.7*      ActaMed Corp. 1993 Class B Common Stock Option Plan.

10.8*      ActaMed Corp. 1992 Stock Option Plan.

10.9*      ActaMed Corp. 1996 Director Stock Option Plan, as amended.

10.10*     Amended and Restated Investors' Rights Agreement dated as of May 19, 1998 among the
           Registrant and certain of the Registrant's security holders.

10.11*     Lease Agreement, dated December 2, 1997, between Larvan Properties and Registrant, including addenda.

10.12*     Lease Agreement, dated November 6, 1995, as amended, between ActaMed Corporation and ZML-Central Park, L.L.C., including addenda.

10.13+*    Services and License Agreement, dated as of April 4, 1996, between ActaMed
           Corporation and United HealthCare Corporation.

10.14+*    Services Agreement, dated as of December 31, 1997, as amended, between ActaMed
           Corporation and SmithKline Beecham Clinical Laboratories, Inc.

10.15+*    Assets Purchase Agreement, dated as of December 31, 1997, as amended, between
           ActaMed Corporation and SmithKline Beecham Clinical Laboratories, Inc.

10.16+*    License Agreement, dated as of December 31, 1997, between ActaMed Corporation and
           SmithKline Beecham Clinical Laboratories, Inc.

10.17+*    Development Agreement, dated as of October 31, 1997, as amended, between ActaMed
           Corporation and SmithKline Beecham Clinical Laboratories, Inc.

10.18+*    Services, Development and License Agreement, dated as of December 15, 1997, between the Registrant and Beech Street Corporation.

10.19+*    Services, Development and License Agreement, dated as of September 30, 1997, between the Registrant and Brown & Toland Physician Services Organization.

10.20*     Amended and Restated Securities Purchase Agreement, dated as of August 15, 1996, between the Registrant and investors.

10.21*     Amended and Restated Series B Preferred Stock Purchase Agreement dated October 31,
           1996, between Registrant and investors.

10.22*     Form of Series B Preferred Stock Purchase Warrant between the Registrant and certain of the Registrant's investors.

10.23*     Series C Preferred Stock Purchase Agreement dated July 25, 1997, between the
           Registrant and investors.

10.24*     Series D Preferred Stock Purchase Agreement dated October 13, 1997, between the
           Registrant and investors.

10.25*     Full Recourse Promissory Note dated as of July 11, 1997, between the Registrant and
           W. Michael Long.

10.26*     Form of Promissory Note for Bridge Financing

10.27*     W. Michael Long Employment Agreement

10.28*     Michael Hoover Employment Agreement, as amended

10.29*     1998 Employee Stock Purchase Plan

10.30*     Series A Preferred Stock Purchase Agreement, dated as of October 31, 1998, between the Registrant and investors.

10.31+     Asset Purchase Agreement, dated December 31, 1998, between the Registrant and
           SmithKline Beecham Clinical Laboratories, Inc.

10.32+     Services Agreement, dated January 19, 1999, between the Registrant and SmithKline
           Beecham Clinical Laboratories, Inc.

21.1*      Subsidiaries of the Registrant.

23.1       Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in
           Exhibit 5.1).

23.2       Consent of Ernst & Young LLP, independent auditors (see page II-8).

23.3       Consent of Deloitte & Touche LLP, independent auditors (see page II-9).

23.4       Consent of Deloitte & Touche LLP, independent auditors (see page II-10).

24.1*      Power of Attorney.

27.1       Financial Data Schedule.


---------


*   Previously filed with the Commission.


+   Confidential treatment requested as to portions of this exhibit.

    (b) FINANCIAL STATEMENT SCHEDULES

    All schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

    (a) The undersigned hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (c) The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on this 3rd day of February, 1999.



                                HEALTHEON CORPORATION

                                BY:          /S/ JOHN L. WESTERMANN III
                                     -----------------------------------------
                                               John L. Westermann III
                                              CHIEF FINANCIAL OFFICER



    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------
     /s/ W. MICHAEL LONG*       Chief Executive Officer and
------------------------------    Director (Principal         February 3, 1999
       W. Michael Long            Executive Officer)

  /s/ JOHN L. WESTERMANN III    Chief Financial Officer
------------------------------    (Principal Financial and    February 3, 1999
    John L. Westermann III        Accounting Officer)

     /s/ JAMES H. CLARK*        Chairman of the Board
------------------------------                                February 3, 1999
        James H. Clark

      /s/ L. JOHN DOERR*        Director
------------------------------                                February 3, 1999
        L. John Doerr

     /s/ MICHAEL HOOVER*        President and Director
------------------------------                                February 3, 1999
      Michael K. Hoover

                                Director
------------------------------
      Thomas A. Jermoluk

   /s/ C. RICHARD KRAMLICH*     Director
------------------------------                                February 3, 1999
     C. Richard Kramlich

   /s/ WILLIAM W. MCGUIRE,      Director
            M.D.*
------------------------------                                February 3, 1999
   William W. McGuire, M.D.

      /s/ P. E. SADLER*         Director
------------------------------                                February 3, 1999
         P. E. Sadler

                                Director
------------------------------
     Laura D'Andrea Tyson

     /s/ TADATAKA YAMADA*       Director
------------------------------                                February 3, 1999
    Tadataka Yamada, M.D.




*By:               /s/ JOHN L. WESTERMANN III                      /s/ JACK DENNISON
           -----------------------------------------   -----------------------------------------
                     John L. Westermann III                          Jack Dennison
                        ATTORNEY-IN-FACT                            ATTORNEY-IN-FACT

                                                                    EXHIBIT 23.2

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


    We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 27, 1998 (except Notes 1 and 2 as to which the date is September 26, 1998) in Amendment No. 1 to Registration Statement on Form S-1 and related Prospectus of Healtheon Corporation for the registration of shares of its Common Stock.


                                             /s/ Ernst & Young LLP

Palo Alto, California


February 3, 1999

                                                                    EXHIBIT 23.3

INDEPENDENT AUDITORS' CONSENT


    We consent to the use in this Amendment No. 1 to Registration Statement No. 333-70553 of Healtheon Corporation on Form S-1 of our report dated June 20, 1997 (September 26, 1998 as to Note 1-- Net Loss per Common Share, paragraph 2 and
Note 2-- Acquisition of EDI Services, Inc., paragraph 4), relating to the consolidated financial statements of ActaMed Corporation as of December 31, 1996 and for the two years then ended (the consolidated financial statements for 1996 are not separately presented herein) appearing in the Prospectus, which is part of this Registration Statement.


    We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP


Atlanta, Georgia
February 3, 1999

                                                                    EXHIBIT 23.4

INDEPENDENT AUDITORS' CONSENT


    We consent to the use in this Amendment No. 1 to Registration Statement No. 333-70553 of Healtheon Corporation on Form S-1 of our report dated April 4, 1996, relating to the statements of divisional net loss and United's net investment and of divisional cash flows for the year ended December 31, 1995 of EDI Services Group (a Division of United HealthCare Corporation) appearing in the Prospectus, which is part of this Registration Statement.


    We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP


Minneapolis, Minnesota
February 3, 1999

                                 EXHIBIT INDEX


 EXHIBIT                                                                                           SEQUENTIAL PAGE
 NUMBER                                         DESCRIPTION                                            NUMBER
---------  --------------------------------------------------------------------------------------  ---------------
 1.1       Form of Underwriting Agreement.

 2.0*      Agreement and Plan of Reorganization, dated as of February 24, 1998, by and among the
           Registrant, MedNet Acquisition Corp. and ActaMed Corporation.

 2.1*      Agreement and Plan of Merger, dated as of March 1, 1996, by and among ActaMed
           Corporation, EDI Acquisition, Inc., UHC Green Acquisition, Inc. and United HealthCare
           Corporation, including amendment.

 2.2*      Asset Purchase Agreement, dated June 25, 1998, among the Registrant, Metis Acquisition
           Corp. and Metis, LLC.

 3.1*      Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect.

 3.2*      Form of Amended and Restated Certificate of Incorporation, to be filed prior to the closing of the offering made under this Registration Statement.

 3.3*      Bylaws of the Registrant, as currently in effect.

 3.4*      Form of Bylaws of the Registrant, to be adopted prior to the closing of the offering made under this Registration Statement.

 4.1*      Specimen Common Stock certificate.

 5.1*      Form of Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation,
           regarding the legality of the securities being issued.

10.1*      Form of Indemnification Agreement to be entered into by the Registrant with each of its directors and executive officers.

10.2*      1996 Stock Plan and form of Stock Option Agreement thereunder.

10.3*      ActaMed Corp. 1997 Stock Option Plan

10.4*      ActaMed Corp. 1996 Stock Option Plan

10.5*      ActaMed Corp. 1995 Stock Option Plan

10.6*      ActaMed Corp. 1994 Stock Option Plan.

10.7*      ActaMed Corp. 1993 Class B Common Stock Option Plan.

10.8*      ActaMed Corp. 1992 Stock Option Plan.

10.9*      ActaMed Corp. 1996 Director Stock Option Plan, as amended.

10.10*     Amended and Restated Investors' Rights Agreement dated as of May 19, 1998 among the
           Registrant and certain of the Registrant's securityholders.

10.11*     Lease Agreement, dated December 2, 1997, between Larvan Properties and Registrant, including addenda.

10.12*     Lease Agreement, dated November 6, 1995, as amended, between ActaMed Corporation and
           ZML-Central Park, L.L.C., including addenda.

10.13+*    Services and License Agreement, dated as of April 4, 1996, between ActaMed Corporation and United HealthCare Corporation.

10.14+*    Services Agreement, dated as of December 31, 1997, as amended, between ActaMed
           Corporation and SmithKline Beecham Clinical Laboratories, Inc.

10.15+*    Assets Purchase Agreement, dated as of December 31, 1997, as amended, between ActaMed
           Corporation and SmithKline Beecham Clinical Laboratories, Inc.

 EXHIBIT                                                                                           SEQUENTIAL PAGE
 NUMBER                                         DESCRIPTION                                            NUMBER
---------  --------------------------------------------------------------------------------------  ---------------
10.16+*    License Agreement, dated as of December 31, 1997, between ActaMed Corporation and
           SmithKline Beecham Clinical Laboratories, Inc.

10.17+*    Development Agreement, dated as of October 31, 1997, as amended, between ActaMed
           Corporation and SmithKline Beecham Clinical Laboratories, Inc.

10.18+*    Services, Development and License Agreement, dated as of December 15, 1997, between the Registrant and Beech Street Corporation.

10.19+*    Services, Development and License Agreement, dated as of September 30, 1997, between the Registrant and Brown & Toland Physician Services Organization.

10.20*     Amended and Restated Securities Purchase Agreement, dated as of August 15, 1996, between the Registrant and investors.

10.21*     Amended and Restated Series B Preferred Stock Purchase Agreement dated October 31,
           1996, between Registrant and investors.

10.22*     Form of Series B Preferred Stock Purchase Warrant between the Registrant and certain of the Registrant's investors.

10.23*     Series C Preferred Stock Purchase Agreement dated July 25, 1997, between the
           Registrant and investors.

10.24*     Series D Preferred Stock Purchase Agreement dated October 13, 1997, between the
           Registrant and investors.

10.25*     Full Recourse Promissory Note dated as of July 11, 1997, between the Registrant and W.
           Michael Long.

10.26*     Form of Promissory Note for Bridge Financing

10.27*     W. Michael Long Employment Agreement

10.28*     Michael Hoover Employment Agreement, as amended

10.29*     1998 Employee Stock Purchase Plan

10.30*     Series A Preferred Stock Purchase Agreement, dated as of October 31, 1998, between the
           Registrant and investors.

10.31+     Asset Purchase Agreement, dated December 31, 1998, between the Registrant and
           SmithKline Beecham Clinical Laboratories, Inc.

10.32+     Services Agreement, dated January 19, 1999, between the Registrant and SmithKline
           Beecham Clinical Laboratories, Inc.

21.1*      Subsidiaries of the Registrant.

23.1       Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in
           Exhibit 5.1).

23.2       Consent of Ernst & Young LLP, independent auditors (see page II-8).

23.3       Consent of Deloitte & Touche LLP, independent auditors (see page II-9).

23.4       Consent of Deloitte & Touche LLP, independent auditors (see page II-10).

24.1*      Power of Attorney.

27.1       Financial Data Schedule.


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*   Previously filed with the Commission.


+   Confidential treatment requested as to portions of this exhibit.